Exhibit 10.4

Execution Version

CREDIT AGREEMENT

Dated as of October 1, 2024

by and among

CURBLINE PROPERTIES LP,

as Borrower,

CURBLINE PROPERTIES CORP.,

as Parent,

THE SEVERAL LENDERS FROM TIME TO TIME PARTIES HERETO,

as Lenders,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

WELLS FARGO SECURITIES, LLC AND PNC CAPITAL MARKETS LLC,

as Joint Lead Arrangers and Joint Bookrunners,

U.S. BANK NATIONAL ASSOCIATION, KEYBANK NATIONAL ASSOCIATION,

CAPITAL ONE, NATIONAL ASSOCIATION AND BOFA SECURITIES, INC.,

as Joint Lead Arrangers,

PNC BANK, NATIONAL ASSOCIATION,

as Syndication Agent,

and

U.S. BANK NATIONAL ASSOCIATION, KEYBANK NATIONAL ASSOCIATION,

CAPITAL ONE, NATIONAL ASSOCIATION AND BANK OF AMERICA, N.A.,

as Documentation Agents

i

SCHEDULES:

Schedule 1	Lenders’ Commitments
Schedule 1A	Issuing Lenders’ Letter of Credit Commitments
Schedule 2	Ownership of Properties
Schedule 5.10	Ownership Structure
Schedule FGL	Financeable Ground Leases

EXHIBITS:

Exhibit A-1	Form of Revolving Note
Exhibit A-2	Form of Term Loan Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Conversion/Continuation Notice
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Assignment and Assumption
Exhibit F	Form of Disbursement Instruction Agreement
Exhibit G-1	Form of U.S. Tax Compliance Certificate
Exhibit G-2	Form of U.S. Tax Compliance Certificate
Exhibit G-3	Form of U.S. Tax Compliance Certificate
Exhibit G-4	Form of U.S. Tax Compliance Certificate

CREDIT AGREEMENT

This Credit Agreement, dated as of October 1, 2024, is among Curbline Properties LP, a limited partnership organized under the laws of the State of Delaware (the “Borrower”), Curbline Properties Corp., a corporation organized under the laws of the State of Maryland (“Parent”), Wells Fargo Bank, National Association, a national banking association, and the several banks, financial institutions and other entities from time to time parties to this Agreement (collectively, the “Lenders”), and Wells Fargo Bank, National Association, not individually, but as “Administrative Agent”.

RECITALS

A. The Borrower and its Subsidiaries are primarily engaged in the business of purchasing, developing, owning, operating, leasing and managing retail, office, residential and industrial properties.

B. As of the date hereof, Parent is listed on the New York Stock Exchange and intends to qualify as a real estate investment trust under Section 856 of the Code.

C. The Borrower has requested that the Lenders make available to the Borrower senior unsecured credit facilities consisting of (i) a $400,000,000 revolving credit facility with a letter of credit sub-facility of up to $35,000,000 and (ii) a $100,000,000 delayed draw term loan facility, and the Administrative Agent and the Lenders have agreed to do so on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. As used in this Agreement:

“Acquisition Asset” means an asset which has not been owned for at least a period of twelve (12) months.

“Adjusted Daily Simple SOFR” means, for any day (a “Simple SOFR Rate Day”), a rate per annum equal to the greater of (a) the sum of (i) SOFR for the day (such day, a “SOFR Determination Day”) that is five (5) U.S. Government Securities Business Days prior to (A) if such Simple SOFR Rate Day is a U.S. Government Securities Business Day, such Simple SOFR Rate Day or (B) if such Simple SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such Simple SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that if by 5:00 p.m. on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Adjusted Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided further that SOFR as determined pursuant to this proviso shall be utilized for purposes of calculation of Adjusted Daily Simple SOFR for no more than three (3) consecutive Simple SOFR Rate Days and (ii) the SOFR Adjustment and (b) the Floor. Any change in Adjusted Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” or “Agent” means Wells Fargo Bank, National Association, in its capacity as agent for the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.

“Administrative Office” means the Administrative Agent’s office designated in Section 13.1(a)(ii) as the Administrative Office or such other office as may be designated by the Administrative Agent by written notice to the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in a form approved by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns ten percent (10%) or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Capital Stock, by contract or otherwise.

“Aggregate Revolving Commitment” means, as of any date, the total of all Revolving Commitments, which as of the Closing Date is $400,000,000.

“Agreement” means this Credit Agreement, as it may be amended, restated, amended and restated, supplemented or otherwise modified and in effect from time to time.

“Ancillary Document” is defined in Article XIV.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Parent, Borrower or any of their respective Subsidiaries from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to Parent, Borrower or any of their respective Subsidiaries related to terrorism financing, money laundering or any financial record keeping, including any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Margin” means the applicable margin set forth in the applicable table in Section 2.4 used in calculating the interest rate applicable to the various Types of Borrowings, which shall vary from time to time in accordance with such Section.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments of a Class represented by such Lender’s Commitment of such Class. If the Commitments of the applicable Class have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments of such Class most recently in effect, giving effect to any Assignment and Assumption executed and consented to in accordance with Section 12.3.

“Approved Electronic Platform” is defined in Section 13.1(d)(i).

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Assets Under Development” means, as of any date of determination, all Projects, expansion areas of existing Projects and redevelopments owned by the Consolidated Group and the Investment Affiliates which are then treated as assets under development under GAAP, plus, at the Borrower’s option, assets that (A) previously had been Assets Under Development and (B) have been placed in service for less than twelve months, to be valued for purposes of this Agreement, for each Asset Under Development as determined individually, for up to twelve months from the time such asset is no longer treated as an asset under development under GAAP, at one hundred percent (100%) of then-current Book Value (x) for each Asset Under Development owned by members of the Consolidated Group and (y) multiplied by the applicable Consolidated Group Pro Rata Share for an Asset Under Development owned by an Investment Affiliate (the “Assets Under Development Book Value”); provided that, upon Parent obtaining an Investment Grade Rating, the value for each Asset Under Development may be determined at either (i) Assets Under Development Book Value or (ii) one hundred percent (100%) of the value of such Asset Under Development determined by dividing (x) twelve months of income from signed leases by (y) the Capitalization Rate (I) for each Asset Under Development owned by members of the Consolidated Group and (II) multiplied by the applicable Consolidated Group Pro Rata Share for an Asset Under Development owned by an Investment Affiliate. For purposes of the foregoing, income from signed leases shall be equal to seventy percent (70%) of the revenues payable by the tenant. Once an election of (ii) above is chosen, the asset will continue to be valued under that method until the asset is no longer an Asset Under Development.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.3), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“Authorized Officer” means any of the Chief Executive Officer, President, Chief Operating Officer, Executive Vice President, Senior Vice President, Chief Financial Officer, any Vice President, General Counsel or Secretary of the Borrower or Parent, or any other officer designated in writing by one of the foregoing, acting singly.

“Available Tenor” means, as of any date of determination and with respect to any then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.3(b)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means 11 U.S.C. §§ 101 et seq.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it under any Debtor Relief Laws, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof if such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) Adjusted Term SOFR for a one-month tenor in effect on such day plus 1.00%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or Adjusted Term SOFR, as applicable (provided that clause (c) shall not be applicable during any period in which Adjusted Term SOFR is unavailable or unascertainable). Notwithstanding the foregoing, in no event shall the Base Rate be less than 1.00%.

“Base Rate Borrowing” means a Borrowing which bears interest at the Base Rate.

“Base Rate Loan” means any Loan bearing interest at a rate based on the Base Rate.

“Benchmark” means, initially, Adjusted Daily Simple SOFR or Adjusted Term SOFR, as applicable; provided that if a Benchmark Transition Event has occurred with respect to Adjusted Daily Simple SOFR or Adjusted Term SOFR, as applicable, or the applicable then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.3(b).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event for any then-current Benchmark, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for such Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to such then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor (if applicable), the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to any then-current Benchmark:

(a)

in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors (if applicable) of such Benchmark (or such component thereof); or

(b)

in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor (if applicable) of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if the applicable then-current Benchmark has any Available Tenors, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to any then-current Benchmark:

(a)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors (if applicable) of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor (if applicable) of such Benchmark (or such component thereof);

(b)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors (if applicable)of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor (if applicable) of such Benchmark (or such component thereof); or

(c)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors (if applicable) of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if the applicable then-current Benchmark has any Available Tenors, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, with respect to any then-current Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.3(b) and (y) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.3(b).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Book Value” means, with respect to any asset, the book value of such asset determined in accordance with GAAP, without giving effect to depreciation but after taking into account any impairments.

“Borrower” has the meaning set forth in the preamble paragraph of this Agreement.

“Borrower Materials” is defined in Section 6.1.

“Borrowing” means Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Term SOFR Loans, as to which a single Interest Period is in effect.

“Borrowing Date” means a date on which a Borrowing is made hereunder.

“Borrowing Request” is a request by the Borrower for a Borrowing substantially in the form of Exhibit B hereto and submitted in accordance with Section 2.3.

“Business Day” means any day that (a) is not a Saturday, Sunday or other day on which the NYFRB is closed and (b) is not a day on which commercial banks in Charlotte, North Carolina are closed.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, partnership interests in a partnership, limited liability company interests in a limited liability company, any and all equivalent ownership interests in a Person which is not a corporation, partnership or limited liability company, and any and all warrants or options to purchase any of the foregoing.

“Capitalization Rate” means 7.00%.

“Capitalized Lease” of a Person means any lease of Property imposing obligations on such Person, as lessee or lessor thereunder, which are required in accordance with GAAP to be capitalized on a balance sheet of such Person.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person as lessee under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Equivalents” means, as of any date:

(i)	securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than one year from such date;

(ii)	mutual funds organized under the United States Investment Company Act rated AAm or AAm-G by S&P, P-1 by Moody’s and A by Fitch;

(iii)

certificates of deposit or other interest-bearing obligations of a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than A-1 by S&P, not less than P-1 by Moody’s and F-1 by Fitch (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend) provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase;

(iv)

certificates of deposit or other interest-bearing obligations of a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than A-1+ by S&P, and not less than P-1 by Moody’s and which has a long term unsecured debt rating of not less than A1 by Moody’s (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend) provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date three (3) months from the date of their purchase;

(v)

bonds or other obligations having a short term unsecured debt rating of not less than A-1+ by S&P and P-1+ by Moody’s and having a long term debt rating of not less than A1 by Moody’s issued by or by authority of any state of the United States, any territory or possession of the United States, including the Commonwealth of Puerto Rico and agencies thereof, or any political subdivision of any of the foregoing;

(vi)

repurchase agreements issued by an entity rated not less than A-1+ by S&P, and not less than P-1 by Moody’s which are secured by U.S. Government securities of the type described in clause (i) of this definition maturing on or prior to a date one month from the date the repurchase agreement is entered into;

(vii)

short term promissory notes rated not less than A-1+ by S&P, and not less than P-1 by Moody’s maturing or to be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase; and

(viii)

commercial paper (having original maturities of not more than 365 days) rated at least A-1+ by S&P and P-1 by Moody’s and issued by a foreign or domestic issuer who, at the time of the investment, has outstanding long- term unsecured debt obligations rated at least A1 by Moody’s.

“Change in Law” means the occurrence after the date of this Agreement of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, implementation, interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or the Issuing Lender (or, for purposes of Section 3.2, by any lending office of such Lender or by such Lender’s or the Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the occurrence of any of the following:

(a)

any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than forty percent (40%) of the total voting power of the then issued and outstanding voting Capital Stock of Parent;

(b)

(x) prior to Parent obtaining an Investment Grade Rating, Parent shall cease to own and control, directly or indirectly, at least 80% of the outstanding Capital Stock of the Borrower free and clear of Liens securing Indebtedness for borrowed money, and (y) after Parent has obtained an Investment Grade Rating, Parent shall cease to own and control, directly or indirectly, at least 80% of the outstanding Capital Stock of the Borrower; or

(c)

Parent or a Wholly Owned Subsidiary of Parent shall cease to be the sole general partner of the Borrower or shall cease to have the sole and exclusive power to exercise all management and control over the Borrower.

“Class” means when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Initial Term Loans or New Additional Term Loans (if applicable).

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commitment” means, for each Lender, including for the avoidance of doubt any New Revolving Lender, New Initial Term Loan Lender or New Additional Term Loan Lender, its Revolving Commitment (including any New Revolving Commitment), its Initial Term Loan Commitment (including any New Initial Term Loan Commitment) and its New Additional Term Loan Commitment (if any).

“Communications” is defined in Section 13.1(d)(iii).

“Competitor” means, on any date, any Person that is a competitor of Parent, the Borrower or any of their respective Subsidiaries, which Person has been designated by the Borrower as a “Competitor” by written notice to the Administrative Agent (including by posting such notice to the Approved Electronic Platform) not less than one Business Day prior to such date; provided that “Competitor” shall exclude any Person that Parent or the Borrower has designated as no longer being a “Competitor” by written notice delivered to the Administrative Agent from time to time.

“Competitor List” has the meaning given to that term in Section 12.3(f)(iv).

“Conforming Changes” means, with respect to either the use or administration of an initial Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.4 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Capitalization Value” means, as of any date, an amount equal to the sum of (i) Net Operating Income from Stabilized Projects for the most recent period of four (4) consecutive fiscal quarters for which Parent has reported results divided by the Capitalization Rate, plus (ii) the Consolidated Group Pro Rata Share of Net Operating Income from Stabilized Projects owned by Investment Affiliates for the most recent period of four (4) consecutive fiscal quarters for which Parent has reported results divided by the Capitalization Rate, plus (iii) Acquisition Assets valued at the higher of their acquisition cost or capitalization value, such value to be calculated by dividing (x) the Net Operating Income for such Acquisition Assets for the most recent period of four (4) consecutive fiscal quarters for which Parent has reported results (even if Parent or its Subsidiary or Investment Affiliate did not own such Acquisition Asset for the entire four (4) quarter period) by (y) the Capitalization Rate, provided that once an Acquisition Asset is valued by capitalizing Net Operating Income, that Acquisition Asset can no longer be valued using its acquisition cost.

“Consolidated Cash Flow” means, for any period, an amount equal to (a) Funds From Operations for such period plus (b) Consolidated Interest Expense for such period.

“Consolidated Group” means Parent and all Subsidiaries which are consolidated with it for financial reporting purposes under GAAP.

“Consolidated Group Pro Rata Share” means, with respect to any Investment Affiliate, the percentage of the total equity ownership interests held by the Consolidated Group in the aggregate, in such Investment Affiliate determined by calculating the percentage of the issued and outstanding Capital Stock in such Investment Affiliate held by the Consolidated Group in the aggregate.

“Consolidated Interest Expense” means, for any period without duplication, the sum of the amount of interest expense, determined in accordance with GAAP, of the Consolidated Group for such period attributable to Consolidated Outstanding Indebtedness during such period, plus the Consolidated Group Pro Rata Share of any interest expense, determined in accordance with GAAP, of any Investment Affiliate, for such period, whether recourse or non-recourse.

“Consolidated Market Value” means, as of any date, an amount equal to the sum of:

(a)	the Consolidated Capitalization Value as of such date, plus

(b)	the value of Unrestricted Cash and Cash Equivalents as of such date, plus

(c)

the value of Assets Under Development and one hundred percent (100%) of the then-current Book Value of Developable Land, in each case, as of such date (provided that the amount included in Consolidated Market Value pursuant to this clause (c) shall not exceed ten percent (10%) of the Consolidated Market Value), plus

(d)

one hundred percent (100%) of the then-current value under GAAP of all First Mortgage Receivables, the value of Mezzanine Debt Investments that are not more than ninety (90) days past due determined in accordance with GAAP and the then- current value under GAAP of Public Equity Securities, in each case, as of such date (provided that the amount included in Consolidated Market Value pursuant to this clause (d) shall not exceed five percent (5%) of the Consolidated Market Value), plus

(e)

cash from like-kind exchanges on deposit with a qualified intermediary as of such date (provided that the amount included in Consolidated Market Value pursuant to this clause (e) shall not exceed ten percent (10%) of the Consolidated Market Value), plus

(f)

the value of Non-Stabilized Projects as of such date, as determined individually for each Non- Stabilized Project, at the then-current Book Value (a) for each Non-Stabilized Project owned by members of the Consolidated Group and (b) multiplied by the applicable Consolidated Group Pro Rata Share, for each Non-Stabilized Project owned by an Investment Affiliate (provided that the amount included in Consolidated Market Value pursuant to this clause (f) shall not exceed five percent (5%) of the Consolidated Market Value); plus

(g)

one hundred percent (100%) of the then-current Book Value of Passive Non-Real Estate Investments as of such date (provided that the amount included in Consolidated Market Value pursuant to this clause (g) shall not exceed ten percent (10%) of the Consolidated Market Value);

provided that (x) the amount included in Consolidated Market Value that is attributable to Properties not located in the United States shall not exceed ten percent (10%) of Consolidated Market Value, (y) the amount included in Consolidated Market Value that is attributable to Investment Affiliates shall not exceed twenty-five percent (25%) of Consolidated Market Value and (z) the aggregate amount included in Consolidated Market Value that is attributable to Developable Land, Passive Non-Real Estate Investments, First Mortgage Receivables, Assets Under Development and Properties not located in the United States shall not exceed fifteen percent (15%) of Consolidated Market Value. If a Project is no longer owned as of the date of determination, then no value shall be included from such Project.

“Consolidated Net Income” means, for any period, consolidated net income (or loss) of the Consolidated Group for such period determined on a consolidated basis in accordance with GAAP; plus that portion of any amount deducted as minority equity interest in calculating such consolidated net income which is attributable to minority interest holders holding operating partnership units in a member of the Consolidated Group which are convertible into Capital Stock in Parent, but provided that there shall be excluded from the calculation of Consolidated Net Income (x) the income (or deficit) of any Person accrued prior to the date it becomes a member of the Consolidated Group and (y) the income (or deficit) of any other Person accrued after the date such Person ceased to be a member of the Consolidated Group.

“Consolidated Outstanding Indebtedness” means, as of any date of determination, without duplication, the sum of (a) all Indebtedness of the Consolidated Group outstanding at such date, determined on a consolidated basis in accordance with GAAP, plus (b) the applicable Consolidated Group Pro Rata Share of any Indebtedness of each Investment Affiliate other than Indebtedness of such Investment Affiliate to a member of the Consolidated Group.

“Consolidated Outstanding Indebtedness to Consolidated Market Value Ratio” is defined in Section 6.18(i).

“Consolidated Secured Indebtedness” means, as of any date of determination, without duplication, the sum of (a) the aggregate principal amount of that portion of the Consolidated Outstanding Indebtedness which is secured by any Lien on the Property of the Consolidated Group, plus (b) the excess, if any, over $25,000,000, of the sum of (x) the aggregate principal amount of all Unsecured Indebtedness for borrowed money (including Guarantee Obligations for borrowed money) of the Consolidated Group, determined on a consolidated basis in accordance with GAAP, excluding any Indebtedness of the Borrower or a Subsidiary Guarantor and (y) a percentage of the aggregate principal amount of all Indebtedness of each Investment Affiliate that is secured by any Lien on the Property of that Investment Affiliate equal to the greater of (i) the percentage of such Indebtedness for which any member of the Consolidated Group is liable and (ii) the Consolidated Group Pro Rata Share of such Investment Affiliate.

“Consolidated Secured Recourse Indebtedness” means all Consolidated Secured Indebtedness which is Recourse Indebtedness (including Guaranties of Consolidated Secured Indebtedness).

“Consolidated Unsecured Indebtedness” means, as of any date of determination, the aggregate principal amount of all Unsecured Indebtedness of the Consolidated Group outstanding at such date, including without limitation all the outstanding Indebtedness under this Agreement as of such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Unsecured Interest Expense” means, for any period, the Consolidated Interest Expense for such period attributable to Consolidated Unsecured Indebtedness.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Parent, the Borrower or any of their respective Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.10.

“Convertible Debt Accounting Guidance” means any rule, regulation, pronouncement or other guidance under GAAP in the United States, including Accounting Standards Codification 470-20 or 2015-03, which specifically relates to the accounting for convertible debt instruments that may be settled in cash upon conversion, and requires that the accounting treatment of such instruments be modified to (i) bifurcate the instrument into an indebtedness and an equity component, (ii) value each component of the instrument separately, and (iii) recognize interest expense on the indebtedness component at a rate similar to a liability instrument that does not have an equity component (which effectively represents a non-cash adjustment to interest expense in excess of the stated interest rate on the instrument).

“Convertible Notes” has the meaning assigned to it in Section 6.17.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 9.19.

“Credit Party” means the Administrative Agent, each Issuing Lender or any other Lender.

“Credit Rating” means the rating assigned by S&P, Moody’s or Fitch to the senior unsecured long term Indebtedness of a Person.

“Daily Simple SOFR Borrowing” means, as to any Borrowing, the Daily Simple SOFR Loans comprising such Borrowing.

“Daily Simple SOFR Loan” means any Loan bearing interest at a rate based on Adjusted Daily Simple SOFR.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Debtor Relief Plan” means a plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws.

“Default” means an event described in Article VII.

“Default Rate” means the interest rate which may apply during the continuance of a Default pursuant to Section 2.12.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Facility Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) or clause (ii) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied or, in the case of clause (iii) above, such Lender notifies the Administrative Agent in writing that such failure is the result of a good faith dispute as to the amount of indemnification claimed by the Administrative Agent under Section 10.8 hereof, (b) has notified Parent, the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent, acting at the request of a Lender in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans and participations in then outstanding Facility Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance satisfactory to the Administrative Agent, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Developable Land” means land which is appropriately zoned, has access to all necessary utilities and has access to publicly dedicated streets.

“Disbursement Instruction Agreement” means an agreement substantially in the form of Exhibit F to be executed and delivered by the Borrower, as the same may be amended, restated or modified from time to time with the prior written approval of the Administrative Agent.

“Documentation Agents” means U.S. Bank National Association, KeyBank National Association, Capital One, National Association and Bank of America, N.A., each in its capacity as documentation agent for the Lenders, and not in its individual capacity as a Lender.

“Dollars” or “$” refers to lawful money of the United States of America.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural Person) approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include any Ineligible Institution.

“Employee Matters Agreement” means that certain Employee Matters Agreement, dated as of the date hereof, among SITE, Parent and the Borrower.

“Environmental Laws” means any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other requirements of law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect, in each case to the extent the foregoing are applicable to Parent, the Borrower or any of their respective Subsidiaries or any of their respective assets or Projects.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Parent, the Borrower or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Value” means, with respect to a Subsidiary owned by Parent or one of its other Subsidiaries and in operation for a period of four (4) or more consecutive full fiscal quarters, an amount equal to (A) the sum of net income (or loss) for the most recent four (4) consecutive fiscal quarters without giving effect to depreciation and amortization, gains or losses from extraordinary items, gains or losses on sales of real estate, and gains or losses on investments in marketable securities for such period, plus the amount of interest expense for such period on the aggregate principal amount of the Indebtedness of such Subsidiary, divided by (B) the Capitalization Rate, and then minus (C) Indebtedness of the Subsidiary as of the date of determination. For any Subsidiary not owned and in operation for four (4) fiscal quarters, until it or its Properties have been owned and operated by Parent or one of its other Subsidiaries for four (4) or more consecutive full fiscal quarters, “Equity Value” shall mean Parent’s estimated annual Net Operating Income for the Projects owned by such Subsidiary based on leases in existence at the date such Subsidiary is formed or purchased divided by the Capitalization Rate, and then minus the Indebtedness of such Subsidiary as of the date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Event” shall mean (i) the occurrence of a Reportable Event; (ii) any failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance on any assets of a Loan Party; (iii) there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title 1 of ERISA), whether or not waived, with respect to a Plan or a Multiemployer Plan; (iv) any filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code or Section 302 of ERISA with respect to any Plan; (v) any determination that any Plan is in “at-risk” status (within the meaning of Section 303(i)4) of ERISA); (vi) any institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC, under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (vii) any assessment against Parent, the Borrower, or any member of the Controlled Group of any withdrawal liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (viii) a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA; (ix) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to any Plan or Multiemployer Plan; (x) any filing of a notice of intent to terminate any Plan or Multiemployer Plan if such termination would require additional material contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, or (xi) any filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan, or the termination of any Plan under Section 4041(c) of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Facility Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Facility Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.5, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Facility Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.5(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Extended Commitment” means any Class of Commitments the maturity of which shall have been extended pursuant to Section 8.2(f).

“Extended Revolving Loans” means any Revolving Loans made pursuant to the Extended Commitments.

“Extended Term Loans” means any Class of Term Loans the maturity of which shall have been extended pursuant to Section 8.2(f).

“Extension” has the meaning given that term in Section 8.2(f)(i).

“Extension Amendment” means an amendment to this Agreement (which may, at the option of the Administrative Agent and the Borrower, be in the form of an amendment and restatement of this Agreement) among Parent, the Borrower, the applicable extending Lenders, the Administrative Agent and, to the extent required by Section 8.2(f) the Issuing Lenders implementing an Extension in accordance with Section 8.2(f), and acknowledged or reaffirmed by each Subsidiary Guarantor.

“Extension Offer” has the meaning given that term in Section 8.2(f)(i).

“Facility Fee” is defined in Section 2.6(a).

“Facility Fee Rate” is, as of any date, the percentage established in accordance with the terms of Section 2.4.

“Facility Letter of Credit” means a standby Letter of Credit issued under the Revolving Facility.

“Facility Letter of Credit Fee” is defined in Section 2A.8.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any applicable intergovernmental agreements with respect to the implementation of the foregoing, and any official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the NYFRB on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letters” means, collectively, (a) that certain fee letter dated July 31, 2024, by and among Parent, the Borrower, Wells Fargo Securities, LLC and Wells Fargo Bank, National Association, (b) that certain fee letter dated July 31, 2024, by and among Parent, the Borrower, PNC Capital Markets LLC and PNC Bank, National Association and (c) any other fee letter between the Borrower and any of the Administrative Agent or a Joint Lead Arranger executed and delivered in connection herewith.

“Financeable Ground Lease” means each ground lease existing on the date of this Agreement and listed on Schedule FGL and each ground lease entered into or acquired after the date hereof that would constitute a financeable ground lease to a prudent institutional lender in the business of making commercial real estate loans and, accordingly, provide customary protections for a potential leasehold mortgagee including a remaining term (inclusive of any extension options that may be exercised unilaterally by the tenant but exclusive of any other unexercised extension options) of twenty-five (25) years or more.

“Financial Contract” of a Person means (i) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics, or (ii) any Rate Management Transaction.

“Financial Undertaking” of a Person means (i) any transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person, or (ii) any agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options.

“First Mortgage Receivable” means any Indebtedness owing to a member of the Consolidated Group which is secured by a first-priority mortgage or deed of trust on commercial real estate having a value in excess of (x) the purchase price of such Indebtedness with respect to any such Indebtedness that was originated by a third party and acquired by such member of the Consolidated Group, or (y) the amount of such Indebtedness with respect to any such Indebtedness that was originated by such member of the Consolidated Group, and in each case, which has been designated by the Borrower as a “First Mortgage Receivable” in its most recent compliance certificate; provided, however, that (i) any such Indebtedness owed by an Investment Affiliate shall be reduced by the Consolidated Group Pro Rata Share of such Indebtedness, and (ii) any such Indebtedness owed by a member of the Consolidated Group shall be reduced by the Consolidated Group’s pro rata share of such Indebtedness.

“Fitch” means Fitch Investor Services, Inc. and its successors.

“Fixed Charges” shall mean, for any period, the sum of (i) Consolidated Interest Expense (but excluding in all cases any make-whole premium, prepayment premium or penalty or other similar amount paid in connection with the prepayment, retirement or defeasance of Indebtedness) paid in cash, (ii) all scheduled principal payments due on account of Consolidated Outstanding Indebtedness (excluding balloon payments), (iii) all dividends payable in cash on account of preferred stock of Parent or preferred operating partnership units of the Borrower or any other Person in the Consolidated Group to a Person other than Parent or any other Person in the Consolidated Group, (iv) all ground lease payments made in cash to the extent not deducted as an expense in calculating Consolidated Cash Flow, (v) Reserve for Replacements and (vi) the applicable Consolidated Group Pro Rata Share of any Fixed Charges described in clauses (i) through (v) above of each Investment Affiliate.

“Floor” means a rate of interest equal to zero percent (0.0%).

“Foreign Lender” means a Lender that is not a U.S. Person.

“Funds From Operations” means, for any period, the sum of (i) Consolidated Net Income for such period, excluding (A) gains (losses) on sales of property, (B) extraordinary or non- recurring expenses, income, losses or gains (including, for the avoidance of doubt, gains or losses on debt retirements), and (C) non-cash income and non-cash charges (including, without limitation, depreciation and amortization, and equity gains (losses) from each Investment Affiliate included therein, but excluding any amortization of deferred finance costs), plus (ii) the applicable Consolidated Group Pro Rata Share of funds from operations of each Investment Affiliate that is due to the Consolidated Group for such period, all determined on a consistent basis. With regard to the foregoing sentence, for each consolidated Subsidiary of Parent in which Parent does not directly or indirectly hold a one hundred percent (100%) ownership interest, each of clauses (A), (B) and (C) shall exclude the pro rata share of such item attributable to minority interest holders that do not hold operating partnership units convertible into Capital Stock in Parent.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 6.1, subject to Section 1.6.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation (determined without duplication) of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any Letter of Credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counter-indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the maximum stated amount of the primary obligation relating to such Guarantee Obligation (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee Obligation), provided, that in the absence of any such stated amount or stated liability, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantor” means Parent and any other Person which has delivered a Guaranty.

“Guaranty” means a guarantee of all Obligations delivered by (a) Parent and/or (b) a Subsidiary if necessary pursuant to the definition of Unencumbered Assets or Consolidated Secured Indebtedness.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Historical Financial Statements” is defined in Section 4.1(viii).

“Incremental Commitments” is defined in Section 2.1(c).

“Indebtedness” of any Person at any date means without duplication, (a) all indebtedness of such Person for borrowed money including without limitation any repurchase obligation or liability of such Person with respect to securities, accounts or notes receivable sold by such Person, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), to the extent such obligations constitute indebtedness for the purposes of GAAP, (c) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument or constituting purchase money indebtedness, (d) all Capitalized Lease Obligations, (e) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (f) all accrued and unpaid reimbursement obligations of such Person for letters of credit and other contingent liabilities, (g) any Net Mark-to-Market Exposure, (h) all liabilities secured by any Lien (other than Liens for taxes not yet due and payable) on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof and (i) all Guarantee Obligations of such Person (excluding in any calculation of consolidated Indebtedness of the Consolidated Group, Guarantee Obligations of one member of the Consolidated Group in respect of primary obligations of any other member of the Consolidated Group) with respect to any other item of Indebtedness pursuant to this definition.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document and (b) to the extent not otherwise described in (a) hereof, Other Taxes.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its parent company, (c) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof, (d) Parent, the Borrower or any of their respective Subsidiaries or Affiliates or (e) any Competitor.

“Initial Term Loan” means a Loan made by a Term Loan Lender pursuant to Section 2.1(a)(ii) (and including, for the avoidance of doubt, any Initial Term Loans made pursuant to a New Initial Term Loan Commitment established pursuant to Section 2.1(c)).

“Initial Term Loan Commitment” means with respect to each Term Loan Lender the commitment of such Term Loan Lender to make an Initial Term Loan hereunder, as such commitment may be changed from time to time pursuant to this Agreement, including pursuant to Section 2.1(b) (and including, for the avoidance of doubt, any New Initial Term Loan Commitment established pursuant to Section 2.1(c)). The amount of each Term Loan Lender’s Initial Term Loan Commitment is set forth on Schedule 1 opposite such Term Loan Lender’s name, or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the New York Uniform Commercial Code) as provided in Section 12.3(b)(iii), pursuant to which such Term Loan Lender shall have assumed its Initial Term Loan Commitment, as applicable, which may be modified or supplemented by any Assignment and Assumption executed and consented to in accordance with Section 12.3, pursuant to which such Term Loan Lender shall have assigned or assumed its Initial Term Loan Commitment, as applicable. The aggregate amount of the Initial Term Loan Commitments is $100,000,000 as of the Closing Date.

“Initial Term Loan Facility” means the Initial Term Loan Commitments and the extensions of credit made thereunder.

“Initial Term Loan Maturity Date” means October 1, 2027, subject to extension in accordance with Section 2.23(b).

“Interest Election Request” is defined in Section 2.10(b).

“Interest Payment Date” means with respect to any Loan, the first (1st) Business Day of each calendar month for the preceding calendar month, at maturity, whether by acceleration or otherwise, and upon any termination of the Aggregate Revolving Commitment in its entirety under Section 2.1 hereof.

“Interest Period” means, as to any Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one (1), three (3) or six (6) months thereafter, in each case as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation and subject to availability; provided that:

(a) the Interest Period shall commence on the date of advance of or conversion to any Term SOFR Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(b) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(c) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(d) no Interest Period shall extend beyond the Revolving Facility Termination Date with respect to Term SOFR Loans under the Revolving Facility or the Initial Term Loan Maturity Date with respect to Term SOFR Loans under the Initial Term Loan Facility; and

(e) no tenor that has been removed from this definition pursuant to this Agreement shall be available for specification in any Notice of Borrowing or Notice of Conversion/Continuation.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the Capital Stock, notes, debentures or other securities of any other Person made by such Person. For the avoidance of doubt, an Investment shall not include any security of any Person that is convertible into, exchangeable for or exercisable into or an option to purchase the Capital Stock of Parent.

“Investment Affiliate” means any Person in which the Consolidated Group, directly or indirectly, has an ownership interest, whose financial results are not consolidated under GAAP with the financial results of the Consolidated Group.

“Investment Grade Rating” means any of the following: (a) a Credit Rating of BBB- (or the equivalent) or higher from S&P, (b) a Credit Rating of BBB- (or the equivalent) or higher from Fitch and/or (c) a Credit Rating of Baa3 (or equivalent) or higher from Moody’s.

“Issuance Date” is defined in Section 2A.4.

“Issuance Notice” is defined in Section 2A.4.

“Issuing Lender” means, with respect to each Facility Letter of Credit, the Lender which issues such Facility Letter of Credit and its successors in such capacity. As of the Closing Date, the permitted Issuing Lenders are Wells Fargo Bank, National Association and PNC Bank National Association. Any Issuing Lender may, in its discretion, arrange for a Facility Letter of Credit to be issued by its Affiliates or branch offices (provided that either (a) such designation does not result in any increased cost or liability to the Borrower in any underlying transaction supported by such Letter of Credit as opposed to the cost or liability to the Borrower of a Letter of Credit issued by such Issuing Lender or (b) the Borrower gives its prior written consent to such designation, such consent not to be unreasonably withheld or delayed), in which case the term “Issuing Lender” shall include such Affiliate or branch office. Each reference herein to the Issuing Lender shall mean all of the Issuing Lenders, each Issuing Lender, any Issuing Lender or the applicable Issuing Lender, as the context may require.

“Joint Bookrunners” means Wells Fargo Securities, LLC and PNC Capital Markets LLC.

“Joint Lead Arrangers” means Wells Fargo Securities, LLC, PNC Capital Markets LLC, U.S. Bank National Association, KeyBank National Association, Capital One, National Association and BofA Securities, Inc.

“LC Disbursement” means a payment made by the applicable Issuing Lender pursuant to a Facility Letter of Credit.

“LC Exposure” means at any time, the sum of (a) the aggregate undrawn amount of all outstanding Facility Letters of Credit, plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Percentage of the total LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Facility Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms of the Facility Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Facility Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Lender shall remain in full force and effect until the Issuing Lender and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Facility Letter of Credit.

“Lender-Related Person” is defined in Section 9.7(d).

“Lenders” means the lending institutions listed on the signature pages of this Agreement, their respective successors and assigns, any other lending institutions that subsequently become parties to this Agreement (including for the avoidance of doubt any New Initial Term Loan Lender, any New Additional Term Loan Lender and any New Revolving Lender). Unless the context otherwise requires, the term “Lenders” includes the Issuing Lenders.

“Lending Installation” means, with respect to a Lender, any office, branch, subsidiary or affiliate of such Lender.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“Letter of Credit Collateral Account” is defined in Section 2A.9.

“Letter of Credit Commitment” means as to any Issuing Lender (i) the amount set forth opposite such Issuing Lender’s name on Schedule 1A hereof, as such amount may be reduced or increased from time to time in accordance with this Agreement or (ii) if such Issuing Lender has entered into an Assignment and Assumption, the amount set forth for such Lender as its Letter of Credit Commitment in the Register maintained by the Administrative Agent pursuant to Section 12.3. The Letter of Credit Commitment of an Issuing Lender may be modified from time to time by agreement between such Issuing Lender and the Borrower, and notified to the Administrative Agent. The aggregate amount of the Letter of Credit Commitments is $35,000,000 as of the Closing Date.

“Letter of Credit Request” is defined in Section 2A.4.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means, with respect to a Lender, such Lender’s portion of any Borrowing, including any New Additional Term Loan.

“Loan Documents” means this Agreement, the Notes, the Guaranty, any other document from time to time evidencing or securing indebtedness incurred by the Borrower under this Agreement and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement (other than the Fee Letters and any Financial Contract), as any of the foregoing may be amended or modified from time to time.

“Loan Party” means Parent, the Borrower and any Subsidiary providing a guaranty of the Obligations.

“Material Adverse Effect” means a material adverse effect on (i) the business, Property or condition (financial or otherwise) of Parent and its Subsidiaries, taken as a whole, (ii) the ability of the Borrower or of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maximum Legal Rate” means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by this Agreement and the Notes and as provided for herein or in the Notes or other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Mezzanine Debt Investments” mean any mezzanine or subordinated mortgage loans made by a member of the Consolidated Group to entities that own commercial real estate or to the members, partners, stockholders, etc. of such entities, which real estate has a value in excess of the sum of (i) either (x) the purchase price of such Indebtedness with respect to any such Indebtedness that was originated by a third party and acquired by such member of the Consolidated Group, or (y) the amount of such Indebtedness with respect to any such Indebtedness that was originated by such member of the Consolidated Group, as applicable, plus (ii) any senior debt encumbering such real estate and which has been designated by the Borrower as a “Mezzanine Debt Investment” in its most recent compliance certificate; provided, however, that (i) any such Indebtedness owed by an Investment Affiliate shall be reduced by the Consolidated Group Pro Rata Share of such Indebtedness, and (ii) any such Indebtedness owed by a member of the Consolidated Group shall be reduced by the Consolidated Group’s pro rata share of such Indebtedness.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) maintained pursuant to a collective bargaining agreement or any other arrangement to which Parent, the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

“Multi-Property Entity” is a Subsidiary that owns more than one Project, either directly or indirectly through the ownership of Capital Stock in another Subsidiary of Parent or Borrower, and owns an interest in any Capital Stock in a Subsidiary of Parent or Borrower that owns fee simple title in, or ground leases an asset that is not an Unencumbered Asset.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions or any other Financial Contract. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction or other Financial Contract as of the date of determination (assuming the Rate Management Transaction or other Financial Contract were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction or other Financial Contract as of the date of determination (assuming such Rate Management Transaction or other Financial Contract were to be terminated as of that date).

“Net Operating Income” means, with respect to any Project for any period, (i) “property rental and other income” (as determined by GAAP) attributable to such Project accruing for such period minus (ii) the amount of all expenses (as determined in accordance with GAAP) incurred in connection with and directly attributable to the ownership and operation of such Project for such period, including, without limitation, amounts accrued for the payment of real estate taxes and insurance premiums, but excluding interest expense or other debt service charges and any non-cash charges such as depreciation or amortization of financing costs plus acquisition costs for consummated acquisitions minus (iii) the Reserve for Replacements for such Project as of the end of such period.

“Net Proceeds” means, with respect to the issuance of any Capital Stock of Parent, the aggregate cash or Cash Equivalent proceeds received by Parent in respect thereof, net of all investment banking fees, legal fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by Parent in connection with such issuance.

“New Additional Term Loans” is defined in Section 2.1(c).

“New Additional Term Loan Commitments” is defined in Section 2.1(c).

“New Additional Term Loan Lender” is defined in Section 2.1(c).

“New Initial Term Loan Commitments” is defined in Section 2.1(c).

“New Initial Term Loan Lender” is defined in Section 2.1(c).

“New Revolving Commitments” is defined in Section 2.1(c).

“New Revolving Lender” is defined in Section 2.1(c).

“Nonrecourse Indebtedness” means, with respect to any Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary non-recourse exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, bankruptcy, insolvency, receivership, gross negligence or willful misconduct until a claim is made with respect thereto, and then in the event of any such claim only a portion of such Indebtedness in an amount equal to the amount of such claim shall no longer constitute “Nonrecourse Indebtedness” for the period that such portion is subject to such claim) is contractually limited to specified assets of such Person encumbered by a Lien securing such Indebtedness.

“Non-Stabilized Project” means, as of any date of determination, all Projects owned by the Consolidated Group and the Investment Affiliates that have a negative Net Operating Income for the most recently ended period of twelve (12) months, but excluding Acquisition Assets and Assets under Development. A Project may continue to be treated as a Non-Stabilized Project for up to eighteen (18) months from the Closing Date or such later date on which such Project becomes a Non-Stabilized Project; thereafter such Project will be valued at zero until such Project generates positive Net Operating Income.

“Note” means a promissory note, in substantially the form of Exhibit A-1 or Exhibit A-2 hereto, as applicable, duly executed by the Borrower and payable to the applicable Lender and its registered assigns, including any amendment, modification, renewal or replacement of such promissory note.

“NYFRB” means the Federal Reserve Bank of New York.

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the LC Exposure and (c) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Loan Parties to the Lenders, the Issuing Lenders or the Administrative Agent, in each case under any Loan Document, with respect to any Loan or Facility Letter of Credit of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Facility Letter of Credit or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19(b)).

“Ownership Share” means, with respect to any non-Wholly Owned Subsidiary, the percentage of the total ownership interests held by the Consolidated Group in the aggregate in such non-Wholly Owned Subsidiary determined by calculating the greater of (i) the percentage of the issued and outstanding Capital Stock in such non-Wholly Owned Subsidiary held by the Consolidated Group in the aggregate and (ii) the percentage of the total Book Value of such non-Wholly Owned Subsidiary that would be received by the Consolidated Group in the aggregate upon liquidation of such non-Wholly Owned Subsidiary, after repayment in full of all Indebtedness of such non-Wholly Owned Subsidiary Affiliate.

“Parent” is defined in the recitals.

“Participant Register” is defined in Section 12.2.

“Participants” is defined in Section 12.2.

“Passive Non-Real Estate Investments” means Capital Stock in or debt of entities not primarily involved in commercial real estate development or ownership.

“Patriot Act” is defined in Section 12.7.

“Payment” is defined in Section 10.3(a).

“Payment Notice” is defined in Section 10.3(b).

“Payment in Full” means the occurrence of all of the following conditions: (i) all Commitments have been terminated, (ii) all LC Disbursements have been reimbursed and all Letters of Credit have been terminated or have expired without any pending draw request (other than Letters of Credit as to which the Borrower has provided cash collateral in accordance with Sections 2A.2 and 2A.9 or other arrangements reasonably satisfactory to the Administrative Agent and the applicable Issuing Lenders have been made), and (iii) the principal of and interest on each Loan and all fees and other Obligations payable under the Loan Documents have been paid in full (other than indemnities and other contingent Obligations not then due and payable and as to which no claim has been made), and “Paid in Full” shall have the related meaning.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Percentage” with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment; provided that in the case of Section 2.22 when a Defaulting Lender shall exist, “Percentage” shall mean the percentage of the total Revolving Commitments (disregarding any Defaulting Lender’s Revolving Commitments) represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments and any Lender’s status as a Defaulting Lender.

“Permitted Liens” means, with respect to Parent, the Borrower or any of their respective Subsidiaries, any of the following:

(a)

Liens for taxes, assessments or governmental charges or levies on the Property such Person if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves shall have been set aside on such Person’s books;

(b)

Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on such Person’s books;

(c)	Liens arising out of pledges or deposits under workers’ compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

(d)

Easements, restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of Parent, the Borrower or their respective Subsidiaries; and

(e)

Liens other than Liens described in subsections (a) through (d) above arising in connection with any Indebtedness permitted hereunder to the extent such Liens will not result in a Default in any of Parent’s or Borrower’s covenants herein.

“Person” means any natural person, corporation, firm, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which Parent, the Borrower or any member of the Controlled Group is an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA, as amended from time to time.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Project” means any real estate asset owned by Parent or any of its Subsidiaries or any Investment Affiliate and operated or intended to be operated as a retail, office, residential or industrial property.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Equity Securities” means equity securities of entities primarily involved in commercial real estate development or ownership and of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or any similar regulation or law under any other jurisdiction, or warrants or other rights exercisable for such equity securities.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.19.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by a Loan Party which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Recipient” means the Administrative Agent, any Lender and the Issuing Lenders, as applicable.

“Recourse Indebtedness” means any Indebtedness of a Person that is not Nonrecourse Indebtedness.

“Register” is defined in Section 12.3.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Reimbursement Obligations” means at any time, the aggregate of the Obligations of the Borrower to the Lenders, the Issuing Lender and the Administrative Agent in respect of all unreimbursed payments or disbursements made by the Lenders, the Issuing Lender and the Administrative Agent under or in respect of the Facility Letters of Credit.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB, or any successor thereto.

“Relevant Rate” means (i) with respect to any Term SOFR Borrowing, Adjusted Term SOFR or (ii) with respect to any Daily Simple SOFR Borrowing, Adjusted Daily Simple SOFR, as applicable.

“Removal Effective Date” is defined in Section 10.1.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Required Lenders” means (a) at any time prior to the earlier of the Loans becoming due and payable pursuant to Section 8.1 or the Commitments terminating or expiring (or, for the avoidance of doubt, are fully utilized, in the case of the Term Loan Commitments), Lenders having Initial Term Loan Commitments (including any New Initial Term Loan Commitments) and outstanding principal amount of Initial Term Loans, New Additional Term Loan Commitments (if any) and outstanding principal amount of New Additional Term Loans (if any), Revolving Exposures and Unfunded Commitments representing more than fifty percent (50%) of the sum of the aggregate Initial Term Loan Commitments (including any New Initial Term Loan Commitments) and outstanding principal amount of Initial Term Loans, the aggregate New Additional Term Loan Commitments (if any) and outstanding principal amount of New Additional Term Loans (if any) and total Revolving Exposures and Unfunded Commitments at such time, provided that, solely for purposes of declaring the Loans to be due and payable pursuant to Section 8.1, the Unfunded Commitment of each Lender shall be deemed to be zero; (b) for all purposes after the Loans become due and payable pursuant to Section 8.1 or the Commitments expire or terminate (or, for the avoidance of doubt, are fully utilized, in the case of the Term Loan Commitments), Lenders having outstanding principal amount of Initial Term Loans, New Additional Term Loans (if any) and Revolving Exposures representing more than fifty percent (50%) of the sum of the aggregate outstanding principal amount of Initial Term Loans, New Additional Term Loans (if any) and total Revolving Exposures and (c) at all times, the Initial Term Loan Commitments (including any New Initial Term Loan Commitments), outstanding principal amount of Initial Term Loans, New Additional Term Loan Commitments (if any), outstanding principal amount of New Additional Term Loans (if any), Revolving Exposure and Unfunded Commitments of Defaulting Lenders shall be excluded for purposes of any such determination, as provided in Section 2.22(b).

“Required Revolving Lenders” means (a) at any time prior to the earlier of the Revolving Loans becoming due and payable pursuant to Section 8.1 or the Revolving Commitments terminating or expiring, Lenders having more than fifty percent (50%) of the sum of the aggregate Revolving Exposures and Unfunded Commitments at such time, provided that, solely for purposes of declaring the Revolving Loans to be due and payable pursuant to Section 8.1, the Unfunded Commitment of each Revolving Lender shall be deemed to be zero; (b) for all purposes after the Revolving Loans become due and payable pursuant to Section 8.1 or the Revolving Commitments expire or terminate, Revolving Lenders having Revolving Exposures representing more than fifty percent (50%) of the sum of the total Revolving Exposures and (c) at all times, the Revolving Exposure and Unfunded Commitments of Defaulting Lenders shall be excluded for purposes of any such determination, as provided in Section 2.22(b).

“Required Term Loan Lenders” means (a) at any time prior to the earlier of the Term Loans of a Class becoming due and payable pursuant to Section 8.1 or the Term Loan Commitments of such Class terminating or expiring (or, for the avoidance of doubt, are fully utilized), Term Loan Lenders having more than fifty percent (50%) of the sum of the aggregate Term Loan Commitments of such Class and outstanding principal amount of Term Loans of such Class at such time; (b) for all purposes after the Term Loans of a Class become due and payable pursuant to Section 8.1 or the Term Loan Commitments of such Class expire or terminate (or, for the avoidance of doubt, are fully utilized), Term Loan Lenders having outstanding principal amount of Term Loans of such Class representing more than fifty percent (50%) of the sum of the aggregate outstanding principal amount of Term Loans of such Class and (c) at all times, the Term Loan Commitments and outstanding principal amount of Term Loans of Defaulting Lenders shall be excluded for purposes of any such determination, as provided in Section 2.22(b).

“Reserve for Replacements” means, for any period and with respect to any Project, an amount equal to (i) the aggregate square footage of all completed and owned space of such Project times (ii) $0.15 times (iii) the number of days in such period divided by (iv) 365. If the term “Reserve for Replacements” is used without reference to any specific Project, then it shall be determined on an aggregate basis with respect to all Projects and the applicable Consolidated Group Pro Rata Share of all Projects of all Investment Affiliates.

“Resignation Effective Date” is defined in Section 10.1.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Cash Collateral” means restricted cash and Cash Equivalents held as collateral or in escrow in a bank account by a lender, creditor or counterparty with respect to any Indebtedness owed to such lender, creditor or counterparty.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock in Parent, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock in Parent or any option, warrant or other right to acquire any such Capital Stock in Parent, or any transaction that has a substantially similar effect.

“Revolving Commitment” means with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Facility Letters of Credit hereunder, as such commitment may be changed from time to time pursuant to this Agreement, including pursuant to Section 2.1(b). The amount of each Lender’s Revolving Commitment is set forth on Schedule 1 opposite such Lender’s name, or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the New York Uniform Commercial Code) as provided in Section 12.3(b)(iii), pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable, which may be modified or supplemented by any Assignment and Assumption executed and consented to in accordance with Section 12.3, pursuant to which such Lender shall have assigned or assumed its Revolving Commitment, as applicable, or such documentation executed pursuant to Section 2.1(c). The aggregate amount of the Revolving Commitments is $400,000,000 as of the Closing Date.

“Revolving Exposure” means with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure at such time.

“Revolving Facility” means the Revolving Commitments and the extensions of credit made thereunder.

“Revolving Facility Extension Option” is defined in Section 2.23(a).

“Revolving Facility Notice to Extend” is defined in Section 2.23(a).

“Revolving Facility Termination Date” means September 29, 2028, subject to extension in accordance with Section 2.23(a).

“Revolving Lender” means a Lender with a Revolving Commitment or with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.1(a)(i).

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject of any comprehensive Sanctions (as of the date of this Agreement, the Crimea, Zaporizhzhia and Kherson Regions of Ukraine, the so-called Donetsk People’s Republic or Luhansk People’s Republic regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, any European member state or His Majesty’s Treasury, (b) any Person located, organized or resident in a Sanctioned Country, (c) any Person fifty percent (50%) or more owned or controlled by, or acting or purporting to act for or on behalf of, directly or indirectly, any such Person or Persons described in clauses (a) and (b) or (d) any Person otherwise the subject of Sanctions.

“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any European member state or His Majesty’s Treasury.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Separation and Distribution Agreement” means that certain Separation and Distribution Agreement, dated as of the date hereof, by and among SITE, Parent and the Borrower.

“Series” is defined in Section 2.1(c).

“Shared Services Agreement” means that certain Shared Services Agreement, dated as of the date hereof, by and among Parent, the Borrower and SITE.

“Simple SOFR Rate Day” has the meaning specified in the definition of “Adjusted Daily Simple SOFR”.

“SITE” means SITE Centers Corp., an Ohio corporation.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Adjustment” means a percentage equal to 0.10% per annum.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the NYFRB, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Loan” means any Daily Simple SOFR Loan or Term SOFR Loan.

“S&P” means S&P Global Ratings and its successors.

“Specified Default” means (A) any Default that has resulted in the acceleration of the Loans in accordance with Section 8.1, (B) any Default of the type described in Sections 7.1, 7.2, 7.3 (solely with respect to a breach of Section 6.1(i), 6.1(ii), 6.1(iii), 6.1(iv), 6.18 or 6.20), 7.7 or 7.8 or (C) any other Default of the type described in Section 7.3 (solely with respect to a breach of Sections 6.2, 6.11, 6.12, 6.16 or 6.17) for which the Administrative Agent, at the request of the Required Lenders, has declared by written notice to the Borrower that the limitations on Restricted Payments set forth in Section 6.11 are applicable.

“Spin-Off Transaction” means the spinoff of Parent from SITE to the common shareholders of SITE via a pro rata stock distribution.

“Spin-Off Transaction Documents” means, collectively, the Shared Services Agreement, the Separation and Distribution Agreement, the Tax Matters Agreement and the Employee Matters Agreement.

“Stabilized Project” means a Project which is not (i) an Acquisition Asset, (ii) an Asset Under Development or (iii) a Non-Stabilized Project.

“Subsidiary” of a Person means (i) any corporation more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, joint venture or similar business organization more than fifty percent (50%) of the Capital Stock having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of Parent.

“Subsidiary Guarantor” means a Subsidiary which has delivered a Guaranty.

“Supported QFC” has the meaning assigned to it in Section 9.19.

“Syndication Agent” means PNC Bank, National Association, in its capacity as syndication agent for the Lenders, and not in its individual capacity as a Lender.

“Tangible Net Worth” means, as of a given date, the stockholders’ equity of Parent and its Subsidiaries determined on a consolidated basis plus accumulated depreciation and amortization, minus (to the extent included when determining stockholders’ equity of Parent and its Subsidiaries): (a) the amount of any write-up in the Book Value of any assets reflected in any balance sheet resulting from revaluation thereof or any write-up in excess of the cost of such assets acquired, and (b) the aggregate of all amounts appearing on the assets side of any such balance sheet for franchises, licenses, permits, patents, patent applications, copyrights, trademarks, service marks, trade names, goodwill, treasury stock, experimental or organizational expenses and other like assets, in each case, which would be classified as intangible assets under GAAP, all determined on a consolidated basis.

“Tax Matters Agreement” means that certain Tax Matters Agreement, dated as of the date hereof, among SITE, Parent and the Borrower.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means an Initial Term Loan or a New Additional Term Loan (if any).

“Term Loan Availability Period” means the period from and including the Closing Date to the Term Loan Availability Termination Date.

“Term Loan Availability Termination Date” means the first to occur of (a) April 1, 2025, (b) the date on which the Initial Term Loan Commitments have been fully utilized and (c) the date on which the Initial Term Loan Commitments are terminated or reduced to zero in accordance with this Agreement (including, without limitation, pursuant to Section 2.1(b)).

“Term Loan Commitment” means an Initial Term Loan Commitment (including any New Initial Term Loan Commitment) or a New Additional Term Loan Commitment (if any).

“Term Loan Extension Option” is defined in Section 2.23(b).

“Term Loan Lender” means a Lender with a Term Loan Commitment and/or outstanding Term Loans and, unless the context otherwise requires, includes New Initial Term Loan Lenders (if any) and New Additional Term Loan Lenders (if any).

“Term Loan Notice to Extend” is defined in Section 2.23(b).

“Term SOFR” means,

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Borrowing” means, as to any Borrowing, the Term SOFR Loans comprising such Borrowing.

“Term SOFR Loan” means any Loan bearing interest at a rate based on Adjusted Term SOFR (other than pursuant to clause (c) of the definition of Base Rate).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Ticking Fee” is defined in Section 2.6(b).

“Total Revolving Exposure” means, at any time, the sum of the aggregate Revolving Exposures for each of the Revolving Lenders, including the New Revolving Lenders (if any).

“Transferee” is defined in Section 12.5.

“Type” when used in reference to any Loan or Borrowing, refers to the rate by reference to which interest on such Loan, or on the Loans comprising such Borrowing, is determined. For purposes hereof, “rate” shall include Adjusted Term SOFR, Adjusted Daily Simple SOFR and the Base Rate.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unencumbered Adjusted NOI” means, for any period, Net Operating Income from all Unencumbered Assets for such period.

“Unencumbered Asset” means, subject to clauses (a), (b) and (c) below, any Project and any Asset Under Development, in each case, located in the United States one hundred percent (100%) of which is owned by Parent, the Borrower or any Wholly Owned-Subsidiary of the Borrower in fee simple, in a condominium structure (provided that, the documents governing such condominium structure do not (x) prohibit or otherwise limit the ability of Parent, the Borrower or the applicable Wholly-Owned Subsidiary to place a Lien on or to sell or otherwise dispose of the Project or Asset Under Development subject to the condominium structure or (y) impede the ability of Parent, the Borrower or applicable Wholly-Owned Subsidiary from transferring the Project or Asset Under Development) or ground leased by Parent, the Borrower or a Wholly-Owned Subsidiary (provided that a Project which is ground leased shall be included as an Unencumbered Asset only if such ground lease is a Financeable Ground Lease) which, as of any date of determination, is not subject to any Liens, claims, or restrictions on transferability or assignability of any kind (including any such Lien, claim or restriction imposed by the organizational documents of any Subsidiary) other than Liens set forth in clauses (a) through (d) of the definition of Permitted Liens.

(a)

No Project or Asset Under Development will be an Unencumbered Asset if Parent, the Borrower, the owner of such Project or Asset Under Development (an “Unencumbered Asset Ownership Entity”) or any Subsidiary that is in the direct chain of ownership between the Borrower and the Unencumbered Asset Ownership Entity (a “Relevant Subsidiary”) is subject to any agreement (including (i) any agreement governing Indebtedness and (ii) if applicable, the organizational documents of Parent, the Borrower, any Relevant Subsidiary or Unencumbered Asset Ownership Entity) that prohibits or limits the ability of Parent, the Borrower, the Unencumbered Asset Ownership Entity or any Relevant Subsidiary to create, incur, assume or suffer to exist any Lien upon, or to sell, transfer or otherwise dispose, that Project or Asset Under Development or upon the Capital Stock of the Unencumbered Asset Ownership Entity, or any Relevant Subsidiary, including, without limitation, any negative pledge or similar covenant or restriction.

(b)

No Project or Asset Under Development will be an Unencumbered Asset if the Unencumbered Asset Ownership Entity or any Relevant Subsidiary is subject to any agreement (including any agreement governing Indebtedness incurred in order to finance or refinance the acquisition of such asset) that entitles any Person to the benefit of any Lien (other than Liens set forth in clauses (a) through (d) of the definition of Permitted Liens) on any assets or Capital Stock of the Unencumbered Asset Ownership Entity or any Relevant Subsidiary or would entitle any Person to the benefit of any Lien (other than Liens set forth in clauses (a) through (d) of the definition of Permitted Liens) on such assets or Capital Stock upon the occurrence of any contingency (including, without limitation, pursuant to an “equal and ratable” clause).

(c)

No Project or Asset Under Development will be an Unencumbered Asset unless the Unencumbered Asset Ownership Entity and each Relevant Subsidiary (to the extent such entity is not a Guarantor) does not have any Indebtedness for borrowed money or any Guarantee Obligations, other than (A) Guarantee Obligations or Indebtedness for which recovery is limited to a Project or Asset Under Development that is not an Unencumbered Asset or the Capital Stock of an entity that owns a Project or Asset Under Development that is not an Unencumbered Asset, or (B) Guarantee Obligations for nonrecourse carveouts, completion guarantees or environmental guarantees provided that the obligations described in this clause (B) shall be permitted only if the Unencumbered Asset Ownership Entity or the Relevant Subsidiary that has the Guarantee Obligation has executed a Guaranty.

“Unfunded Commitment” means, with respect to each Lender, the Revolving Commitment of such Lender less its Revolving Exposure.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Unrestricted Cash and Cash Equivalents” means, in the aggregate, all cash and Cash Equivalents which are not pledged or otherwise restricted for the benefit of any creditor or subject to any reserves, escrow or claim of any kind in favor of any Person and which are owned by members of the Consolidated Group or Investment Affiliates, to be valued for purposes of this Agreement at (i) one hundred percent (100%) of its then-current Book Value for any such items owned by a member of the Consolidated Group or (ii) the applicable Consolidated Group Pro Rata Share of its then-current Book Value for any such items owned by an Investment Affiliate. For purposes hereof, cash reserves set aside by the Borrower under Section 2.22 or Section 7.6 shall be treated as restricted.

“Unsecured Indebtedness” means all Indebtedness of any Person that is not secured by a Lien on any asset of such Person, except that (a) all Recourse Indebtedness that is secured only by a Lien on Capital Stock shall be treated as Unsecured Indebtedness and (b) the amount of any Indebtedness secured solely by Restricted Cash Collateral shall be treated as Unsecured Indebtedness.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Sections 2.3, 2.8 and 2.10, in each case, such day is also a Business Day.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.19.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.5(f)(ii)(B)(3).

“Value of Unencumbered Assets” means, as of any date, the sum of:

(A)

the amount determined by dividing the Net Operating Income for each Stabilized Project which is an Unencumbered Asset (excluding the Net Operating Income for any Acquisition Asset which is an Unencumbered Asset) for the immediately preceding four (4) full fiscal quarters by the Capitalization Rate, plus

(B)

cash of Parent, the Borrower or a Wholly-Owned Subsidiary of the Borrower from like-kind exchanges on deposit with a qualified intermediary, provided that the aggregate amount added to the Value of Unencumbered Assets under this clause (B) shall not exceed ten percent (10%) of the total Value of Unencumbered Assets, plus

(C)	the value of Unrestricted Cash and Cash Equivalents of Parent, the Borrower and the Borrower’s Wholly-Owned Subsidiaries, plus

(D)

the value of Assets Under Development and the then-current Book Value of Developable Land, in each case, which are Unencumbered Assets, provided that the aggregate amount added to Value of Unencumbered Assets under this clause (D) shall not exceed five percent (5.0%) of the total Value of Unencumbered Assets, plus

(E)	the value of each Acquisition Asset that is an Unencumbered Asset determined in the same manner as is set forth in the definition of Consolidated Capitalization Value, plus

(F)

the value of each Non-Stabilized Project that is an Unencumbered Asset determined in the same manner as is set forth in the definition of Consolidated Market Value, provided that the aggregate amount added to the Value of Unencumbered Assets under this clause (F) shall not exceed five percent (5%) of the total Value of Unencumbered Assets.

At no time shall the aggregate amount added to Value of Unencumbered Assets (i) subject to a ground lease exceed fifteen percent (15%) of the total Value of Unencumbered Assets, (ii) described under clauses (B) or (D) exceed fifteen percent (15%) of the total Value of Unencumbered Assets and (iii) attributable to any one Unencumbered Asset exceed ten percent (10%) of the total Value of Unencumbered Assets; provided however, that such requirement set forth in this clause (iii) shall no longer apply upon Parent obtaining an Investment Grade Rating. If a Project is no longer owned as of the date of determination, then no value shall be included from such Project.

For the avoidance of doubt, no Value of Unencumbered Assets shall be attributable to Subsidiaries of Parent which are not members of the Consolidated Group.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting Capital Stock of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, association, joint venture or similar business organization one hundred percent (100%) of the Capital Stock having ordinary voting power of which shall at the time be so owned or controlled.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

1.2 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term SOFR Loan”) or by Class and Type (e.g., a “Term SOFR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Term SOFR Borrowing”) or by Class and Type (e.g., a “Term SOFR Revolving Borrowing”).

1.3 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) where applicable, any amount (including, without limitation, minimum borrowing, prepayment or repayment amounts) expressed in Dollars shall, when referring to any currency other than Dollars, be deemed to mean an amount of such currency having a Dollar-equivalent approximately equal to such amount.

1.4 Interest Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to Adjusted Daily Simple SOFR, SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 3.3, will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Adjusted Daily Simple SOFR, SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of Adjusted Daily Simple SOFR, SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR, or Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Adjusted Daily Simple SOFR, SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.5 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

1.6 Convertible Debt Accounting Guidance; Changes in GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders (which shall not be unreasonably withheld)). Notwithstanding any provision contained in this Agreement to the contrary, (x) solely for purposes of calculating any financial covenant required hereunder, such calculation shall ignore the application of the Convertible Debt Accounting Guidance, if and to the extent otherwise applicable to Borrower’s financial statements and (y) if any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842) would require treating any lease as a Capitalized Lease where such lease would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall not be considered a Capitalized Lease and all calculations under this Agreement shall be made accordingly.

1.7 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Capital Stock at such time.

ARTICLE II

THE CREDIT

2.1 Commitments; Reduction or Increase in Commitments; Incremental Commitments.

(a) Commitment to Lend.

(i) Revolving Loans. Subject to the terms and conditions of this Agreement, each Revolving Lender severally and not jointly agrees to make Revolving Loans in Dollars to the Borrower from time to time prior to the Revolving Facility Termination Date in an aggregate principal amount that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment, or the Total Revolving Exposure exceeding the Aggregate Revolving Commitment. The Borrowings of Revolving Loans may be ratable Base Rate Borrowings, ratable Term SOFR Borrowings or ratable Daily Simple SOFR Borrowings. The Revolving Facility is a revolving credit facility and, subject to the provisions of this Agreement, the Borrower may request Borrowings of Revolving Loans hereunder, repay such Borrowings and reborrow Borrowings of Revolving Loans at any time prior to the Revolving Facility Termination Date.

(ii) Initial Term Loans. Subject to the terms and conditions of this Agreement, during the Term Loan Availability Period, each Term Loan Lender with an Initial Term Loan Commitment severally and not jointly agrees to make one or more Initial Term Loans in Dollars to the Borrower in an aggregate principal amount that will not result in the principal amount of all Initial Term Loans made by such Term Loan Lender exceeding its Initial Term Loan Commitment, or the aggregate principal amount of all Initial Term Loans made by all such Term Loan Lenders exceeding the aggregate Initial Term Loan Commitments. Each Borrowing of Initial Term Loans shall be in an aggregate minimum amount of $25,000,000 and integral multiples of $1,000,000 in excess thereof. The Borrowings of Initial Term Loans may be ratable Base Rate Borrowings, ratable Term SOFR Borrowings or ratable Daily Simple SOFR Borrowings. Upon a Term Loan Lender’s funding of an Initial Term Loan, such Term Loan Lender’s Initial Term Loan Commitment shall be permanently reduced by the principal amount of such Initial Term Loan. Once repaid, the principal amount of an Initial Term Loan (or portion thereof) may not be reborrowed. Unless previously terminated, the Initial Term Loan Commitments shall automatically terminate on the Term Loan Availability Termination Date.

(b) Termination and Reduction of Commitments.

(i) Unless previously terminated, the Revolving Commitments shall automatically terminate on the Revolving Facility Termination Date.

(ii) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (x) each reduction of the Revolving Commitments or Term Loan Commitments, in each case, shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (y) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.9, (A) any Lender’s Revolving Exposure would exceed its Revolving Commitment or (B) the sum of the Total Revolving Exposure would exceed the Aggregate Revolving Commitment.

(iii) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (ii) of this Section at least three (3) Business Days (or such shorter period as agreed to by the Administrative Agent) prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Revolving Lenders or the Term Loan Lenders, as applicable, of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of any Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of any Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Commitments, and each reduction of the Term Loan Commitments of a Class shall be made ratably among the Term Loan Lenders of such Class in accordance with their respective Term Loan Commitments.

(c) Increase of Commitments. The Borrower may, by written notice to the Administrative Agent on up to four (4) occasions at any time after the Term Loan Availability Termination Date and prior to the Revolving Facility Termination Date, request (i) incremental Revolving Commitments (the “New Revolving Commitments”), (ii) an increase to the Initial Term Loans (the “New Initial Term Loan Commitments”) or (iii) the establishment of one or more new term loan commitments (the “New Additional Term Loan Commitments”, and together with the New Revolving Commitments and the New Initial Term Loan Commitments, the “Incremental Commitments”) in an amount not to exceed the aggregate amount of $250,000,000 for all Incremental Commitments from one or more additional Lenders (which may include any existing Lender) willing to provide such Incremental Commitments in their own discretion. The Administrative Agent, in consultation with the Borrower, shall manage all aspects of the syndication of such Incremental Commitments, including decisions as to the selection of the existing Lenders and/or other banks, financial institutions and other institutional lenders to be approached with respect to such increase and the allocations of the Incremental Commitments among such existing Lenders and/or other banks, financial institutions and other institutional lenders. No Lender shall be obligated in any way whatsoever to provide any Incremental Commitments, and any New Revolving Lender, New Initial Term Loan Lender or New Additional Term Loan Lender in connection with any such requested Incremental Commitment must be an Eligible Assignee. Each such request for an Incremental Commitment shall be in the minimum amount of $25,000,000. If (x) Lenders are willing to provide such New Revolving Commitments, the Revolving Commitments may be increased from time to time by the addition of one or more new Revolving Lenders or the increase of the Revolving Commitment of an existing Revolving Lender (each, a “New Revolving Lender”) with the consent of only the Borrower and such New Revolving Lenders, (y) Lenders are willing to provide such New Initial Term Loan Commitments, the Initial Term Loans may be increased by the addition of one or more new Term Loan Lenders or the increase of the Initial Term Loans of existing Term Loan Lenders (each a “New Initial Term Loan Lender”) with the consent of only the Borrower and such New Initial Term Loan Lenders or (z) Lenders are willing to provide such New Additional Term Loan Commitments, term loans may be made hereunder (the “New Additional Term Loans”) by the addition of one or more new Term Loan Lenders or existing Term Loan Lenders (each, a “New Additional Term Loan Lender”) with the consent of only the Borrower and such New Additional Term Loan Lenders, in each case so long as the Aggregate Revolving Commitment, plus the aggregate principal amount of the Initial Term Loans (including, for the avoidance of doubt, any such increase in Initial Term Loans pursuant to this Section) made hereunder plus the aggregate principal amount of New Additional Term Loans made hereunder does not exceed $750,000,000 less any (A) voluntary reductions in the Revolving Commitments, the Initial Term Loan Commitments, any previously established New Initial Term Loan Commitments (if any) or any previously established New Additional Term Loan Commitments (if any) after the Closing Date pursuant to Section 2.1(b) or (B) prepayments of the Initial Term Loans or New Additional Term Loans pursuant to Section 2.8. Nothing in this Section 2.1(c) shall constitute or be deemed to constitute an agreement by any Lender to provide Incremental Commitments hereunder.

Any Incremental Commitments shall be evidenced by the execution and delivery of an amendment to this Agreement by the Borrower, the Administrative Agent and the applicable Lenders providing such Incremental Commitment, a copy of which shall be forwarded to each Lender by the Administrative Agent promptly after execution thereof. Each such amendment executed in connection with an Incremental Commitment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the good faith judgment of Administrative Agent, to effect the provisions of this Section 2.1(c), subject to approval by the Borrower and the applicable Lenders providing such Incremental Commitment, including without limitation to (w) include the New Revolving Lenders, New Initial Term Loan Lenders and/or New Additional Term Loan Lenders as “Lenders” hereunder, (x) include the New Revolving Commitments, New Initial Term Loan Commitments and/or New Additional Term Loan Commitments as “Commitments” hereunder, (y) to include the Loans made with respect to the New Revolving Commitments, increased Initial Term Loans and the New Additional Term Loans as “Loans” hereunder, and (z) to include the New Revolving Lenders and the New Revolving Commitments, the New Initial Term Loan Lenders, the New Initial Term Loan Commitments, the increased Initial Term Loans, the New Additional Term Loan Lenders, the New Additional Term Loan Commitments and/or the New Additional Term Loans, in each case, for purposes of the definition of “Required Lenders”; provided however, that any amendments to Articles V through VIII, inclusive, that adversely affect a Lender or any amendment to provisions of this Agreement other than those effecting this Section 2.1(c) shall be subject to Section 8.2. All such amendments and joinder agreements entered into with the applicable Loan Parties by the Administrative Agent shall be binding and conclusive on all Lenders.

On the effective date of each such increase in the Revolving Commitments, the Borrower and the Administrative Agent shall cause the New Revolving Lenders to hold their pro rata share of all ratable Revolving Borrowings outstanding at the close of business on such day, by either funding more than its or their pro rata share of new ratable Revolving Borrowings made on such date or purchasing shares of outstanding ratable Revolving Loans held by the other Revolving Lenders or a combination thereof. The Revolving Lenders agree to cooperate in any required sale and purchase of outstanding ratable Revolving Borrowings to achieve such result. The Borrower agrees to pay all fees associated with the increase in the Aggregate Revolving Commitment including any amounts due under Section 3.4 in connection with any reallocation of Term SOFR Borrowings or Daily Simple SOFR Borrowings.

On the effective date of any increase in the Initial Term Loans, (i) each New Additional Term Loan Lender shall make an additional Initial Term Loan to the Borrower in an amount equal to its New Initial Term Loan Commitment, and (ii) each New Initial Term Loan Lender hereunder with respect to the Initial Term Loans made pursuant thereto.

On the effective date of any New Additional Term Loan Commitments of any Series, (i) each New Additional Term Loan Lender of any Series shall make (or have a New Additional Term Loan Commitment to make) a New Additional Term Loan to the Borrower in an amount equal to its New Additional Term Loan Commitment of such Series, and (ii) each New Additional Term Loan Lender of any Series shall become a Lender hereunder with respect to the New Additional Term Loan Commitments of such Series and the New Additional Term Loans of such Series made pursuant thereto. Any New Additional Term Loans made with respect to such New Additional Term Loan Commitments shall be designated a separate series (a “Series”) of New Additional Term Loans for all purposes of this Agreement.

The terms and provisions of the New Revolving Commitments and the Revolving Loans made with respect thereto shall be identical to the existing Revolving Commitments and Revolving Loans. The terms and provisions of the additional Initial Term Loans made pursuant to this clause (c) shall be identical to the existing Initial Term Loans. The terms of any New Additional Term Loans of any Series (a) shall not provide for any amortization payments on or prior to the Revolving Facility Termination Date, but may permit voluntary prepayment, (b) shall provide that the applicable New Additional Term Loan maturity date of each Series shall be no earlier than the later of (x) the Revolving Facility Termination Date, (y) the Initial Term Loan Maturity Date or (z) any other New Additional Term Loan maturity date of another Series, (c) shall provide that any guarantees provided in respect of the New Additional Term Loans shall also guarantee the other Obligations and (d) shall include such other terms and pricing as may be agreed by the Borrower, the Administrative Agent and the New Additional Term Loan Lenders of such Series.

Notwithstanding the foregoing, no Incremental Commitment shall become effective under this Section 2.1(c) unless (i) on the date of such effectiveness, the conditions set forth in Section 4.2 shall be satisfied or otherwise waived by the Lenders with Incremental Commitments and the Administrative Agent shall have received a certificate to that effect dated such date and executed by an Authorized Officer of the Borrower, (ii) the Administrative Agent shall have received a certificate of an Authorized Officer of the Borrower as to the board resolutions evidencing authority for such Incremental Commitment and as to any changes to the formation documents of the Borrower since the Closing Date, (iii) Parent shall be in pro forma compliance with the covenants set forth in Section 6.18 after giving effect to the Loans to be made on such date pursuant to such Incremental Commitments and the application of the proceeds therefrom as if made and applied on such date, (iv) the Borrower shall deliver any legal opinions reasonably requested by the Administrative Agent in connection with such Incremental Commitments, consistent with those delivered on the Closing Date, and (v) the Borrower shall have paid all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent pursuant to Section 9.7 and all agreed-upon fees payable to the Administrative Agent and the Lenders providing such Incremental Commitments in connection with such Incremental Commitments.

2.2 Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type and Class made by the Lenders of the applicable Class ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder.

(b) Subject to Section 3.3, each Borrowing shall be comprised entirely of Base Rate Loans, Term SOFR Loans or Daily Simple SOFR Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Term SOFR Borrowing, such Borrowing shall be in an aggregate amount that is not less than $1,000,000. At the time that each Base Rate Borrowing or Daily Simple SOFR Borrowing is made, such Borrowing shall be in an aggregate amount that is not less than $1,000,000; provided that a Base Rate Borrowing or a Daily Simple SOFR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the aggregate applicable Term Loan Commitments or Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2A.5. No more than twelve (12) Term SOFR Borrowings and Daily Simple SOFR Borrowings may be outstanding at any one time under the Revolving Facility.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Facility Termination Date (in the case of a Borrowing of Revolving Loans) or the Initial Term Loan Maturity Date (in the case of a Borrowing of Initial Term Loans).

2.3 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by submitting a Borrowing Request (a) in the case of a Term SOFR Borrowing, not later than 11:00 a.m., New York City time, three (3) U.S. Government Securities Business Days before the date of the proposed Borrowing or (b) in the case of a Base Rate Borrowing or Daily Simple SOFR Borrowing, not later than 12:00 p.m., New York City time, on the date (which date, in the case of a Daily Simple SOFR Borrowing, shall be a U.S. Government Securities Business Day) of the proposed Borrowing; provided that any such notice of a Base Rate Borrowing or Daily Simple SOFR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2A.5 may be given not later than 10:00 a.m., New York City time, on the date (which date, in the case of a Daily Simple SOFR Borrowing, shall be a U.S. Government Securities Business Day) of the proposed Borrowing. Each such Borrowing Request shall be irrevocable (subject to Section 3.3(b)(v) and the proviso to this sentence) and shall be signed by an Authorized Officer; provided that such notice may state that such notice is conditioned upon the effectiveness of a permitted transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Each such Borrowing Request shall specify the following information in compliance with Section 2.2: (i) the Borrower requesting such Borrowing; (ii) the Class and Type of the requested Borrowing; (iii) the aggregate amount of such Borrowing; (iv) the date of such Borrowing, which shall be a Business Day; (v) in the case of a Term SOFR Borrowing, the initial Interest Period to be applicable thereto; and (vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.10. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Base Rate Borrowing. If no Interest Period is specified with respect to any requested Term SOFR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each relevant Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

2.4 Applicable Margins.

(a) Prior to Parent obtaining an Investment Grade Rating, the Applicable Margins to be used in calculating the interest rate applicable to different Classes and Types of Borrowings and the Facility Fee Rate to be used in calculating the Facility Fee shall be determined based on the ratio of Consolidated Outstanding Indebtedness to Consolidated Market Value Ratio as set forth in the compliance certificate most recently delivered by Parent pursuant to Section 6.1 then falls in the table set forth below (each such range a “Level”):

Level	Consolidated Outstanding Indebtedness to Consolidated Market Value Ratio	Applicable Margin for SOFR Loans under the Revolving Facility and the Facility Letter of Credit Fee	Applicable Margin for Base Rate Loans under the Revolving Facility	Facility Fee Rate	Applicable Margin for SOFR Loans under the Initial Term Loan Facility	Applicable Margin for Base Rate Loans under the Initial Term Loan Facility
1	Less than 0.35 to 1.00	1.25%	0.25%	0.20%	1.40%	0.40%
2	Greater than or equal to 0.35 to 1.00 but less than 0.40 to 1.00	1.35%	0.35%	0.20%	1.50%	0.50%
3	Greater than or equal to 0.40 to 1.00 but less 0.45 to 1.00	1.40%	0.40%	0.20%	1.55%	0.55%
4	Greater than or equal to 0.45 to 1.00 but less than 0.50 to 1.00	1.45%	0.45%	0.25%	1.65%	0.65%
5	Greater than or equal to 0.50 to 1.00 but less 0.55 to 1.00	1.55%	0.55%	0.30%	1.80%	0.80%
6	Greater than or equal to 0.55 to 1.00	1.70%	0.70%	0.35%	2.00%	1.00%

Any adjustment to the foregoing Applicable Margins shall be effective as of the first day of the calendar month immediately following the month during which Parent delivers to the Administrative Agent the applicable compliance certificate pursuant to Section 6.1 evidencing the required change. If it is subsequently determined that any financial or other information provided by Borrower or Parent for purposes of calculating the ratio of Consolidated Outstanding Indebtedness to Consolidated Market Value Ratio (such information, the “Borrower Information”) was incorrect (for whatever reason, including without limitation because of a subsequent restatement of earnings by Parent) at the time it was delivered to the Administrative Agent, and if the applicable interest rate or fees calculated for any period were (i) lower than they should have been had the correct information been timely provided, then, (x) such interest rate and such fees for such period shall be automatically recalculated using correct Borrower Information for such period, (y) the Administrative Agent shall promptly notify the Borrower in writing of any additional interest and fees due because of such recalculation, and (z) the Borrower shall pay such additional interest or fees due to the Administrative Agent, for the account of each applicable Lender, within five (5) Business Days of receipt of such written notice, (ii) higher than they should have been had the correct information been timely provided, then, such interest and such fees for such period shall not be required to be recalculated using correct Borrower Information, and (iii) lower in one or more periods and higher in one or more periods than they should have been had the correct information been timely provided for such periods, then, (x) such interest rate and such fees for such periods shall automatically recalculated using correct Borrower Information for such periods, (y) the Administrative Agent shall promptly notify the Borrower in writing of any additional interest and fees due because of such recalculation, and (z) the Borrower shall pay such additional interest or fees (limited, for the avoidance of doubt, to the positive difference over all such affected periods) due to the Administrative Agent, for the account of each applicable Lender, within five (5) Business Days of receipt of such written notice. Any recalculation of interest or fees required by this provision shall survive the termination of this Agreement, and this provision shall not in any way limit any of the Administrative Agent’s or any Lender’s other rights under this Agreement.

(b) Upon Parent obtaining an Investment Grade Rating, the Applicable Margins to be used in calculating the interest rate applicable to different Classes and Types of Borrowings and the Facility Fee Rate to be used in calculating the Facility Fee shall vary from time to time in accordance with Parent’s then applicable Credit Rating corresponding to the Level in the first column of the table below:

Level	Credit Rating	Applicable Margin for SOFR Loans under the Revolving Facility and the Facility Letter of Credit Fee	Applicable Margin for Base Rate Loans under the Revolving Facility	Facility Fee Rate	Applicable Margin for SOFR Loans under the Initial Term Loan Facility	Applicable Margin for Base Rate Loans under the Initial Term Loan Facility
1	A/A2 (or higher)	0.70%	0.00%	0.10%	0.75%	0.00%
2	A-/A3	0.725%	0.00%	0.125%	0.80%	0.00%
3	BBB+/Baa1	0.775%	0.00%	0.15%	0.85%	0.00%
4	BBB/Baa2	0.85%	0.00%	0.20%	1.00%	0.00%
5	BBB-/Baa3	1.05%	0.05%	0.25%	1.20%	0.20%
6	BB+/Ba1 (or lower or unrated)	1.40%	0.40%	0.30%	1.60%	0.60%

If at any time Parent has two (2) applicable Credit Ratings, the Applicable Margins and Facility Fee Rate shall be the rate per annum applicable to the highest applicable Credit Rating; provided that if the highest applicable Credit Rating and the lowest applicable Credit Rating are more than one ratings category apart, the Applicable Margins and Facility Fee Rate shall be the rate per annum applicable to applicable Credit Rating that is one ratings category below the highest applicable Credit Rating. If at any time Parent has three (3) applicable Credit Ratings, and such applicable Credit Ratings are split, then: (A) if the difference between the highest and the lowest such applicable Credit Ratings is one ratings category (e.g. Baa2 by Moody’s and BBB- by S&P or Fitch), the Applicable Margins and Facility Fee Rate shall be the rate per annum that would be applicable if the highest of the applicable Credit Rating were used; and (B) if the difference between such applicable Credit Ratings is two (2) ratings categories (e.g. Baa1 by Moody’s and BBB- by S&P or Fitch) or more, the Applicable Margins and Facility Fee Rate shall be the rate per annum that would be applicable if the average of the two (2) highest applicable Credit Ratings were used, provided that if such average is not a recognized rating category, then the Applicable Margin and Facility Fee Rate shall be the rate per annum that would be applicable if the second highest applicable Credit Rating of the three were used. If at any time Parent has only one applicable Credit Rating, the Applicable Margins and Facility Fee Rate shall be the rate per annum applicable to such applicable Credit Rating.

If Parent does not have an Investment Grade Rating, the Applicable Margin and Facility Fee Rate shall be the rate per annum applicable to Level 6 in the table above.

If a rating agency downgrade or discontinuance results in an increase in the Applicable Margins or in the Facility Fee Rate and if such increase is reversed and the Applicable Margins or Facility Fee Rate is restored within ninety (90) days thereafter, at Parent’s or the Borrower’s request, the Borrower shall receive a credit against interest next due the Lenders equal to (i) interest accrued at the differential between such Applicable Margins plus (ii) the differential in the Facility Fees accruing from time to time during such period of downgrade or discontinuance.

If a rating agency upgrade results in decrease in the Applicable Margins or in the Facility Fee Rate and if such upgrade is reversed and the Applicable Margins or Facility Fee Rate is restored within ninety (90) days thereafter, the Borrower shall be required to pay an amount to the Lenders equal to the interest differential on the Borrowings and the differential on the Facility Fees during such period of upgrade.

2.5 Final Principal Payment. The Borrower hereby unconditionally promises to pay (a) all outstanding Borrowings of Revolving Loans and all other unpaid Obligations in respect of the Revolving Facility in full on the Revolving Facility Termination Date, (b) all outstanding Borrowings of Initial Term Loans and all other unpaid Obligations in respect of the Initial Term Loan Facility in full on the Initial Term Loan Maturity Date.

2.6 Facility Fee; Ticking Fee.

(a) Facility Fee. Subject to Section 2.22(a), the Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a facility fee (the “Facility Fee”) calculated for each day after the Closing Date through the Revolving Facility Termination Date at a per annum rate equal to the Facility Fee Rate in effect for such day (converted to a per diem rate) times the Aggregate Revolving Commitment (whether or not utilized) as of such day. The Facility Fee shall be payable quarterly in arrears on the last day of each calendar quarter hereafter beginning December 31, 2024 (for the period from the Closing Date through December 31, 2024) and continuing on the last day of each calendar quarter thereafter, with any accrued and unpaid Facility Fee due and payable on the Revolving Facility Termination Date (for the period from the first day of the quarter during which the Revolving Facility Termination Date occurs through the Revolving Facility Termination Date). Notwithstanding the foregoing, all accrued Facility Fees shall be payable on the effective date of any reduction in the Aggregate Revolving Commitment or any termination of the obligations of the Lenders to make Revolving Loans hereunder.

(b) Ticking Fee. Subject to Section 2.22(a), the Borrower agrees to pay to the Administrative Agent for the account of each Term Loan Lender with an Initial Term Loan Commitment a ticking fee (the “Ticking Fee”) calculated for each day commencing on the date that is ninety (90) days after the Closing Date through the Term Loan Availability Termination Date at a per annum rate equal to 0.20% times the aggregate amount of the Initial Term Loan Commitments as of such day. The Ticking Fee shall be payable quarterly in arrears on the last day of each calendar quarter hereafter commencing with March 31, 2025 (for the period from the date that is ninety (90) days after the Closing Date through March 31, 2025) and continuing on the last day of each calendar quarter thereafter, with any accrued and unpaid Ticking Fee due and payable on the Term Loan Availability Termination Date (for the period from the first day of the quarter during which the Term Loan Availability Termination Date occurs through the Term Loan Availability Termination Date). Notwithstanding the foregoing, all accrued Ticking Fees shall be payable on the effective date of any reduction in the Initial Term Loan Commitments or any termination of the obligations of the Lenders to make Initial Term Loans hereunder.

2.7 Other Fees. The Borrower agrees to pay all fees payable to the Administrative Agent and the Joint Lead Arrangers pursuant to the Fee Letters and as may be otherwise agreed to in writing from time to time by Borrower and the Administrative Agent and/or the Joint Lead Arrangers.

2.8 Principal Payments.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy or electronic mail) or electronic mail of any prepayment hereunder (i) in the case of prepayment of a Term SOFR Borrowing, not later than 11:00 a.m., New York City time, three (3) U.S. Government Securities Business Days before the date of prepayment or (ii) in the case of prepayment of a Base Rate Borrowing or Daily Simple SOFR Borrowing, not later than 12:00 p.m., New York City time, on the date (which date, in the case of a Daily Simple SOFR Borrowing, shall be a U.S. Government Securities Business Day) of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.1(b), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.1(b). Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.2. Each prepayment of a Borrowing of an applicable Class shall be applied ratably to the Loans of such Class included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.15 and any break funding payments required by Section 3.4.

2.9 Funding of Borrowings. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, in immediately available funds, not later than 2:00 p.m., New York City time, in the case of fundings to an account in New York City, or 2:00 p.m., local time, in the case of fundings to an account in another jurisdiction. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account designated by the Borrower in the applicable Borrowing Request, which account must be in the name of the Borrower provided that Base Rate Loans or Daily Simple SOFR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2A.5 shall be remitted by the Administrative Agent to the applicable Issuing Lender.

2.10 Interest Elections.

(a) Each Borrowing initially shall be of the Class and Type specified in the applicable Borrowing Request and, in the case of a Term SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans of the applicable Class comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding the foregoing, the Borrower may not (i) elect an Interest Period for Term SOFR Loans that does not comply with Section 2.2(d), (ii) elect to convert any Base Rate Loans or Daily Simple SOFR Loans to Term SOFR Loans that would result in the number of Term SOFR Borrowings exceeding the maximum number of Term SOFR Borrowings permitted under Section 2.2(c), or (iii) elect an Interest Period for Term SOFR Loans unless the aggregate outstanding principal amount of Term SOFR Loans (including any Term SOFR Loans made to the Borrower on the date that such Interest Period is to begin) to which such Interest Period will apply complies with the requirements as to minimum principal amount set forth in Section 2.2(c).

(b) To make an election pursuant to this Section (an “Interest Election Request”), the Borrower shall notify the Administrative Agent of such election by the time that a Borrowing Request would be required under Section 2.3 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be confirmed promptly by delivery to the Administrative Agent of a written Interest Election Request signed by an Authorized Officer of the Borrower substantially in the form of Exhibit C hereto (hereinafter referred to as a “Conversion/Continuation Notice”).

(c) Each Conversion/Continuation Notice shall specify the following information in compliance with Section 2.2 and paragraph (a) of this Section: (i) the Borrowing to which such Conversion/Continuation Notice applies; (ii) the effective date of the election made pursuant to such Conversion/Continuation Notice, which shall be a Business Day; (iii) whether the resulting Borrowing is to be a Base Rate Borrowing, a Daily Simple SOFR Borrowing or a Term SOFR Borrowing; and (iv) if the resulting Borrowing is a Term SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election. If any such Conversion/Continuation Notice requests a Term SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of a Conversion/Continuation Notice, the Administrative Agent shall advise each relevant Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Conversion/Continuation Notice with respect to a Term SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Base Rate Borrowing.

2.11 Changes in Interest Rate, Etc.

(a) (x) The Loans comprising each Base Rate Borrowing of Revolving Loans shall bear interest at the Base Rate plus the Applicable Margin for Base Rate Loans under the Revolving Facility and (y) the Loans comprising each Base Rate Borrowing of Initial Term Loans shall bear interest at the Base Rate plus the Applicable Margin for Base Rate Loans under the Initial Term Loan Facility.

(b) (x) The Loans comprising each Term SOFR Borrowing of Revolving Loans shall bear interest at Adjusted Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Margin for Term SOFR Loans under the Revolving Facility and (y) the Loans comprising each Term SOFR Borrowing of Initial Term Loans shall bear interest at Adjusted Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Margin for Term SOFR Loans under the Initial Term Loan Facility.

(c) (x) The Loans comprising each Daily Simple SOFR Borrowing of Revolving Loans shall bear interest at a rate per annum equal to Adjusted Daily Simple SOFR plus the Applicable Margin for Daily Simple SOFR Loans under the Revolving Facility and (y) the Loans comprising each Daily Simple SOFR Borrowing of Initial Term Loans shall bear interest at a rate per annum equal to Adjusted Daily Simple SOFR plus the Applicable Margin for Daily Simple SOFR Loans under the Initial Term Loan Facility.

2.12 Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.9 or 2.10, during the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) no Borrowing may be made as, converted into or continued as a Term SOFR Borrowing and (ii) unless repaid, each Term SOFR Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto. During the continuance of a Default described in Sections 7.1, 7.2, 7.7 or 7.8 or, at the option of the Required Lenders during the continuance of any other Default by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), (i) each Term SOFR Borrowing shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus two percent (2%) per annum and (ii) each Base Rate Borrowing and Daily Simple SOFR Borrowing shall bear interest at a rate per annum equal to the interest rate otherwise applicable to such Borrowing plus 2% per annum. If any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, two percent (2%) plus the rate otherwise applicable to such Loan or (ii) in the case of any other amount, two percent (2%) plus the rate applicable to Base Rate Loans.

2.13 Method of Payment.

(i) All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Office, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by 1:00 p.m. New York time on the date when due. Each such payment shall be made in Dollars.

(ii) All payments of the Obligations hereunder shall be applied ratably by the Administrative Agent among the Lenders of the applicable Class. As provided elsewhere herein, all Lenders’ interests in the Loan Documents and the Borrowings of a Class shall be ratable undivided interests and none of such Lenders’ interests shall have priority over the others. Each payment in respect of a Class of Loans delivered to the Administrative Agent for the account of any Lender or amount to be applied or paid by the Administrative Agent to any Lender shall be paid promptly (on the same day as received by the Administrative Agent if received prior to 1:00 p.m. New York time, and otherwise on the next succeeding Business Day) by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. Payments received by the Administrative Agent but not timely funded to the Lenders shall bear interest payable by the Administrative Agent at the Federal Funds Rate from the date due until the date paid.

(iii) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.9, 2.20, 2A.5, 2A.6(b) or 10.8, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (A) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent or the Issuing Lender to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (B) hold any such amounts in a segregated account as cash collateral for, and application to, any such unsatisfied obligations of such Lender under any such Section or any contingent reimbursement obligations of such Lender with respect to then outstanding Facility Letters of Credit until all such unsatisfied obligations are fully paid, in the case of each of clauses (A) and (B) above, in any order as determined by the Administrative Agent in its discretion.

2.14 Notes; Telephonic Notices. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Administrative Agent shall maintain the Register in accordance with Section 12.3(d). The entries made in the records maintained pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement. In the event of any conflict between the records maintained by any Lender and the records maintained by the Administrative Agent in such matters, the records of the Administrative Agent shall control in the absence of manifest error. Any Lender may request that Loans made by it be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender and its registered assigns. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 12.3) be represented by one or more Notes.

2.15 Interest Payment Dates; Interest and Fee Basis. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.12 shall be payable on demand and (ii) in the event of any conversion of any Term SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. Interest computed by reference to Term SOFR, Daily Simple SOFR or the Base Rate (other than at times when the Base Rate is based on the Prime Rate) hereunder, and all other computations of fees hereunder, shall be computed on the basis of a year of 360 days. Interest computed by reference to the Base Rate at times when the Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable Base Rate, Adjusted Term SOFR, Term SOFR, Adjusted Daily Simple SOFR or Daily Simple SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. Interest shall be payable for the day a Borrowing is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of fees or principal of or interest on a Borrowing shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.16 Notification of Borrowings, Interest Rates and Prepayments. The Administrative Agent will notify each Lender of the contents of each Borrowing Request, Conversion/Continuation Notice, and repayment notice received by it hereunder not later than the close of business on the Business Day such notice is received by the Administrative Agent (or such earlier time as is required by Section 2.3).

2.17 Lending Installations. Subject to Section 3.6, each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written notice to the Administrative Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

2.18 Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the time at which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made or will be made by such time. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Rate for such day or (ii) in the case of payment by the Borrower, the interest rate applicable to the Base Rate Loans. If such Lender so repays such amount and interest thereon to the Administrative Agent within one (1) Business Day after such demand, all interest accruing on the Loan not funded by such Lender during such period shall be payable to such Lender when received from the Borrower.

2.19 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 3.1 or Section 3.2, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.5, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 3.1, 3.2 or 3.5, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (w) any Lender requests compensation under Section 3.1 or Section 3.2, or (x) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.5, or (y) any Lender becomes Defaulting Lender, or (z) any Lender has refused to consent to any proposed amendment, modification, waiver, termination or consent with respect to any provision of this Agreement or any other Loan Document that, pursuant to Section 8.2, requires the consent of all Lenders or each Lender affected thereby and with respect to which Lenders constituting the Required Lenders have consented to such proposed amendment, modification, waiver, termination or consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.3), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.1, 3.2 or 3.5) and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Lenders), which consent shall not unreasonably be withheld, (ii) subject to the Borrower’s rights with respect to Defaulting Lenders under Section 2.22, such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Facility Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 3.1 or Section 3.2 or payments required to be made pursuant to Section 3.5, such assignment will result in a reduction in such compensation or payments, and (iv) in the case of any such assignment resulting from a Lender’s refusal to consent to a proposed amendment, modification, waiver, termination or consent, the assignee shall approve the proposed amendment, modification, waiver, termination or consent. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that (i) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided that any such documents shall be without recourse to or warranty by the parties thereto.

2.20 Application of Moneys Received. All moneys collected or received by the Administrative Agent on account of the Revolving Facility directly or indirectly, shall be applied in the following order of priority, subject to Section 2.13(iii) and Section 2.22:

(i) first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent (including fees and disbursements and other charges of counsel to the Administrative Agent payable under Section 9.7 and amounts pursuant to Section 2.7 payable to the Administrative Agent in its capacity as such);

(ii) second, to payment of that portion of the Obligations constituting fees, expenses, indemnities and other amounts (other than principal, reimbursement obligations in respect of LC Disbursements, interest and Facility Letter of Credit fees) payable to the Lenders and the Issuing Lenders (including fees and disbursements and other charges of counsel to the Lenders and the Issuing Lenders payable under Section 9.7) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;

(iii) third, to payment of that portion of the Obligations constituting accrued and unpaid Facility Letter of Credit fees and charges and interest on the Loans and unreimbursed LC Disbursements, ratably among the Lenders and the Issuing Lenders in proportion to the respective amounts described in this clause (iii) payable to them;

(iv) fourth, (A) to payment of that portion of the Obligations constituting unpaid principal of the Loans and unreimbursed LC Disbursements and (B) to cash collateralize that portion of LC Exposure comprising the undrawn amount of Facility Letters of Credit to the extent not otherwise cash collateralized by the Borrower pursuant to Section 2A.9 or 2.22, ratably among the Lenders and the Issuing Lenders in proportion to the respective amounts described in this clause (iv) payable to them; provided that (x) any such amounts applied pursuant to subclause (B) above shall be paid to the Administrative Agent for the ratable account of the applicable Issuing Lenders to cash collateralize Obligations in respect of Facility Letters of Credit, (y) subject to Section 2A.9 or 2.22, amounts used to cash collateralize the aggregate amount of Facility Letters of Credit pursuant to this clause (iv) shall be used to satisfy drawings under such Facility Letters of Credit as they occur and (z) upon the expiration of any Facility Letter of Credit (without any pending drawings), the pro rata share of cash collateral shall be distributed to the other Obligations, if any, in the order set forth in this Section 2.20;

2.21 Usury. This Agreement and each Note are subject to the express condition that at no time shall the Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject any Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the Loan Documents, the Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the interest rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until Payment in Full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.22 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unused portion of the Revolving Commitment and Term Loan Commitment of such Defaulting Lender pursuant to Section 2.6, and fees shall continue to accrue on the used portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.6, but shall not be payable to such Defaulting Lender by the Borrower until such Defaulting Lender ceases to be a Defaulting Lender, if ever;

(b) the Commitments, Term Loans and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders, Required Revolving Lenders or Required Term Loan Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 8.2); provided that any waiver, amendment or modification that increases the Commitment of a Defaulting Lender, forgives all or any portion of the principal amount of any Loan or Reimbursement Obligation or interest thereon owing to a Defaulting Lender, reduces the Applicable Margin on the underlying interest rate owing to a Defaulting Lender or extends the Revolving Facility Termination Date or Initial Term Loan Maturity Date shall require the consent of such Defaulting Lender;

(c) if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) so long as no Default or Unmatured Default has occurred and is continuing, all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within three (3) Business Days following notice by the Administrative Agent cash collateralize for the benefit of the Issuing Lender only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2A.9 and Section 8.1 for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees, and such fees shall not accrue, to such Defaulting Lender pursuant to Section 2A.8 with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2A.8(a) shall be adjusted in accordance with such non-Defaulting Lenders’ reallocated Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Revolving Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2A.8(a) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Lender until and to the extent that such LC Exposure is reallocated and/or cash collateralized;

(d) so long as such Lender is a Defaulting Lender, the Issuing Lender shall not be required to issue, amend or increase any Facility Letter of Credit, unless the Defaulting Lender’s then outstanding LC Exposure will be one hundred percent (100%) covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.22(c), and participating interests in any newly issued or increased Facility Letter of Credit shall be allocated among non- Defaulting Lenders in a manner consistent with Section 2.22(c)(i) (and such Defaulting Lender shall not participate therein); and

(e) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.20 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.1 or 11.2 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, in the case of a Defaulting Lender that is a Revolving Lender, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender hereunder; third, in the case of a Defaulting Lender that is a Revolving Lender, to cash collateralize LC Exposure with respect to such Defaulting Lender in accordance with this Section; fourth, as the Borrower may request (so long as no Unmatured Default or Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, in the case of a Defaulting Lender that is a Revolving Lender, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize future LC Exposure with respect to such Defaulting Lender with respect to future Facility Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders or the Issuing Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Unmatured Default or Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans of a Class or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Facility Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of a Class of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such class of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans of such Class and funded and unfunded participations in the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure are held by the Revolving Lenders pro rata in accordance with the Revolving Commitments without giving effect to clause (c) above and all Term Loans of each Class are held by the Term Loan Lenders of such Class pro rata as if there had been no Defaulting Lenders of such Class. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

If (i) a Bankruptcy Event or Bail-In Action with respect to a parent company of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Issuing Lender has a good faith belief that any Lender has defaulted or will default in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Lender shall not be required to issue, amend or increase any Facility Letter of Credit, unless the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be one hundred percent (100%) covered by the Revolving Commitments of the non-Defaulting Lenders or the Issuing Lender shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Issuing Lender to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders and the funded and unpaid participations of the other Lenders in the Facility Letters of Credit as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans in accordance with its Percentage.

2.23 Extensions of Termination Date.

(a) Extension of Revolving Facility Termination Date. The Borrower shall have two (2) options (each, a “Revolving Facility Extension Option”) to extend the then applicable Revolving Facility Termination Date for a period of six (6) months per extension (for a total extension of one (1) year). Subject to the conditions set forth below, the Borrower may exercise a Revolving Facility Extension Option by delivering a written notice to Administrative Agent (who shall provide such notice, promptly upon receipt, to each of the Lenders) not more than one hundred eighty (180) days and not less than sixty (60) days prior to the then applicable Revolving Facility Termination Date (a “Revolving Facility Notice to Extend”), stating that the Borrower has elected to extend the Revolving Facility Termination Date by six (6) months. The Borrower’s right to exercise each Revolving Facility Extension Option shall be subject to the following terms and conditions: (i) there shall exist no Default or Unmatured Default on both the date the Borrower delivers the Revolving Facility Notice to Extend to the Administrative Agent and on the then applicable scheduled Revolving Facility Termination Date; (ii) the Borrower shall have paid to the Administrative Agent for the account of each Lender for each extension an extension fee equal to 0.0625% of such Lender’s percentage share of the Aggregate Revolving Commitment simultaneously with delivery of the Revolving Facility Notice to Extend; (iii) the representations and warranties of Parent and the Borrower contained in Article V shall be true and correct in all material respects as of the date the Borrower delivers the Revolving Facility Notice to Extend and the applicable Revolving Facility Termination Date; provided that any representation or warranty that is qualified as to “materiality”, Material Adverse Effect or similar language shall be true and correct in all respects on such date and any such representation or warranty that is stated to relate solely to an earlier date shall be true and correct on and as of such earlier date; and (iv) Parent shall deliver to the Administrative Agent an officer’s certificate certifying as to the matters set forth in the foregoing clauses (i) and (iii).

(b) Extension of Initial Term Loan Maturity Date. The Borrower shall have two (2) options (each, a “Term Loan Extension Option”) to extend the then applicable Initial Term Loan Maturity Date for a period of one (1) year per extension (for a total extension of two (2) years). Subject to the conditions set forth below, the Borrower may exercise a Term Loan Extension Option by delivering a written notice to Administrative Agent (who shall provide such notice, promptly upon receipt, to each of the Lenders) not more than one hundred eighty (180) days and not less than sixty (60) days prior to the then applicable Initial Term Loan Maturity Date (a “Term Loan Notice to Extend”), stating that the Borrower has elected to extend the Initial Term Loan Maturity Date by one (1) year. The Borrower’s right to exercise each Term Loan Extension Option shall be subject to the following terms and conditions: (i) there shall exist no Default or Unmatured Default on both the date the Borrower delivers the Term Loan Notice to Extend to the Administrative Agent and on the then applicable scheduled Initial Term Loan Maturity Date; (ii) the Borrower shall have paid to the Administrative Agent for the account of each Lender for each extension an extension fee equal to 0.125% of such Lender’s percentage of the aggregate amount of the Initial Term Loans then outstanding simultaneously with delivery of the Term Loan Notice to Extend; (iii) the representations and warranties of Parent and the Borrower contained in Article V shall be true and correct in all material respects as of the date the Borrower delivers the Term Loan Notice to Extend and the applicable Initial Term Loan Maturity Date; provided that any representation or warranty that is qualified as to “materiality”, Material Adverse Effect or similar language shall be true and correct in all respects on such date and any such representation or warranty that is stated to relate solely to an earlier date shall be true and correct on and as of such earlier date; and (iv) Parent shall deliver to the Administrative Agent an officer’s certificate certifying as to the matters set forth in the foregoing clauses (i) and (iii).

2.24 Initial Benchmark Conforming Changes(a) . In connection with the use or administration of any Benchmark, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of any Benchmark.

ARTICLE IIA

THE LETTER OF CREDIT SUB-FACILITY

2A.1 Obligation to Issue. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Parent and the Borrower herein set forth, each Issuing Lender hereby agrees to issue for the account of the Borrower and its Subsidiaries, one or more Facility Letters of Credit denominated in Dollars in accordance with this Article 2A, from time to time during the period commencing on the date hereof and ending on the fifth (5th) Business Day prior to the Revolving Facility Termination Date. If requested by the Issuing Lender, the Borrower also shall submit a letter of credit application on the Issuing Lender’s standard form in connection with any request for a Facility Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, any Issuing Lender relating to any Facility Letter of Credit, the terms and conditions of this Agreement shall control.

Notwithstanding anything herein to the contrary, the Issuing Lenders shall have no obligation hereunder to issue any Facility Letter of Credit if:

(a) the proceeds of such Facility Letter of Credit would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any Sanctioned Country or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement;

(b) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing such Facility Letter of Credit, or any law applicable to such Issuing Lender shall prohibit, or require that such Issuing Lender refrain from, the issuance of letters of credit generally or such Facility Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Facility Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense that was not applicable on the Closing Date and that such Issuing Lender in good faith deems material to it; or

(c) the issuance of such Facility Letter of Credit would violate one or more policies of such Issuing Lender applicable to letters of credit generally.

2A.2 Types and Amounts. The Issuing Lenders shall not:

(a) issue any Facility Letter of Credit if the aggregate maximum amount then available for drawing under Facility Letters of Credit issued by such Issuing Lender, after giving effect to the Facility Letter of Credit requested hereunder, shall exceed any limit imposed by law or regulation upon such Issuing Lender;

(b) unless such Issuing Lender otherwise consents, issue any Facility Letter of Credit if, after giving effect thereto, (x) the aggregate undrawn amount of all outstanding Facility Letters of Credit issued by any Issuing Lender plus the aggregate amount of all LC Disbursements made by such Issuing Lender that have not been reimbursed by or on behalf of the Borrower would exceed its Letter of Credit Commitment or (y) the Revolving Exposure of any Issuing Lender would exceed its Revolving Commitment;

(c) issue any Facility Letter of Credit if, after giving effect thereto, the LC Exposure would exceed $35,000,000 (or such greater amount as may be increased in connection with any Incremental Commitment with the consent of all Issuing Lenders), or the Total Revolving Exposure would exceed the Aggregate Revolving Commitments; or

(d) issue any Facility Letter of Credit having an expiration date (including after giving effect to the third sentence in the definition of “LC Exposure”) which is later than five (5) Business Days prior to the Revolving Facility Termination Date; provided, that a Facility Letter of Credit may contain automatic extension provisions to extend such date, but not to a date which is later than the earlier of (x) five (5) Business Days prior to the Revolving Facility Termination Date and (y) the date that is one (1) year after the current expiration date of such Facility Letter of Credit.

The Borrower may, at any time and from time to time, reduce the Letter of Credit Commitment of any Issuing Lender with the consent of such Issuing Lender; provided that the Borrower shall not reduce the Letter of Credit Commitment of any Issuing Lender if, after giving effect of such reduction, the conditions set forth in clauses (i) through (iv) above shall not be satisfied.

2A.3 Conditions. In addition to being subject to the satisfaction of the conditions contained in Section 2A.1, Section 2A.2 and Section 4.2 hereof, the obligation of the Issuing Lender to issue any Facility Letter of Credit is subject to the Borrower shall have delivered to the Issuing Lender at such times and in such manner as the Issuing Lender may reasonably prescribe such documents and materials as may be reasonably required pursuant to the terms of the proposed Facility Letter of Credit (it being understood that if any inconsistency exists between such documents and the Loan Documents, the terms of the Loan Documents shall control) and the proposed Facility Letter of Credit shall be reasonably satisfactory to the Issuing Lender as to form and content.

2A.4 Procedure for Issuance of Facility Letters of Credit.

(a) The Borrower shall give the Issuing Lenders and the Administrative Agent at least five (5) Business Days’ prior written notice of any requested issuance of a Facility Letter of Credit under this Agreement (a “Letter of Credit Request”) (except that, in lieu of such written notice, the Borrower may give the Issuing Lenders and the Administrative Agent telephonic notice of such request if confirmed in writing by delivery to the Issuing Lenders and the Administrative Agent immediately of a telecopy of the written notice required hereunder); such notice shall be irrevocable and shall specify:

(i) the identity of the Issuing Lender selected to issue the Facility Letter of Credit requested (it being agreed that the Borrower shall use commercially reasonable efforts to cause the Facility Letters of Credit to be issued by the Issuing Lenders on a proportionate basis in accordance with their proportionate share of the Letter of Credit Commitments); and

(ii) the stated amount of the Facility Letter of Credit requested (which stated amount shall not be less than $50,000); and

(iii) the effective date (which day shall be a Business Day) of issuance of such requested Facility Letter of Credit (the “Issuance Date”); and

(iv) the date on which such requested Facility Letter of Credit is to expire (which date shall be a Business Day and shall in no event be later than the latest permissible date pursuant to Section 2A.2; and

(v) the purpose for which such Facility Letter of Credit is to be issued; and

(vi) the full name and the address of the Person for whose benefit the requested Facility Letter of Credit is to be issued.

(b) At the time such request is made, the Borrower shall also provide the Administrative Agent and the Issuing Lender with a copy of the form of the Facility Letter of Credit that the Borrower is requesting be issued, which shall be subject to the approval of the Issuing Lender. Such notice, to be effective, must be received by such Issuing Lender and the Administrative Agent not later than 3:00 p.m. (New York time) on the last Business Day on which notice can be given under this Section 2A.4(a). A Facility Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Facility Letter of Credit the Borrower and the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $35,000,000 (or such greater amount as may be increased in connection with any Incremental Commitment with the consent of all Issuing Lenders), (ii) the Total Revolving Exposure shall not exceed the Aggregate Revolving Commitments, (iii) the aggregate undrawn amount of all outstanding Facility Letters of Credit issued by any Issuing Lender plus the aggregate amount of all LC Disbursements made by such Issuing Lender that have not been reimbursed by or on behalf of the Borrower shall not exceed its Letter of Credit Commitment (unless such Issuing Lender otherwise consents), and (iv) the Revolving Exposure of any Issuing Lender shall not exceed its Revolving Commitment (unless such Issuing Lender otherwise consents). A Facility Letter of Credit shall not be issued, extended or renewed if the Issuing Lender has received written notice from the Administrative Agent at least one (1) Business Day prior to the date of such requested issuance, extension or renewal, that one or more applicable conditions contained in Section 4.2 shall not be satisfied.

(c) Subject to the terms and conditions of this Article IIA and provided that the applicable conditions set forth in Section 4.2 hereof have been satisfied, such Issuing Lender shall, on the Issuance Date, issue a Facility Letter of Credit on behalf of the Borrower in accordance with the Letter of Credit Request and the Issuing Lender’s usual and customary business practices unless the Issuing Lender has actually received (i) written notice from the Borrower specifically revoking the Letter of Credit Request with respect to such Facility Letter of Credit, (ii) written notice from the Administrative Agent, which complies with the provisions of Section 2A.6(a), or (iii) written or telephonic notice from the Administrative Agent stating that the issuance of such Facility Letter of Credit would violate Section 2A.2.

(d) The Issuing Lender shall give the Administrative Agent and the Borrower written notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance of a Facility Letter of Credit (the “Issuance Notice”).

(e) The Issuing Lender shall not extend or amend any Facility Letter of Credit unless the requirements of this Section 2A.4 are met as though a new Facility Letter of Credit was being requested and issued.

2A.5 Reimbursement Obligations; Duties of Issuing Lender.

(a) If the applicable Issuing Lender shall make any LC Disbursement in respect of a Facility Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement in Dollars, not later than 12:00 noon, New York City time on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, as applicable, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, as applicable, on the Business Day immediately following the day that the Borrower receives such notice; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.3 or 2.4 that such payment be financed in Dollars with a Base Rate Borrowing or Daily Simple SOFR Borrowing under the Revolving Facility in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing. If the Borrower fails to make such payment when due, then the Administrative Agent shall promptly notify the applicable Issuing Lender and each other Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent in Dollars its Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.6 with respect to Loans made by such Lender (and Section 2.10 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Lender in Dollars the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Lender or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Lender, then to such Lenders and such Issuing Lender as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse any Issuing Lender for any LC Disbursement (other than the funding of Base Rate Loans or Daily Simple SOFR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(b) If an Issuing Lender shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made (in the local time where the LC Disbursement is made regardless of when such reimbursement is due under Section 2A.5(a)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Base Rate Borrowings; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (a) of this Section, then Section 2.12 shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Lender, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2A.5 to reimburse such Issuing Lender shall be for the account of such Lender to the extent of such payment.

2A.6 Participation.

(a) Immediately upon issuance by the Issuing Lender of any Facility Letter of Credit in accordance with the procedures set forth in Section 2A.4, each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuing Lender, without recourse, representation or warranty, an undivided interest and participation equal to such Lender’s Percentage in such Facility Letter of Credit (including, without limitation, all obligations of the Borrower with respect thereto) and any security therefor or guaranty pertaining thereto; provided that a Facility Letter of Credit issued by the Issuing Lender shall not be deemed to be a Facility Letter of Credit for purposes of this Section 2A.6 if the Issuing Lender shall have received written notice from the Administrative Agent on or before the Business Day prior to the date of its issuance of such Facility Letter of Credit that one or more of the conditions contained in Section 2A.2 is not then satisfied, and in the event the Issuing Lender receives such a notice it shall have no further obligation to issue any Facility Letter of Credit until such notice is withdrawn or the Issuing Lender receives a notice from the Administrative Agent that such condition has been effectively waived in accordance with the provisions of this Agreement. Each Revolving Lender’s obligation to make further Revolving Loans to the Borrower (other than any payments such Lender is required to make under subparagraph (b) below) or issue any Letters of Credit on behalf of the Borrower shall be reduced by such Lender’s Percentage of each Facility Letter of Credit outstanding.

(b) In the event that the Issuing Lender makes any payment under any Facility Letter of Credit and the Borrower shall not have repaid such amount to the Issuing Lender pursuant to Section 2A.7 hereof, the Issuing Lender shall promptly notify the Administrative Agent, which shall promptly notify each Revolving Lender of such failure, and each Revolving Lender shall promptly and unconditionally pay to the Administrative Agent for the account of the Issuing Lender the amount of such Lender’s Percentage of each LC Disbursement made by such Issuing Lender in Dollars and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. The failure of any Revolving Lender to make available to the Administrative Agent for the account of any Issuing Lender its Percentage of the unreimbursed amount of any such payment shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent for the account of such Issuing Lender its Percentage of the unreimbursed amount of any payment on the date such payment is to be made, but no Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent its Percentage of the unreimbursed amount of any payment on the date such payment is to be made.

(c) Whenever the Issuing Lender receives a payment on account of a Reimbursement Obligation, including any interest thereon, the Issuing Lender shall promptly pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Lender which has funded its participating interest therein, in immediately available funds, an amount equal to such Lender’s Percentage thereof.

(d) Upon the request of the Administrative Agent or any Lender, an Issuing Lender shall furnish to the Administrative Agent or such Lender copies of any Facility Letter of Credit to which that Issuing Lender is party and such other documentation as may reasonably be requested by the Administrative Agent or such Lender.

(e) The obligations of a Lender to make payments to the Administrative Agent for the account of each Issuing Lender with respect to a Facility Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, set-off, qualification or exception whatsoever other than a failure of any such Issuing Lender to comply with the terms of this Agreement relating to the issuance of such Facility Letter of Credit and shall be made in accordance with the terms and conditions of this Agreement under all circumstances.

2A.7 Payment of Reimbursement Obligations.

(a) The Borrower agrees to pay to each Issuing Lender the amount of all Reimbursement Obligations, interest and other amounts payable to such Issuing Lender under or in connection with any Facility Letter of Credit when due in accordance with Section 2A.5(a) above, and the Borrower’s obligation to reimburse in accordance with Section 2A.5(a) shall be absolute, unconditional and irrevocable, irrespective of any claim, set-off, defense or other right which the Borrower may have at any time against any Issuing Lender or any other Person, under all circumstances, including without limitation any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents, or any term or provision therein;

(ii) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary named in a Facility Letter of Credit or any transferee of any Facility Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Issuing Lender, any Lender, or any other Person, whether in connection with this Agreement, any Facility Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the Borrower and the beneficiary named in any Facility Letter of Credit);

(iii) any draft, certificate or any other document presented under the Facility Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect of any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

(v) the occurrence of any Default or Unmatured Default;

(vi) payment by the respective Issuing Lender under a Facility Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Facility Letter of Credit; or

(vii) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.

Neither the Administrative Agent, the Lenders nor the Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Facility Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Facility Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation, or any consequence arising from causes beyond the control of the respective Issuing Lender; provided that the foregoing shall not be construed to excuse an Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Facility Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Lender (as finally determined by a court of competent jurisdiction), such Issuing Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Facility Letter of Credit, an Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Facility Letter of Credit.

(b) In the event any payment by the Borrower received by the Issuing Lender with respect to a Facility Letter of Credit and distributed by the Administrative Agent to the Lenders on account of their participations is thereafter set aside, avoided or recovered from the Issuing Lender in connection with any receivership, liquidation, reorganization or bankruptcy proceeding, each Lender which received such distribution shall, upon demand by the Issuing Lender, contribute such Lender’s Percentage of the amount set aside, avoided or recovered together with interest at the rate required to be paid by the Issuing Lender upon the amount required to be repaid by the Issuing Lender.

2A.8 Compensation for Facility Letters of Credit.

(a) Subject to Section 2.22, the Borrower shall pay to the Administrative Agent, for the ratable account of the Revolving Lenders, based upon such Lenders’ respective Percentages, a per annum fee (the “Facility Letter of Credit Fee”) with respect to the face amount of each Facility Letter of Credit (taking into account any reductions from time to time) that is equal to the Applicable Margin for Term SOFR Loans under the Revolving Facility. The Facility Letter of Credit Fee relating to any Facility Letter of Credit shall be due and payable quarterly in arrears on the last day of each calendar quarter hereafter (commencing with December 31, 2024) and, to the extent any such fees are then due and unpaid, on the Revolving Facility Termination Date. The Administrative Agent shall promptly remit such Facility Letter of Credit Fees, when paid, to the other Revolving Lenders in accordance with their Percentages thereof.

(b) The Issuing Lender also shall have the right to receive solely for its own account an issuance fee of 0.125% of the face amount of each Facility Letter of Credit (taking into account any reductions from time to time) issued by such Issuing Lender, payable by the Borrower for each such Facility Letter of Credit. The issuance fee relating to any Facility Letter of Credit shall be due and payable in full at the time of issuance thereof. The Issuing Lender shall also be entitled to receive its reasonable out-of-pocket costs and the Issuing Lender’s standard charges of issuing, amending and servicing Facility Letters of Credit and processing draws thereunder. The Borrower shall pay such other amounts when due to the Issuing Lender in accordance with such Issuing Lender’s standard schedule for such other amounts.

2A.9 Letter of Credit Collateral Account. The Borrower hereby agrees that it will, from the time a deposit is required pursuant to Section 8.1, Section 2A.2, Section 2.8(b) or Section 2.22(c) until Obligations are satisfied and all Facility Letters of Credit have expired or been terminated, maintain a special collateral account (the “Letter of Credit Collateral Account”) at the Administrative Agent’s office at the address specified pursuant to Article XIII, in the name of the Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Revolving Lenders, and in which the Borrower shall have no interest other than as set forth in Section 8.1. Such Letter of Credit Collateral Account shall be funded to the extent required by Section 8.1, Section 2A.2, Section 2.8(b) or Section 2.22(c). In addition to the foregoing, the Borrower hereby grants to the Administrative Agent, for the benefit of itself, the Issuing Lender and the Lenders, a properly perfected security interest in and Lien on the Letter of Credit Collateral Account, any cash or other funds, notes, certificates of deposit and other instruments that may hereafter be on deposit in such account, any certificates or instruments from time to time evidencing or representing the Letter of Credit Collateral Account, all interest, dividends and other property distributed in respect of or in exchange for the foregoing, and the proceeds thereof (the “Letter of Credit Collateral”), all to secure the payment and performance of the Obligations. The Borrower agrees that it will not (i) sell or otherwise dispose of any interest in the Letter of Credit Collateral or (ii) create or permit to exist any Lien, security interest or other charge or encumbrance upon or with respect to any of the Letter of Credit Collateral, except for the security interest created by this Section 2A.9.

2A.10 Disbursement Procedures. The Issuing Lender for any Facility Letter of Credit shall, within the time allowed by applicable law or the specific terms of the Facility Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Facility Letter of Credit. Such Issuing Lender shall promptly after such examination notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy or electronic mail) of such demand for payment and if such Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Lender and the Lenders with respect to any such LC Disbursement.

2A.11 Replacement and Resignation of an Issuing Lender. (i) An Issuing Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Lender pursuant to Section 2A.8. From and after the effective date of any such replacement, (x) the successor Issuing Lender shall have all the rights and obligations of an Issuing Lender under this Agreement with respect to Facility Letters of Credit to be issued by it thereafter and (y) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Facility Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Facility Letters of Credit or extend or otherwise amend any existing Facility Letter of Credit.

(ii) Subject to the appointment and acceptance of a successor Issuing Lender, any Issuing Lender may resign as an Issuing Lender at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such resigning Issuing Lender shall be replaced in accordance with Section 2A.11(i) above.

2A.12 Facility Letters of Credit Issued for Account of Subsidiaries. Notwithstanding that a Facility Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Facility Letter of Credit, and without derogating from any rights of the applicable Issuing Lender (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Facility Letter of Credit, the Borrower (i) shall reimburse, indemnify and compensate the applicable Issuing Lender hereunder for such Facility Letter of Credit (including to reimburse any and all drawings thereunder) as if such Facility Letter of Credit had been issued solely for the account of the Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Facility Letter of Credit other than defense of payment or performance. The Borrower hereby acknowledges that the issuance of such Facility Letters of Credit for its Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

ARTICLE III

CHANGE IN CIRCUMSTANCES

3.1 Increased Costs. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in Adjusted Term SOFR) or the Issuing Lender;

(ii) impose on any Lender or the Issuing Lender or the applicable offshore interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Facility Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Lender or such other Recipient of participating in, issuing or maintaining any Facility Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Lender or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, the Issuing Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within thirty (30) days after receipt thereof. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs or reductions incurred more than one hundred eighty (180) days prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof.

3.2 Capital Adequacy. If any Lender or the Issuing Lender determines that any Change in Law regarding capital or liquidity ratios or requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Facility Letters of Credit held by, such Lender, or the Facility Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs or reductions incurred more than two hundred seventy (270) days prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the two hundred seventy (270) day period referred to above shall be extended to include the period of retroactive effect thereof.

3.3 Alternate Rate of Interest. (a) Subject to clause (b) of this Section 3.3, if:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term SOFR Borrowing, that adequate and reasonable means do not exist for ascertaining Adjusted Term SOFR or Term SOFR (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Daily Simple SOFR or Adjusted Daily Simple SOFR; or

(ii) the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term SOFR Borrowing, Adjusted Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period or (B) at any time, Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.10 or a new Borrowing Request in accordance with the terms of Section 2.3, (1) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term SOFR Borrowing and any Borrowing Request that requests a Term SOFR Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (x) an Daily Simple SOFR Borrowing so long as Adjusted Daily Simple SOFR is not also the subject of Section 3.3(a)(i) or (ii) above or (y) a Base Rate Borrowing if Adjusted Daily Simple SOFR also is the subject of Section 3.3(a)(i) or (ii) above and (2) any Borrowing Request that requests an Daily Simple SOFR Borrowing shall instead be deemed to be a Borrowing Request, as applicable, for a Base Rate Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term SOFR Loan or Daily Simple SOFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 3.3(a) with respect to a Relevant Rate applicable to such Term SOFR Loan or Daily Simple SOFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.10 or a new Borrowing Request in accordance with the terms of Section 2.3, (1) any Term SOFR Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an Daily Simple SOFR Borrowing so long as Adjusted Daily Simple SOFR is not also the subject of Section 3.3(a)(i) or (ii) above or (y) a Base Rate Loan if Adjusted Daily Simple SOFR also is the subject of Section 3.3(a)(i) or (ii) above, on such day, and (2) any Daily Simple SOFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute a Base Rate Loan.

(b) Benchmark Replacement Setting.

(i) Benchmark Replacement Setting. (A) Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event with respect to any Benchmark, the Administrative Agent and the Borrower may amend this Agreement to replace such Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 3.3(b)(i)(A) will occur prior to the applicable Benchmark Transition Start Date. (B) No Financial Contract shall be deemed to be a “Loan Document” for purposes of this Section 3.3(b).

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.3(b)(iv). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.3(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.3(b).

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if any then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of any affected SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans and (B) any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loans (I) with respect to any Daily Simple SOFR Loans, immediately and (II) with respect to any Term SOFR Loans, at the end of the applicable Interest Period. During any Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for any then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark that is the subject of such Benchmark Unavailability Period or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

3.4 Funding Indemnification. With respect to Term SOFR Loans, if any payment of a ratable Term SOFR Borrowing occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a ratable Term SOFR Borrowing is not made, or is not continued, converted or prepaid on the date specified by the Borrower for any reason other than default by the Lenders or as a result of unavailability pursuant to Section 3.3, or the assignment of a ratable Term SOFR Borrowing pursuant to Section 2.19 shall occur on a date other than the last day of the applicable Interest Period, the Borrower will indemnify each Lender for any loss or cost (only if and to the extent that a Lender requests such indemnification from the Borrower) incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the ratable Term SOFR Borrowing, and shall pay all such losses or costs within fifteen (15) days after written demand therefor.

3.5 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.5) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 3.5, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.2 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.5(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 (or successor form) certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form), establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form), establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, executed copies of IRS Form W-8ECI (or successor form);

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY (or successor form), accompanied by IRS Form W-8ECI (or successor form), IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9 (or successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.5 (including by the payment of additional amounts pursuant to this Section 3.5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 3.5 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) Defined Terms. For purposes of this Section 3.5, the term “Lender” includes any Issuing Lender and the term “applicable law” includes FATCA.

3.6 Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Term SOFR Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Term SOFR Borrowings under Section 3.3, so long as such designation is not, in the reasonable judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Sections 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount (provided that no Lender shall be required to disclose confidential or proprietary information) and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

4.1 Effectiveness. This Agreement shall not become effective and the Lenders shall not be required to make any Borrowing hereunder unless the Borrower shall have furnished to the Administrative Agent, with sufficient copies for the Lenders, the following (and in the case of any document to be delivered to the Administrative Agent, such document shall be reasonably satisfactory to the Administrative Agent):

(i) the duly executed originals of the Loan Documents, including the Notes, payable to each of the Lenders, this Agreement, and the Guaranty (which, subject to Article XIV, may include any Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page);

(ii) certificates of good standing for each Loan Party from its state of incorporation, certified by the appropriate governmental officer and dated not more than thirty (30) days prior to the Closing Date;

(iii) copies of the formation documents (including code of regulations, if appropriate) of each Loan Party certified by an Authorized Officer of each Loan Party, together with all amendments thereto;

(iv) incumbency certificates, executed by Authorized Officers of each Loan Party, which shall identify by name and title and bear the signature of the Persons authorized to sign the Loan Documents on behalf of the applicable Loan Parties and to make borrowings hereunder on behalf of the Borrower, upon which certificates the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower;

(v) copies, certified by a Secretary or an Assistant Secretary of each Loan Party, of the resolutions of the Board of Directors (or other comparable governing body) authorizing the Borrowings provided for herein, with respect to the Borrower, and the execution, delivery and performance of the Loan Documents to be executed and delivered by the Loan Parties;

(vi) a written opinion of each of (x) Jones Day, lead counsel to the Loan Parties, and (y) Venable LLP, Maryland local counsel to Parent, each addressed to the Administrative Agent and the Lenders on the date hereof, and each in form and substance as the Administrative Agent may reasonably approve;

(vii) a certificate, signed by an Authorized Officer of Parent, stating that on the Closing Date, (x) no Default or Unmatured Default has occurred and is continuing, (y) all representations and warranties of Parent and the Borrower are true and correct in all material respects as of the Closing Date; provided that any representation or warranty that is qualified as to “materiality”, Material Adverse Effect or similar language shall be true and correct in all respects on the Closing Date and any such representation or warranty that is stated to relate solely to an earlier date shall be true and correct in all material respects (or, in the case of any such representation or warranty already qualified as to materiality, Material Adverse Effect or similar language, in all respects) on and as of such earlier date, and (z) there shall has not occurred or become known to Parent or Borrower any material adverse condition or material adverse change in or affecting the business, results of operations, property or financial condition of the Parent, the Borrower and their respective Subsidiaries, taken as a whole, since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning the Parent and its Subsidiaries delivered to the Administrative Agent and the Lenders prior to the Closing Date;

(viii) the financial statements of Parent and its Subsidiaries for the fiscal year ended on December 31, 2023 and fiscal quarter ended June 30, 2024 (the “Historical Financial Statements”) (provided that such condition may be satisfied by the provision of the financial statements of SITE and its Subsidiaries prior to the effectiveness of the Spin-Off Transaction for such periods);

(ix) UCC financing statement, judgment, and tax lien searches with respect to the Loan Parties from their respective states of organization;

(x) a completed Disbursement Instruction Agreement effective as of the Closing Date;

(xi) a pro-forma compliance certificate in substantially the form of Exhibit D as of the fiscal quarter ended June 30, 2024, executed by Parent’s chief financial officer or chief accounting officer and prepared after giving effect to the Spin-Off Transaction and the transactions contemplated by this Agreement;

(xii) evidence that all fees due and payable under Section 2.7, together with all other fees, expenses and reimbursement amounts due and payable to the Administrative Agent, any Titled Agent and any of the Lenders under Section 9.7, including without limitation, the fees and expenses of counsel to the Administrative Agent, have been paid;

(xiii) (i) at least three (3) Business Days prior to the Closing Date, all documentation and other information regarding the Loan Parties requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Borrower at least ten (10) days prior to the Closing Date and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least three (3) Business Days prior to the Closing Date, any Lender that has requested, in a written notice to the Borrower at least ten (10) days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this sub-clause (ii) shall be deemed to be satisfied);

(xiv) (w) evidence that the Spin-Off Transaction has been consummated in accordance with the Spin-Off Transaction Documents, (x) certified copies of the Spin-Off Transaction Documents and (y) the capital structure of Parent, the Borrower and their respective Subsidiaries shall be reasonably satisfactory to the Administrative Agent and the Lenders; and

(xv) such other documents as Administrative Agent, any Lender or their respective counsel may have reasonably requested, the form and substance of which documents shall be reasonably acceptable to the parties and their respective counsel.

4.2 Each Borrowing. The Lenders shall not be required to make any Borrowing (other than any Borrowing constituting a conversion or continuation) and the Issuing Lender shall not be required to issue, amend, renew or extend any Facility Letters of Credit, unless on the applicable Borrowing Date or Issuance Date (or date of amendment, renewal or extension of a Facility Letter of Credit):

(i) there exists no Default or Unmatured Default; and

(ii) the representations and warranties of Parent and the Borrower contained in Article V are true and correct in all material respects as of such date with respect to Parent, the Borrower and to any of their respective Subsidiaries in existence on such date; provided that any representation or warranty that is qualified as to “materiality”, Material Adverse Effect or similar language shall be true and correct in all respects on such Borrowing Date and any such representation or warranty that is stated to relate solely to an earlier date shall be true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) on and as of such earlier date.

Each Borrowing Request with respect to each such Borrowing (other than any Borrowing constituting a conversion or continuation) or such Letter of Credit Request shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied or otherwise waived by the Lenders in accordance with Section 8.2.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each of Parent and the Borrower represents and warrants to the Lenders that:

5.1 Existence. The Borrower is a limited partnership duly organized and validly existing under the laws of the state of organization and is duly qualified as a foreign limited partnership, properly licensed (if required), in good standing and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to be so qualified, licensed and in good standing and to have the requisite authority would not reasonably be expected to have a Material Adverse Effect. Parent and each Subsidiary Guarantor is duly organized and validly existing under the laws of its state of organization, properly licensed (if required) in good standing, and has requisite authority to conduct its businesses in each jurisdiction in which its business is conducted except where the failure to be qualified, licensed and in good standing and to have the requisite authority would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, each Subsidiary of Parent (other than the Borrower or any Subsidiary Guarantor) is (x) duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and (y) has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

5.2 Authorization and Validity. Each of Parent, the Borrower and each other Loan Party has the corporate power and authority and legal right to execute and deliver the Loan Documents and each Fee Letter to which it is a party and to perform its obligations thereunder. The execution and delivery by each of Parent, the Borrower and each other Loan Party of the Loan Documents and each Fee Letter to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents and the Fee Letters each constitute legal, valid and binding obligations of such Person, enforceable against such Person in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

5.3 No Conflict; Government Consent. Neither the execution and delivery by Parent, the Borrower or any other Loan Party of the Loan Documents and each Fee Letter to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on Parent, the Borrower or any of their respective Subsidiaries or Parent’s, the Borrower’s or any such Subsidiary’s articles of incorporation or by-laws, or the provisions of any indenture, instrument or agreement to which Parent, the Borrower or any of their respective Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, except where such violation, conflict or default would not reasonably be expected to have a Material Adverse Effect, or result in the creation or imposition of any Lien (other than Permitted Liens) in, of or on the Property of Parent, the Borrower or any of their respective Subsidiaries pursuant to the terms of any such indenture, instrument or agreement. Other than those that have been obtained, no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents or the Fee Letters, in each case, other than the filing of a copy of this Agreement, or the filing of information concerning this Agreement, with the Securities and Exchange Commission.

5.4 Financial Statements; Material Adverse Change. All consolidated financial statements of Parent and its Subsidiaries heretofore or hereafter delivered to the Lenders were prepared in accordance with GAAP in effect on the preparation date of such statements and fairly present in all material respects the consolidated financial condition and operations of Parent and its Subsidiaries at such date and the consolidated results of their operations for the period then ended, subject, in the case of interim financial statements, to absence of footnotes and year-end adjustments. Since the Closing Date, there was no change in the business, properties, or financial condition of Parent and its Subsidiaries (taken as a whole) which would reasonably be expected to have a Material Adverse Effect.

5.5 Taxes. Each of Parent, the Borrower and their respective Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all Taxes due pursuant to said returns or pursuant to any assessment received by Parent, the Borrower or any of their respective Subsidiaries except (i) such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP or (ii) where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, to the knowledge of Parent or Borrower, there is no ongoing audit or examination or other investigation by any Governmental Authority of the tax liability of Parent, Borrower or any of their respective Subsidiaries.

5.6 Litigation and Guarantee Obligations. There is no litigation, arbitration, governmental investigation, proceeding pending or, to the knowledge of any of their officers, threatened against or affecting Parent, the Borrower or any of their respective Subsidiaries which (i) would reasonably be expected to have a Material Adverse Effect or (ii) challenges the validity or enforceability of this Agreement, the other Loan Documents or the Fee Letters or the transactions contemplated hereby or thereby. Each of Parent and the Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 6.1 or as set forth in written notices to the Administrative Agent given from time to time after the Closing Date on or about the date such material contingent obligations are incurred.

5.7 ERISA. No ERISA Event has occurred or is reasonably expected to occur except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

5.8 Accuracy of Information.

(a) All factual information heretofore or contemporaneously furnished by or on behalf of Parent, the Borrower or any of their respective Subsidiaries to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information hereafter furnished by or on behalf of Parent, the Borrower or any of their respective Subsidiaries to the Administrative Agent or any Lender will be, to the knowledge of Parent or the Borrower, true and accurate (taken as a whole) in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not materially misleading in light of the circumstances and purposes for which such information was provided at such time.

(b) As of the Closing Date, to the best knowledge of Parent and the Borrower, the information included in a Beneficial Ownership Certification (if any) provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects.

5.9 Regulation U. The Borrower has not used the proceeds of any Borrowing to buy or carry any margin stock (as defined in Regulation U) in violation of the terms of this Agreement. Parent, the Borrower and their respective Subsidiaries are not engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock.

5.10 Ownership Structure. Part I of Schedule 5.10 sets forth, as of the Closing Date, a complete and correct list of all Subsidiaries of Parent, including the following for each such Subsidiary as of the Closing Date: (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding any Capital Stock in such Subsidiary, (iii) the nature of the Capital Stock held by each such Person and (iv) the percentage of ownership of such Subsidiary represented by such Capital Stock. As of the Closing Date, except as disclosed in such Schedule, (A) each of Parent and its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), and has the unencumbered right to vote, all outstanding Capital Stock in each Person shown to be held by it on such Schedule, (B) all of the issued and outstanding Capital Stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (C) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of Capital Stock of any class, or partnership or other ownership interests of any type in, any such Person. As of the Closing Date, Part II of Schedule 5.10 correctly sets forth all Investment Affiliates of Parent, including the correct legal name of such Person, the type of legal entity which each such Person is, and all Capital Stock in such Person held directly or indirectly by Parent.

5.11 Compliance With Laws. Each of Parent, the Borrower and their respective Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except for any non-compliance which would not reasonably be expected to have a Material Adverse Effect. Neither Parent, the Borrower nor any Subsidiary has received any written notice to the effect that its operations are not in material compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or the subject of any federal or state investigation evaluating whether any remedial action is required to respond to a release of any toxic or hazardous waste or substance into the environment, in each case which non-compliance or remedial action would reasonably be expected to have a Material Adverse Effect.

5.12 Ownership of Properties. Except as set forth on Schedule 2 hereto, on the date of this Agreement, Parent, the Borrower and their respective Subsidiaries will have good and legal title, free of all Liens other than Permitted Liens, to all of the Property reflected in the Historical Financial Statements as owned by it.

5.13 Investment Company Act. Neither Parent, the Borrower nor any of their respective Subsidiaries is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.14 Anti-Corruption Laws and Sanctions.

(a) None of (i) Parent, the Borrower, any Subsidiary or, to the knowledge of Parent, the Borrower or such Subsidiary, any of their respective directors, officers or employees, or (ii) to the knowledge of Parent and the Borrower, any Affiliate, agent or representative (including an adviser) of Parent, the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the Credit Facility, (A) is a Sanctioned Person, (B) has its assets located in a Sanctioned Country in violation of Sanctions, or (C) has, in the past two (2) years, received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by a governmental authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws.

(b) To the knowledge of Parent, the Borrower and each Subsidiary, none of Parent, the Borrower, any Subsidiary, any of their respective directors, officers or employees, or any Affiliate, agent or representative (including an adviser) of Parent, the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the Credit Facility (i) is currently the subject of Sanctions, (ii) is under administrative, civil or criminal investigation for an alleged violation of Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by a governmental authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws, or (iii) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons in violation of Sanctions.

(c) Each of the Borrower and its Subsidiaries has implemented and maintains in effect policies and procedures designed to promote compliance by Parent, the Borrower and its Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

(d) Each of Parent, the Borrower and its Subsidiaries, and to the knowledge of the Parent and Borrower, director, officer, employee, agent and Affiliate of Parent, the Borrower and each such Subsidiary, is in compliance with all Anti-Corruption Laws, Anti-Money Laundering Laws in all material respects and applicable Sanctions.

(e) No proceeds of any Borrowings or Facility Letters of Credit have been used, directly or indirectly, by the Borrower, any of its Subsidiaries or any of its or their respective directors, officers, employees and agents in violation of Section 6.2.

5.15 Solvency.

(i) Immediately after the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of Parent and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of Parent and its Subsidiaries on a consolidated basis; (b) the present fair saleable value of the Property of Parent and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of Parent and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) Parent and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) Parent and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

(ii) Parent and its Subsidiaries do not intend to, and do not believe that they will, on a consolidated basis, incur debts beyond their ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by them and the timing of the amounts of cash to be payable on or in respect of their Indebtedness.

5.16 Insurance. Each of Parent, the Borrower and their respective Subsidiaries carry insurance on their Projects with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Projects in localities where Parent, the Borrower and their respective Subsidiaries operate.

5.17 REIT Status. Parent (a) is in good standing on the New York Stock Exchange or NASDAQ, (b) has been organized and operated in conformity with the requirements for qualification and taxation as a real estate investment trust under Section 856 of the Code and (c) commencing with the effective date of its election to be taxed as a real estate investment trust under Section 856 of the Code in accordance with Section 6.20, is qualified as a real estate investment trust under Section 856 of the Code and is in compliance in all material respects with all provisions of the Code applicable to the qualification of Parent as a real estate investment trust.

5.18 Environmental Matters. Each of the following representations and warranties is true and correct on and as of the Closing Date except to the extent that the facts and circumstances giving rise to any such failure to be so true and correct, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a) To the best knowledge of Parent and the Borrower, the Projects of Parent, the Borrower and their respective Subsidiaries do not contain any Materials of Environmental Concern in amounts or concentrations which constitute a violation of, or could reasonably give rise to liability of Parent, the Borrower or any of their respective Subsidiaries under, Environmental Laws.

(b) To the best knowledge of Parent and the Borrower, (i) the Projects of Parent, the Borrower and their respective Subsidiaries and all operations at the Projects are in compliance with all applicable Environmental Laws, and (ii) with respect to all Projects owned by Parent, the Borrower and/or their respective Subsidiaries (x) for at least two (2) years, have in the last two (2) years, or (y) for less than two (2) years, have for such period of ownership, been in compliance in all material respects with all applicable Environmental Laws.

(c) Neither Parent, the Borrower nor any of their respective Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Projects, nor does Parent or the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened.

(d) To the best knowledge of Parent and the Borrower, Materials of Environmental Concern have not been transported or disposed of from the Projects of Parent, the Borrower and their respective Subsidiaries in violation of, or in a manner or to a location which could reasonably give rise to liability of Parent, the Borrower or any of their respective Subsidiaries under, Environmental Laws, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Projects of Parent, the Borrower and their respective Subsidiaries in violation of, or in a manner that could give rise to liability of Parent, the Borrower or any of their respective Subsidiaries under, any applicable Environmental Laws.

(e) No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of Parent or the Borrower, threatened, under any Environmental Law to which Parent, the Borrower or any of their respective Subsidiaries is or, to Parent and the Borrower’s knowledge, will be named as a party with respect to the Projects of Parent, the Borrower and their respective Subsidiaries, nor are there any consent decrees or other decrees, consent orders, administrative order or other orders, or other administrative of judicial requirements outstanding under any Environmental Law with respect to the Projects of Parent, the Borrower and their respective Subsidiaries.

(f) To the best knowledge of Parent and the Borrower, there has been no release or threat of release of Materials of Environmental Concern at or from the Projects of Parent, the Borrower and their respective Subsidiaries, or arising from or related to the operations of Parent, the Borrower and their respective Subsidiaries in connection with the Projects in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

5.19 Unencumbered Assets. Each of the assets included as an Unencumbered Asset for purposes of the covenants contained herein satisfies each of the requirements for an Unencumbered Asset set forth in the definition thereof.

5.20 Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

5.21 Plan Assets; Prohibited Transactions. Neither Parent nor the Borrower is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and, assuming for such purpose that no Lender uses “plan assets” (within the meaning of the Plan Asset Regulations) in connection with any Loan unless it relies on, and satisfies all conditions for relief under, a PTE, neither the execution, delivery nor performance of the transactions contemplated under this Agreement, including the making of any Loan and the issuance of any Facility Letter of Credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406(a) of ERISA or Section 4975(c)(1)(A)-(D) of the Code.

ARTICLE VI

COVENANTS

During the term of this Agreement and until Payment in Full unless the Required Lenders shall otherwise consent in writing:

6.1 Financial Reporting. Each of Parent and the Borrower will maintain, for itself and each of its respective Subsidiaries, a system of accounting established and administered in accordance with GAAP, and furnish to the Administrative Agent:

(i) Not later than forty-five (45) days after the close of each of the first three (3) fiscal quarters of each fiscal year, commencing with the fiscal quarter ended September 30, 2024, for Parent and its Subsidiaries, a copy of Parent’s financial statements in the form filed under 10-Q which shall include an unaudited consolidated balance sheet as of the close of each such period and the related unaudited consolidated statements of income and retained earnings and of cash flows of Parent and its Subsidiaries for such period and the portion of the fiscal year through the end of such period, setting forth in each case (commencing with the fiscal quarter ending March 31, 2026) in comparative form the figures for the previous year, all certified by Parent’s chief financial officer or chief accounting officer;

(ii) Not later than forty-five (45) days after the close of each of the first three (3) fiscal quarters of each fiscal year, commencing with the fiscal quarter ended March 31, 2025, for Parent and its Subsidiaries, a copy of Parent’s quarterly financial supplement and other schedules as may be required containing the following reports in form and substance reasonably satisfactory to the Lenders, which may be in the form filed as its 10-Q, all certified by Parent’s chief financial officer or chief accounting officer: a statement of Funds From Operations, a statement detailing Consolidated Outstanding Indebtedness, Consolidated Secured Indebtedness, Consolidated Unsecured Indebtedness, Consolidated Cash Flow and, upon request, an asset schedule listing all consolidated assets and their net operating income for the trailing twelve-month period, with a breakdown between Unencumbered Assets and other assets, and Acquisition Assets;

(iii) Not later than ninety (90) days after the close of each fiscal year, for Parent and its Subsidiaries, (A) audited annual financial statements in the form filed as 10-K, including a consolidated balance sheet as at the end of such year and the related consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, prepared by PricewaterhouseCoopers (or other independent certified public accountants of nationally recognized standing reasonably acceptable to Administrative Agent) and (B) an asset schedule listing all consolidated assets and their net operating income for the trailing twelve-month period, with a breakdown between Unencumbered Assets and other assets, and Acquisition Assets;

(iv) Together with the quarterly and annual financial statements required hereunder, a compliance certificate in substantially the form of Exhibit D hereto signed by Parent’s chief financial officer or chief accounting officer showing the calculations and computations necessary to determine compliance with this Agreement and stating that, to such officer’s knowledge, no Default or Unmatured Default exists, or if, to such officer’s knowledge, any Default or Unmatured Default exists, stating the nature and status thereof;

(v) Promptly and in any event within ten (10) days after a responsible officer of Parent knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of Parent, describing said Reportable Event and the action which Parent and the Borrower propose to take with respect thereto;

(vi) Promptly and in any event within ten (10) days after receipt by an Authorized Officer of Parent, a copy of (a) any notice or claim to the effect that Parent, the Borrower or any of their respective Subsidiaries is or may be liable to any Person as a result of the release by Parent, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by Parent or any of its Subsidiaries, and (c) the filing or commencement of any action, suit, proceeding or investigation by or before any Governmental Authority or arbitrator against or affecting Parent or any Subsidiary which, in any case, would reasonably be expected to have a Material Adverse Effect;

(vii) Promptly upon the furnishing thereof to the shareholders of Parent, copies of all financial statements, reports and proxy statements so furnished;

(viii) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other reports and any other public information which Parent or any of its Subsidiaries files with the Securities Exchange Commission; and

(ix) (A) Such other information (including, without limitation, financial statements for Parent, the Borrower or any of their respective Subsidiaries and non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request, (B) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation, and (C) notice of any change in the information provided in any Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such Beneficial Ownership Certification.

Documents required to be delivered pursuant to Sections 6.1(i), (ii), (iii), (vii) or (viii) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Parent posts such documents, or provides a link thereto, on Parent’s website on the Internet at the website address listed in Article XIII; or (ii) on which such documents are posted on Parent’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Parent or the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each of Parent and the Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of Parent or the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Approved Electronic Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Parent or the Borrower or its securities) (each, a “Public Lender”). Each of Parent and the Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Parent and the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers, and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Parent or the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Approved Electronic Platform designated “Public Side Information;” and (z) the Administrative Agent and the Joint Lead Arrangers shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Approved Electronic Platform not designated “Public Side Information.”

6.2 Use of Proceeds. Parent and the Borrower will, and will cause each of their respective Subsidiaries to, use the proceeds of the Borrowings for the general corporate purposes of Parent and its Subsidiaries. Parent and the Borrower will not, nor will they permit any other Loan Party or any other Subsidiary to, use any of the proceeds of the Borrowings and Facility Letters of Credit to purchase or carry any “margin stock” (as defined in Regulation U) if such usage could constitute a violation of Regulation U by any Lender. The Borrower will not request any Borrowing or Facility Letter of Credit, and the Borrower shall not use, and shall ensure that the Loan Parties its other Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Facility Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

6.3 Notice of Default. Parent will give, and will cause each of its Subsidiaries to give, prompt notice in writing to the Administrative Agent of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

6.4 Conduct of Business. Parent will do, and will cause each of its Subsidiaries to do, all things necessary to (i) remain duly incorporated or duly qualified, validly existing and in good standing as a real estate investment trust, corporation, general partnership, limited partnership, or limited liability company, as the case may be, in its jurisdiction of incorporation/formation (except with respect to transactions permitted pursuant to Section 6.12) and (ii) maintain all requisite authority to conduct its business, except in each case (other than the maintenance of the legal existence of a Loan Party (except with respect to transactions permitted pursuant to Section 6.12)), where the failure to do so would not reasonably be expected to have a Material Adverse Effect and, specifically, neither Parent nor its Subsidiaries may undertake any business other than the acquisition, development, ownership, management, operation, leasing and disposition of retail, office, residential or industrial properties, ancillary businesses reasonably related to such types of properties, businesses incidental thereto and any other investments or dispositions not prohibited by this Agreement.

6.5 Taxes. Parent will pay, and will cause each of its Subsidiaries to pay, when due all Taxes, assessments and governmental charges and levies upon them of their income, profits or Projects, except (i) those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP or (ii) where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

6.6 Insurance. Parent, and will cause each of its Subsidiaries to, maintain insurance which is consistent with the representation contained in Section 5.16 on all their Property and Parent will furnish to the Administrative Agent upon reasonable request full information as to the insurance carried.

6.7 Compliance with Laws.

(a) Parent will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which they may be subject, the violation of which would reasonably be expected to have a Material Adverse Effect.

(b) Each of Parent and the Borrower will (i) maintain in effect and enforce policies and procedures designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, (ii) notify the Administrative Agent and each Lender that previously received a Beneficial Ownership Certification (or a certification that the Borrower qualifies for an express exclusion to the “legal entity customer” definition under the Beneficial Ownership Regulation) of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein (or, if applicable, the Borrower ceasing to fall within an express exclusion to the definition of “legal entity customer” under the Beneficial Ownership Regulation) and (iii) promptly upon the reasonable request of the Administrative Agent or any Lender, provide the Administrative Agent or directly to such Lender, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.

6.8 Maintenance of Properties. Parent will, and will cause each of its Subsidiaries to, do all things reasonably necessary to maintain, preserve, protect and keep their respective Projects and Properties, reasonably necessary for the continuous operation of the Projects, in good repair, working order and condition, except for (i) ordinary wear and tear, (ii) condemnation, casualty or similar events, (iii) in connection with any transaction otherwise permitted by this Agreement or (iv) where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

6.9 Inspection. Parent will, and will cause each of its Subsidiaries to, permit the Administrative Agent and the Lenders upon reasonable notice, by their respective representatives and agents, to inspect any of the Projects, corporate books and financial records of Parent and each of its Subsidiaries, to examine and make copies of the books of accounts and other financial records of Parent and each of its Subsidiaries, and to discuss the affairs, finances and accounts of Parent and each of its Subsidiaries with officers thereof, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Administrative Agent or a Lender may designate; provided, that neither Parent nor any of its Subsidiaries will be required to provide any information or disclose any materials, in each case, constituting attorney work product or to the extent that the provision or disclosure thereof would violate any applicable law, result in the breach of any binding contractual obligation or result in the loss of attorney-client or similar privilege.

6.10 Maintenance of Status. Parent shall at all times (i) remain a corporation listed and in good standing on either the New York Stock Exchange or the NASDAQ, and (ii) maintain its status as a real estate investment trust in compliance with all applicable provisions of the Code relating to such status.

6.11 Restricted Payments. If a Specified Default has occurred and is continuing, Parent will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment other than (a) dividends with respect to its Capital Stock payable solely in additional shares of its Capital Stock, (b) Restricted Payments pursuant to and in accordance with equity incentive plans or other benefit plans for management or employees of Parent, the Borrower or their respective Subsidiaries in the ordinary course of business, or (c) dividends and distributions by Parent to its shareholders in an amount not to exceed the minimum amount necessary for Parent to maintain its tax status as a real estate investment trust, as reasonably determined by Parent.

6.12 Merger; Sale of Assets.

(a) Parent will not, nor will it permit any of its Subsidiaries to (x) merge, consolidate, reorganize or liquidate, in each case, impacting Parent, the Borrower, any other Loan Party or all or substantially all of the Properties of Parent and its Wholly-Owned Subsidiaries, taken as a whole or (y) transfer or otherwise dispose of all or substantially all of the Properties of Parent and its Wholly-Owned Subsidiaries, taken as a whole, except for, in each case, (i) such transactions that occur between Parent and the Borrower, transactions between or among Wholly-Owned Subsidiaries or transactions between or among Parent, the Borrower and/or one or more Wholly-Owned Subsidiaries, (ii) mergers solely to change the jurisdiction of organization of a Subsidiary (other than the Borrower), (iii) transactions in which a Subsidiary or the Borrower is the survivor and (iv) as otherwise approved in advance by the Required Lenders; provided, however, that in each case (1) if Parent or the Borrower is a party to any such transaction, Parent or the Borrower, as applicable, shall survive such transaction and (2) if another Loan Party is a party to any such transaction, such Loan Party shall either survive such transaction or be released from its obligations in accordance with Section 9.17. Neither Parent nor the Borrower will reorganize itself under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

(b) Without the prior written consent of the Required Lenders, Parent and the Borrower will not, and will not permit any of their respective Subsidiaries to, sell, transfer or otherwise dispose of any of their respective Properties or Projects if a Default has occurred and is continuing.

(c) The Borrower shall deliver to the Administrative Agent and the Lenders prior written notice of the sale, transfer or other disposition of an Unencumbered Asset in a single transaction for consideration in excess of ten percent (10%) of the Consolidated Market Value of Parent and its Subsidiaries as of the most recently ended fiscal quarter. In addition, simultaneously with delivery of any such notice, the Borrower shall deliver (or cause to be delivered) to the Administrative Agent a certificate of Parent’s chief financial officer or chief accounting officer certifying that Parent and the Borrower will be in compliance with the financial covenants set forth in Section 6.18 on a pro-forma basis using the most recent quarterly financial statements then available and after giving effect to the proposed transaction.

6.13 [Reserved].

6.14 [Reserved].

6.15 [Reserved].

6.16 Affiliates. Parent and the Borrower will not, nor will it permit any of their respective Subsidiaries to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except (i) upon fair and reasonable terms (taken as a whole) no less favorable to Parent, the Borrower or such Subsidiary than Parent, the Borrower or such Subsidiary would obtain in a comparable arms-length transaction and (ii) transactions solely between or among members of the Consolidated Group.

6.17 Financial Undertakings. Parent and the Borrower will not enter into or remain liable upon, nor will they permit any of their respective Subsidiaries to enter into or remain liable upon, any Financial Undertaking, other than (a) Financial Contracts entered into for the purpose of hedging foreign currency risk or interest rate exposure associated with the Borrower and its Subsidiaries’ operations and not for speculative purposes and (b) to the extent constituting a Financial Contract, convertible or exchangeable notes or similar instruments issued by Parent or its Subsidiaries evidencing Indebtedness (such notes or similar instruments, “Convertible Notes”) that include an option or requirement to convert or exchange such instrument, in whole or in part, into or for Capital Stock of Parent at a future date and that may be discharged, converted, exchanged, prepaid, repurchased or redeemed by (x) delivery of Parent’s Capital Stock and/or (y) payments in cash, in whole or in part, so long as, at the time of the issuance of such Convertible Notes and after giving pro forma effect thereto, Parent is in compliance with the financial covenants set forth in Section 6.18 with respect to the fiscal period most recently ended for which financial statements were required to be delivered hereunder.

6.18 Indebtedness and Cash Flow Covenants. Parent on a consolidated basis with its Subsidiaries shall not permit, as of the last day of any fiscal quarter ending after the Closing Date (provided that only Parent’s Ownership Share of the financial attributes of a non-Wholly-Owned Subsidiary shall be considered when determining compliance with the following covenants):

(i) the Consolidated Outstanding Indebtedness to exceed sixty percent (60%) of Consolidated Market Value; provided that, for the purpose of calculating such ratio, Consolidated Outstanding Indebtedness shall be adjusted by deducting the amount of Restricted Cash Collateral with respect to any Consolidated Outstanding Indebtedness included in such calculation (the “Consolidated Outstanding Indebtedness to Consolidated Market Value Ratio”);

(ii) the Consolidated Secured Indebtedness to exceed thirty-five percent (35%) of Consolidated Market Value; provided that, for the purpose of calculating such ratio, Consolidated Secured Indebtedness shall be adjusted by deducting the amount of Restricted Cash Collateral with respect to any Consolidated Secured Indebtedness included in such calculation;

(iii) the Value of Unencumbered Assets to be less than 1.67 times the Consolidated Unsecured Indebtedness; provided that, for the purpose of calculating such ratio, Consolidated Unsecured Indebtedness shall be adjusted by deducting the amount of Restricted Cash Collateral with respect to any Consolidated Unsecured Indebtedness included in such calculation;

(iv) Consolidated Cash Flow to be less than 1.5 times Fixed Charges, based on the most recently ended four (4) fiscal quarters;

(v) Tangible Net Worth to be less than $1,314,000,000, plus 75% of the Net Proceeds of issuances of Capital Stock of Parent after the consummation of the Spin-Off Transaction; provided however, this covenant shall no longer apply upon Parent obtaining an Investment Grade Rating;

(vi) Unencumbered Adjusted NOI to be less than 1.75 times Consolidated Unsecured Interest Expense, based on the most recently ended four (4) fiscal quarters; and

(vii) Consolidated Secured Recourse Indebtedness to be greater than 10% of Consolidated Market Value; provided that, for the purpose of calculating such ratio, Consolidated Secured Recourse Indebtedness shall be adjusted by deducting the amount of Restricted Cash Collateral with respect to any Consolidated Secured Recourse Indebtedness included in such calculation; provided further, this covenant shall no longer apply upon Parent obtaining an Investment Grade Rating.

Notwithstanding the foregoing or the applicable definitions used in this Section 6.18, in determining the financial covenants, (i) for the calculations pursuant to this Section 6.18 on December 31, 2024, the components of such calculations if not fixed shall be determined for the fiscal quarter ending on such date multiplied by 4, (ii) for such calculations on March 31, 2025, the components of such calculations if not fixed shall be determined for the two fiscal quarter period ending on such date multiplied by 2 and (iii) for such calculations on June 30, 2025, the components of such calculations if not fixed shall be determined for the three fiscal quarter period ending on such date multiplied by 4/3.

Notwithstanding anything herein to the contrary, all calculations to determine compliance with the above financial covenants shall exclude values, including, without limitation, Indebtedness, assets, liabilities, income, revenues and expenses, attributable to any Project owned by a member of the Consolidated Group or an Investment Affiliate if (1) a receiver, custodian, trustee, examiner, liquidator or similar official has been appointed for such Project and (2) the Indebtedness encumbering or attributable to such Project is Nonrecourse Indebtedness, and (3) no recourse event has been triggered and is continuing under any guaranty or indemnity agreement of a member of the Consolidated Group or an Investment Affiliate related to such Nonrecourse Indebtedness as a result of any of the events described in clause (1) of this paragraph which has not been waived in writing by the holder of such Nonrecourse Indebtedness or with respect to which the holder of such Nonrecourse Indebtedness has not otherwise agreed in writing to forbear from enforcing or exercising its rights under such guaranty or indemnity agreement (but only for so long as such waiver or forbearance continues), provided, further, however, that in no event shall this paragraph be deemed or construed to exclude any Project, member of the Consolidated Group or Investment Affiliate from any covenants, requirements or obligations of such entities set forth in any other Section of this Agreement and in the other Loan Documents. The aggregate amount of such members of the Consolidated Group and Investment Affiliates’ pro rata share of all such Nonrecourse Indebtedness encumbering or attributable to all such Projects excluded from calculations to determine compliance with the above financial covenants shall not exceed $150,000,000.

6.19 Environmental Matters. Parent and its Subsidiaries shall:

(a) Comply with, and use all reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and use all reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect; provided that in no event shall Parent or its Subsidiaries be required to modify the terms of leases, or renewals thereof, with existing tenants (i) at Projects owned by Parent or its Subsidiaries as of the date hereof, or (ii) at Projects hereafter acquired by Parent or its Subsidiaries as of the date of such acquisition, to add provisions to such effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that (i) the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect, or (ii) Parent has determined in good faith that contesting the same is not in the best interests of Parent and its Subsidiaries and the failure to contest the same could not be reasonably expected to have a Material Adverse Effect.

(c) Defend, indemnify and hold harmless Administrative Agent and each Lender, and their respective officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of Parent, its Subsidiaries or the Projects, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the bad faith, gross negligence or willful misconduct, in each case, of the party seeking indemnification therefor. This indemnity shall continue in full force and effect regardless of the termination of this Agreement.

Prior to the acquisition of a new Project after the Closing Date, perform or cause to be performed an environmental investigation consistent with standards used by institutional purchasers of similar properties (as determined by the Borrower). In connection with any such investigation, Parent or the Borrower shall cause to be prepared a report of such investigation, to be made available to any Lenders upon reasonable request, for informational purposes.

6.20 REIT Election. For the taxable year for federal income Tax purposes ending December 31, 2024, Parent will elect to be taxed as a real estate investment trust under Section 856 of the Code.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1 Nonpayment of any principal payment on any Note, Loan or Reimbursement Obligation when due.

7.2 Nonpayment of interest upon any Note or of any Facility Fee or other payment Obligations under any of the Loan Documents, other than payments of principal, within five (5) Business Days after the same becomes due.

7.3 The breach of any of the terms or provisions of Sections 6.1 through 6.18 or Section 6.20.

7.4 Any representation or warranty made or deemed made by or on behalf of Parent, the Borrower or any of their respective Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any Loan, or any material certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

7.5 The breach by Parent or the Borrower (other than a breach which constitutes a Default under Sections 7.1, 7.2, 7.3 or 7.4) of any of the terms or provisions of this Agreement which is not remedied within thirty (30) days after written notice from the Administrative Agent.

7.6 Failure of Parent, the Borrower or any of their respective Subsidiaries to pay when due any Indebtedness (other than Nonrecourse Indebtedness), in excess of $50,000,000 in the aggregate, after giving effect to any applicable cure, grace or forbearance periods; or the default by Parent, the Borrower or any of their respective Subsidiaries in the performance of any term, provision or condition contained in any agreement, or any other event shall occur or condition exist, which causes or permits Indebtedness (other than Nonrecourse Indebtedness) in excess of $50,000,000 in the aggregate to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof, after giving effect to any applicable cure, grace or forbearance periods (provided that (a) the failure to pay any such Indebtedness shall not constitute a Default so long as Parent, the Borrower or the applicable Subsidiary is diligently contesting the payment of the same by appropriate legal proceedings and Parent, the Borrower or the applicable Subsidiary have set aside, in a manner reasonably satisfactory to Administrative Agent, a sufficient reserve to repay such Indebtedness plus all accrued interest thereon calculated at the default rate thereunder and costs of enforcement in the event of an adverse outcome and (b) in the case of Indebtedness that is partially Recourse Indebtedness and partially Nonrecourse Indebtedness, (i) to the extent that the Recourse Indebtedness been paid in full or otherwise irrevocably satisfied, such Indebtedness shall be considered Nonrecourse Indebtedness, and (ii) only the portion of any Indebtedness that is Recourse Indebtedness shall be counted against the $50,000,000 figure set forth above).

7.7 Parent, the Borrower, any other Loan Party or any of their respective Subsidiaries having more than $40,000,000 of Equity Value (or in the case of a Subsidiary that is not a Wholly-Owned Subsidiary, a Subsidiary for which Parent’s or the Borrower’s proportionate share of the Equity Value of such Subsidiary exceeds $40,000,000), shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any portion of its Property constituting, in the aggregate, more than $40,000,000 of Equity Value, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it as a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.7, (vi) fail to contest in good faith any appointment or proceeding described in Section 7.8 or (vii) admit in writing its inability to pay its debts generally as they become due.

7.8 A receiver, trustee, examiner, liquidator or similar official shall be appointed for Parent, the Borrower, any other Loan Party or any of their respective Subsidiaries having more than $40,000,000 of Equity Value (or in the case of a Subsidiary that is not a Wholly-Owned Subsidiary, a Subsidiary for which Parent’s or the Borrower’s proportionate share of the Equity Value of such Subsidiary exceeds $40,000,000), or for any portion of the Property of Parent, the Borrower or such Subsidiary constituting, in the aggregate, more than $40,000,000 of Equity Value, or a proceeding described in Section 7.7(iv) shall be instituted against Parent, the Borrower or any such Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of ninety (90) consecutive days.

7.9 Parent, the Borrower or any of their respective Subsidiaries shall fail within sixty (60) days to pay, bond or otherwise discharge any judgments or orders for the payment of money in an amount which, when added to all other judgments or orders outstanding against Parent, the Borrower or any such Subsidiary would exceed $50,000,000 in the aggregate, which have not been stayed on appeal or otherwise appropriately contested in good faith.

7.10 [Reserved].

7.11 An ERISA Event shall have occurred that, when taken together with other ERISA Events that have occurred, results in liability exceeding $50,000,000.

7.12 [Reserved].

7.13 The occurrence of any “Default” as defined in any Loan Document or the breach of any of the terms or provisions of any Loan Document, which default or breach continues beyond any period of grace therein provided.

7.14 [Reserved].

7.15 Parent, the Borrower or any other Loan Party shall disavow, revoke or terminate (or attempt to terminate) any Loan Document to which it is a party or the Fee Letters or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of this Agreement, any other Loan Document or the Fee Letters, or this Agreement, any other Loan Document or the Fee Letters shall cease to be in full force and effect (except as a result of the express terms thereof).

7.16 A Change of Control shall occur.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1 Remedies. If a Default occurs (other than an event with respect to Parent or the Borrower described in Sections 7.7 or 7.8), and at any time thereafter during the continuance of such Default, the Administrative Agent may with the consent of the Required Lenders, and shall at the request of the Required Lenders, by notice to the Borrower, take any or all of the following actions, at the same or different times:

(a) terminate the Commitments, and thereupon the Commitments shall terminate immediately;

(b) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under any other Loan Document, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower;

(c) require that the Borrower provide cash collateral as required below; and

(d) exercise on behalf of itself, the Lenders and the Issuing Lenders all rights and remedies available to it, the Lenders and the Issuing Lenders under the Loan Documents and applicable law.

If a Default described in Sections 7.7 or 7.8 occurs with respect to Parent or the Borrower, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under any other Loan Document, including any break funding payment, shall automatically become due and payable, and the obligation of the Borrower to cash collateralize the LC Exposure as provided in the next paragraph shall automatically become effective, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

In addition to the foregoing, following the occurrence of a Default and so long as any Facility Letter of Credit has not been fully drawn and has not been cancelled or expired by its terms, upon demand by the Administrative Agent, the Borrower shall deposit in the Letter of Credit Collateral Account cash in an amount equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Default with respect to Parent or the Borrower described in Section 7.7 or 7.8. The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.8(b) and Section 2.22(c). Each such deposit pursuant to this paragraph or pursuant to Section 2.8(b) or Section 2.22(c) shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Lender for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the Reimbursement Obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing at least fifty-one percent (51%) of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of a Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Defaults have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.8(b) or Section 2.22(c), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.8(b) or Section 2.22(c), as applicable, and no Default shall have occurred and be continuing. The Borrower shall have no control over funds in the Letter of Credit Collateral Account, which funds will be invested by the Administrative Agent from time to time under the Facility Letters of Credit. Such funds, if any, remaining in the Letter of Credit Collateral Account following the payment of all Obligations in full shall, unless the Administrative Agent is otherwise directed by a court of competent jurisdiction, be promptly paid over to the Borrower.

If, after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder or to issue Facility Letters of Credit as a result of any Default (other than any Default as described in Section 7.7 or 7.8 with respect to Parent or the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, all of the Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

8.2 Amendments.

(a) Generally. Subject to the provisions of Section 2.1(c) (with respect to Incremental Commitments), Section 2.23 (with respect to any Revolving Facility Extension Option or Term Loan Extension Option), Section 3.3(b)(i), Section 3.3(b)(ii) and this Article VIII, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders), Parent, the Borrower and any other Loan Party party to the applicable Loan Document may enter into written amendments or agreements supplemental hereto for the purpose of amending, modifying or waiving any provisions of the Loan Documents or changing in any manner the rights of the Lenders or Parent, the Borrower or such other Loan Party hereunder or waiving any Unmatured Default or Default or any provision hereunder or under the other Loan Documents (and no such amendment or waiver shall be effective except pursuant to an agreement in writing entered into by Parent, the Borrower, such other Loan Parties and the Required Lenders); provided that, subject to the immediately following subsection (b), (i) any provision of this Agreement or of any other Loan Document relating to the rights or obligations of the Revolving Lenders, and not any other Lenders, may be amended or modified, and the performance or observance by Parent, the Borrower or any other Loan Party of any such provisions may be waived (either generally or in a particular instance and either retroactively or prospectively) with, and only with, the written consent of the Required Revolving Lenders (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party a party thereto), (ii) any provision of this Agreement or of any other Loan Document relating to the rights or obligations of the Term Loan Lenders of a Class, and not any other Lenders, may be amended, and the performance or observance by Parent, the Borrower or any other Loan Party or of any such terms may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Required Term Loan Lenders of such Class, (iii) any Fee Letter may be amended, supplemented or modified with the written consent of only the parties to such Fee Letter, and (iv) any amendment, supplement or other modification to any Loan Document shall require the written consent of each Loan Party that is then a party thereto.

(b) Additional Lender Consents. In addition to the foregoing requirements, no such amendment, supplemental agreement or waiver shall, without the consent in writing of all Lenders affected thereby (or, in the case of clause (viii) below, each Revolving Lender):

(i) extend the Revolving Facility Termination Date or Initial Term Loan Maturity Date (in each case, except as provided in Section 2.23), or reduce or forgive all or any portion of the principal amount of any Loan or accrued interest thereon or any fees (including Facility Fees) payable to a Lender, reduce any of the Applicable Margins (or modify any definition herein which would have the effect of reducing any of the Applicable Margins) or the underlying interest rate options or extend the time of payment of any such principal, interest or fees (including Facility Fees); provided, however, only the written consent of the Required Lenders shall be required for (x) the waiver of interest payable at the Default Rate, retraction of the imposition of interest at the Default Rate and amendment of the definition of “Default Rate” or (y) any modification to the Consolidated Outstanding Indebtedness to Consolidated Market Value Ratio covenant, the definitions of “Consolidated Outstanding Indebtedness” or “Consolidated Market Value” or any defined terms used in any of the foregoing;

(ii) subject to releases given in accordance with Section 9.17, release Parent or any Subsidiary Guarantor (other than a Subsidiary Guarantor that has liquidated all of its assets and applied all of the proceeds of such liquidation in accordance with its organizational documents) from the Guaranty or any other future guarantor (other than a Subsidiary Guarantor that has liquidated all of its assets and applied all of the proceeds of such liquidation in accordance with its organizational documents) from any liability it may undertake with respect to the Obligations;

(iii) (A) reduce the percentage specified in the definition of Required Lenders or change any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, (B) reduce the percentage specified in the definition of Required Revolving Lenders or change any other provision hereof specifying the number or percentage of Revolving Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder or (C) reduce the percentage specified in the definition of Required Term Loan Lenders or change any other provision hereof specifying the number or percentage of Term Loan Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder;

(iv) modify the definition of “Applicable Percentage”;

(v) increase (or reinstate) a Commitment of such Lender (excluding any increase as a result of an assignment of Commitments permitted under Section 12.3 and any increases contemplated under Section 2.1(c)), modify the definition of “Term Loan Availability Period” or “Term Loan Availability Termination Date” or subject such Lender to any additional obligations;

(vi) permit Parent or the Borrower to assign its rights or obligations under this Agreement;

(vii) amend Sections 2.3, 2.13(ii), 2.20, 8.1, 8.2, 11.1 or 11.2; or

(viii) extend the expiration date of any Facility Letter of Credit beyond the Revolving Facility Termination Date.

(c) Amendment of Administrative Agent’s or Issuing Lender’s Duties, Etc. No amendment, modification or waiver of any provision of this Agreement relating to the Administrative Agent or the Issuing Lender, including Section 2.22, or any Letter of Credit application and any bilateral agreement between the Borrower and the Issuing Lender regarding the Issuing Lender’s Letter of Credit Commitment or the respective rights and obligations between the Borrower and the Issuing Lender in connection with the issuance of Facility Letters of Credit shall be effective without the written consent of the Administrative Agent or the Issuing Lender, as the case may be.

(d) Technical Amendments. If the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other technical defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

(e) Conforming Changes. Notwithstanding anything to the contrary in this Section 8.2, the Administrative Agent may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents in order to implement any Benchmark Replacement or any Conforming Changes or otherwise effectuate the terms of Section 3.3(b) in accordance with the terms of Section 3.3(b).

(f) Amend and Extend Transactions.

(i) The Borrower may, by written notice to the Administrative Agent from time to time, request an extension (each, an “Extension”) of the maturity date of any Class of Loans and Commitments to the extended maturity date specified in such notice. Such notice shall (A) set forth the amount of the applicable Class of Commitments and/or Loans that will be subject to the Extension (which shall be in a minimum amount of $50,000,000 and minimum increments of $25,000,000 in excess thereof (or such other amounts as may be acceptable to the Borrower and the Administrative Agent)), (B) set forth the date on which such Extension is requested to become effective (which shall be not less than ten (10) Business Days nor more than sixty (60) days after the date of such Extension notice (or such longer or shorter periods as the Administrative Agent shall agree in its sole discretion)) and (C) identify the relevant Class of Commitments and/or Loans to which such Extension relates. Each Lender of the applicable Class shall be offered (an “Extension Offer”) an opportunity to participate in such Extension on a pro rata basis and on the same terms and conditions as each other Lender of such Class pursuant to procedures established by, or reasonably acceptable to, the Administrative Agent and the Borrower. If the aggregate principal amount of Commitments or Loans in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Commitments or Loans, as applicable, subject to the Extension Offer as set forth in the Extension notice, then the Commitments or Loans, as applicable, of Lenders of the applicable Class shall be extended ratably up to such maximum amount based on the respective principal amounts with respect to which such Lenders have accepted such Extension Offer.

(ii) The following shall be conditions precedent to the effectiveness of any Extension: (A) no Default shall have occurred and be continuing immediately prior to and immediately after giving effect to such Extension, (B) the representations and warranties of Parent and the Borrower contained in Article V shall be deemed to be made and shall be true and correct in all material respects on and as of the effective date of such Extension; provided that any representation or warranty that is qualified as to “materiality”, Material Adverse Effect or similar language shall be true and correct in all respects on such Borrowing Date and any such representation or warranty that is stated to relate solely to an earlier date shall be true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) on and as of such earlier date, (C) the Issuing Lenders shall have consented to any Extension of the Revolving Commitments, to the extent that such Extension provides for the issuance or extension of Letters of Credit at any time during the extended period and (D) the terms of such Extended Commitments and Extended Term Loans shall comply with subclause (iii) of this Section 8.2(f). Notwithstanding any other provision of this Agreement to the contrary, in no event shall the Commitments or Loans of any Lender be extended pursuant to this Section 8.2(f) unless such Lender affirmatively accepts in writing the applicable Extension Offer, it being understood and agreed that a failure by a Lender to respond to any such Extension Offer shall be deemed to be a rejection by such Lender of such Extension Offer.

(iii) The terms of each Extension shall be determined by the Borrower and the applicable extending Lenders and set forth in an Extension Amendment; provided that (A) the final maturity date of any Extended Commitment or Extended Term Loan shall be no earlier than the latest maturity date then in effect for any Class of Loans, (B)(x) there shall be no scheduled amortization of the loans or reductions of commitments under any Extended Commitments and (y) the average life to maturity of the Extended Term Loans shall be no shorter than the remaining average life to maturity of the existing Term Loans, (C) the Extended Revolving Loans and the Extended Term Loans will rank pari passu in right of payment and with respect to security with the existing Revolving Loans and the existing Term Loans and the borrower and guarantors of the Extended Commitments or Extended Term Loans, as applicable, shall be the same as the Borrower and Guarantors with respect to the existing Revolving Loans or Term Loans, as applicable, (D) the interest rate margin, rate floors, fees, original issue discount and premium applicable to any Extended Commitment (and the Extended Revolving Loans thereunder) and Extended Term Loans shall be determined by the Borrower and the applicable extending Lenders, (E)(x) the Extended Term Loans may participate on a pro rata or less than pro rata (but not greater than pro rata) basis in voluntary or mandatory prepayments with the other Term Loans and (y) borrowing and prepayment of Extended Revolving Loans, or reductions of Extended Commitments, and participation in Letters of Credit, shall be on a pro rata basis with the other Revolving Loans or Commitments (other than upon the maturity of the non-extended Revolving Loans and Commitments) and (F) the terms of the Extended Commitments or Extended Term Loans, as applicable, shall be substantially identical to the terms set forth herein (except as set forth in sub-clauses (A) through (E) above).

(iv) In connection with any Extension, the Borrower, the Administrative Agent and each applicable extending Lender shall execute and deliver to the Administrative Agent an Extension Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extension. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension. Any Extension Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to implement the terms of any such Extension, including any amendments necessary to establish Extended Commitments or Extended Term Loans as a new Class or tranche of Commitments or Term Loans, as applicable, and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Class or tranche (including to preserve the pro rata treatment of the extended and non-extended Classes or tranches and to provide for the reallocation of Revolving Exposure upon the expiration or termination of the commitments under any Class or tranche), in each case on terms consistent with this Section 8.2(f).

8.3 Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents, the Fee Letters or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations. All covenants, representations and warranties of Parent or the Borrower contained in this Agreement shall survive execution of this Agreement, delivery of the Notes, issuance of the Facility Letters of Credit and the making of the Loans herein contemplated, regardless of any investigation by any Lender and notwithstanding that any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder.

9.2 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3 Inconsistencies. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of any other Loan Document (including, for the avoidance of doubt, any Disbursement Instruction Agreement), the terms of this Agreement shall govern and control.

9.4 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.5 Entire Agreement. The Loan Documents and the Fee Letters embody the entire agreement and understanding among Parent, the Borrower, the Administrative Agent and the Lenders and supersede all prior commitments, agreements and understandings among Parent, the Borrower, the Administrative Agent and the Lenders relating to the subject matter thereof.

9.6 Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

9.7 Expenses; Indemnification.

(a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (which shall be limited, in the case of legal fees and expenses, to the reasonable and documented fees, charges and disbursements of one primary counsel, and one local counsel in each applicable jurisdiction, for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by each Issuing Lender in connection with the issuance, amendment, renewal or extension of any Facility Letter of Credit or any demand for payment thereunder and (iii) all documented out-of-pocket expenses incurred by the Administrative Agent, any Issuing Lender or any Lender (which shall be limited, in the case of legal fees and expenses, to the documented fees, charges and disbursements of one primary counsel, and one local counsel in each applicable jurisdiction, for the Administrative Agent, and not more than one primary counsel, and one local counsel in each applicable jurisdiction, for all of the other Lenders and the Issuing Lenders (selected by the Required Lenders other than the Lender acting as Administrative Agent) and, solely in the case of a conflict of interest, one additional counsel for each affected Lender or Issuing Lender), in connection with the enforcement or protection of its rights in connection with this Agreement, any other Loan Document or the Fee Letters, including its rights under this Section, or in connection with the Loans made or Facility Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Facility Letters of Credit.

(b) Parent and the Borrower shall indemnify the Administrative Agent, each Joint Lead Arranger, each Issuing Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (which shall be limited, in the case of legal fees and expenses, to the reasonable and documented fees, charges and disbursements of one primary counsel, and one local counsel in each applicable jurisdiction, for the Administrative Agent, and not more than one primary counsel, and one local counsel in each applicable jurisdiction, for all of the other Lenders and the Issuing Lenders (selected by the Required Lenders other than the Lender acting as Administrative Agent) and, solely in the case of a conflict of interest, one additional counsel for each affected Lender or Issuing Lender), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby, (ii) any Loan or Facility Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Lender to honor a demand for payment under a Facility Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Facility Letter of Credit), (iii) the Projects, (iv) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Parent, the Borrower or any of their respective Subsidiaries, or any Environmental Liability related in any way to Parent, the Borrower or any of their respective Subsidiaries, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by the Borrower, Parent or its equity holders, or the Borrower’s or Parent’s Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (x) the bad faith, gross negligence or willful misconduct of such Indemnitee, (y) a material breach of the Loan Documents by such Indemnitee and (z) any disputes solely among Indemnitees and not arising out of any act or omission of Parent, the Borrower or any of their respective Affiliates (other than (A) any proceeding against any Indemnitee solely in its capacity or in fulfilling its role as Administrative Agent, Issuing Lender, any Titled Agent or any other similar role with respect to the credit facilities evidenced by this Agreement or (B) arising as a result of an act or omission by Parent, the Borrower or any of their respective Affiliates). This Section 9.7(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Lenders under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Issuing Lenders, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Lenders in their capacity as such.

(d) To the extent permitted by applicable law, (i) the Borrower and any Loan Party shall not assert, and the Borrower and each Loan Party hereby waives, any claim against the Administrative Agent, any Titled Agent, any Issuing Lender and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through electronic, telecommunications or other information transmission systems, including an Approved Electronic Platform or otherwise via the Internet, except to the extent, as to any Lender-Related Person, they are found by a final non-appealable judgment of a court of competent jurisdiction to arise from the willful misconduct or gross negligence of such Lender-Related Person, and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, the Fee Letters or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby, any Loan or Facility Letter of Credit or the use of the proceeds thereof; provided that, nothing in this clause (d) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

(f) The provisions of this Section 9.7 shall survive the repayment of the Loans, the expiration or termination of the Commitments, and the termination of this Agreement.

9.8 Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

9.9 Accounting. Except as provided to the contrary herein, including Section 1.6, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

9.10 Severability of Provisions. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

9.11 Nonliability of Lenders. Each of Parent and the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to Parent and the Borrower with respect to the Loan Documents and the transaction contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. Each of Parent and the Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, each of Parent and the Borrower acknowledges and agrees that no Credit Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. Each of Parent and the Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Credit Parties shall have no responsibility or liability to Parent or the Borrower with respect thereto.

Each of Parent and the Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, Parent, the Borrower and other companies with which Parent or the Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

In addition, each of Parent and the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its Affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which Parent, the Borrower or such Subsidiaries may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from Parent, the Borrower or any such Subsidiary by virtue of the transactions contemplated by the Loan Documents or its other relationships with Parent, the Borrower or any such Subsidiary in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. Each of Parent and the Borrower also acknowledge, and acknowledges its Subsidiaries’ understanding, and that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to Parent, the Borrower or such Subsidiaries confidential information obtained from other companies.

9.12 CHOICE OF LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent by any Lender relating to this Agreement, any other Loan Document or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.

9.13 CONSENT TO JURISDICTION.

(a) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN (OR, IF SUCH COURT LACKS SUBJECT MATTER JURISDICTION, THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN), AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE FEE LETTERS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH FEDERAL COURT (TO THE EXTENT PERMITTED BY LAW) OR SUCH NEW YORK STATE COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE (I) ANY PARTY HERETO FROM BRINGING ANY LEGAL ACTION OR PROCEEDING IN ANY JURISDICTION FOR THE RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT, (II) IF ALL SUCH NEW YORK COURTS DECLINE JURISDICTION OVER ANY PERSON, OR DECLINE (OR, IN THE CASE OF THE FEDERAL DISTRICT COURT, LACK) JURISDICTION OVER ANY SUBJECT MATTER OF SUCH ACTION OR PROCEEDING, ANY PARTY HERETO FROM BRINGING A LEGAL ACTION OR PROCEEDING WITH RESPECT THERETO IN ANOTHER COURT HAVING JURISDICTION AND (III) IN THE EVENT A LEGAL ACTION OR PROCEEDING IS BROUGHT AGAINST ANY PARTY HERETO OR INVOLVING ANY OF ITS ASSETS OR PROPERTY IN ANOTHER COURT (WITHOUT ANY COLLUSIVE ASSISTANCE BY SUCH PARTY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES), SUCH PARTY FROM ASSERTING A CLAIM OR DEFENSE (INCLUDING ANY CLAIM OR DEFENSE THAT THIS SECTION 9.13 WOULD OTHERWISE REQUIRE TO BE ASSERTED IN A LEGAL ACTION OR PROCEEDING IN A NEW YORK COURT) IN ANY SUCH ACTION OR PROCEEDING.

(b) EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE FEE LETTERS IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 13.1. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

9.14 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.15 [Reserved].

9.16 [Reserved].

9.17 Release of Subsidiary Guaranties. If a Subsidiary has delivered a Guaranty, the Borrower may at any time request a release of such Guaranty. If there is no Default or Unmatured Default, and Parent and the Borrower would still be in compliance with all covenants if such Subsidiary were not a Subsidiary Guarantor, then Administrative Agent shall (at Borrower’s expense) deliver within ten (10) Business Days a release of such Subsidiary Guarantor without the consent of any Lender. Each of the Lenders and the Issuing Lenders irrevocably authorizes the Administrative Agent to release such Subsidiary Guarantor in accordance with this Section. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release such Subsidiary Guarantor under this Section. For the avoidance of doubt, Parent shall not be released as a Guarantor under this Section.

9.18 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

9.19 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Financial Contracts or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

ARTICLE X

THE ADMINISTRATIVE AGENT

10.1 Administrative Agent Duties, Etc. Each of the Lenders and the Issuing Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each Issuing Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

With respect to its Commitment, Loans, Letter of Credit Commitments and Facility Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Lender, as the case may be. The terms “Issuing Lenders”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Lender or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, Parent, the Borrower or any of their respective Subsidiaries or Affiliates of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Lenders.

The Administrative Agent and its Related Parties shall not have any duties or obligations except those expressly set forth herein. In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent and its Related Parties are acting solely on behalf of the Lenders and the Issuing Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and their duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing,

(a) the Administrative Agent and its Related Parties shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent or its Related Parties based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby;

(b) the Administrative Agent and its Related Parties shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise or refrain from exercising as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.2), for which the Administrative Agent shall be fully protected in so acting or refraining from acting, and, unless and until revoked in writing, such directions shall be binding upon each Lender and each Issuing Lender; provided, however, that the Administrative Agent and its Related Parties shall not be required to take any action that it (i) in good faith believes exposes it to liability unless the it receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Lenders with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent and its Related Parties may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided; and

(c) except as expressly set forth herein, the Administrative Agent and its Related Parties shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Parent, the Borrower or any of their respective Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.

Nothing in this Agreement shall require the Administrative Agent or its Related Parties to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it. Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 8.2) or in the absence of its own gross negligence or willful misconduct (which shall be deemed to exist only if determined by a court of competent jurisdiction by a final and non- appealable judgment). The Administrative Agent shall be deemed not to have knowledge of any Unmatured Default or Default unless and until written notice thereof is given to the Administrative Agent by Parent, the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.

Neither the Administrative Agent nor any of its Related Parties shall be responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by Parent and the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of Parent or the Borrower to perform its obligations hereunder or thereunder.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 12.3, (ii) may rely on the Register to the extent set forth in Section 12.3, (iii) makes no warranty or representation to any Lender or Issuing Lender and shall not be responsible to any Lender or Issuing Lender for any statements, warranties or representations made by or on behalf of Parent or the Borrower in connection with this Agreement or any other Loan Document, and (iv) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Facility Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, may presume that such condition is satisfactory to such Lender or Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Lender sufficiently in advance of the making of such Loan or the issuance of such Facility Letter of Credit.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

The Administrative Agent may resign at any time by giving thirty (30) days’ prior written notice to the Lenders, the Issuing Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor other than a Competitor (which successor shall be consented to by the Borrower, such consent not to be unreasonably withheld or delayed; provided that no consent of the Borrower shall be required if a Specified Default has occurred and is continuing). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (the “Resignation Effective Date”), then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent (other than a Competitor) which shall be a bank or financial institution with an office in the United States, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder; provided that, whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date, and with effect from such date the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.7 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

If the Person serving as Administrative Agent is a Defaulting Lender, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent and appoint a successor (other than a Competitor), which appointment shall, provided no Specified Default exists, be consented to by the Borrower, which consent shall not be unreasonably withheld or delayed. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective on the Removal Effective Date in accordance with such notice and (1) the removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section; provided, further that such Lenders so acting directly shall be and be deemed to be protected by all indemnities and other provisions herein for the benefit and protection of the Administrative Agent as if each such Lender were itself the Administrative Agent.

Any resignation by, or removal of, Wells Fargo Bank, National Association as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Lender.

Each Lender and each Issuing Lender expressly acknowledges that none of the Administrative Agent, the Joint Lead Arrangers or any of their respective Related Parties has made any representations or warranties to it and that no act taken or failure to act by the Administrative Agent, the Joint Lead Arrangers or any of their respective Related Parties, including any consent to, and acceptance of any assignment or review of the affairs of Parent, the Borrower and their respective Subsidiaries or Affiliates shall be deemed to constitute a representation or warranty of the Administrative Agent, the Joint Lead Arrangers or any of their respective Related Parties to any Lender or any Issuing Lender as to any matter, including whether the Administrative Agent, the Joint Lead Arrangers or any of their respective Related Parties have disclosed material information in their (or their respective Related Parties’) possession. Each Lender and each Issuing Lender expressly acknowledges, represents and warrants to the Administrative Agent and the Joint Lead Arrangers that (a) the Loan Documents set forth the terms of a commercial lending facility, (b) it is engaged in making, acquiring, purchasing or holding commercial loans in the ordinary course and is entering into this Agreement and the other Loan Documents to which it is a party as a Lender for the purpose of making, acquiring, purchasing and/or holding the commercial loans set forth herein as may be applicable to it, and not for the purpose of investing in the general performance or operations of Parent, the Borrower and their respective Subsidiaries, or for the purpose of making, acquiring, purchasing or holding any other type of financial instrument such as a security, (c) it is sophisticated with respect to decisions to make, acquire, purchase or hold the commercial loans applicable to it and either it or the Person exercising discretion in making its decisions to make, acquire, purchase or hold such commercial loans is experienced in making, acquiring, purchasing or holding commercial loans, (d) it has, independently and without reliance upon the Administrative Agent, the Joint Lead Arrangers, any other Lender or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and appraisal of, and investigations into, the business, prospects, operations, property, assets, liabilities, financial and other condition and creditworthiness of Parent, the Borrower and their respective Subsidiaries, all applicable bank or other regulatory applicable laws relating to the Spin-Off Transaction and the transactions contemplated by this Agreement and the other Loan Documents and (e) it has made its own independent decision to enter into this Agreement and the other Loan Documents to which it is a party and to extend credit hereunder and thereunder. Each Lender and each Issuing Lender also acknowledges and agrees that (i) it will, independently and without reliance upon the Administrative Agent, the Joint Lead Arrangers or any other Lender or any of their respective Related Parties (A) continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder based on such documents and information as it shall from time to time deem appropriate and its own independent investigations and (B) continue to make such investigations and inquiries as it deems necessary to inform itself as to Parent, the Borrower and their respective Subsidiaries and (ii) it will not assert any claim under any federal or state securities law or otherwise in contravention of this Section 10.1.

Further, the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Competitors. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Competitor or (y) have any liability with respect to or arising out of any assignment or participation of Commitments or Loans, or disclosure of confidential information, to any Competitor.

Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.

The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of Parent, the Borrower or any of their respective Subsidiaries, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions.

The provisions of this Section 10.1 shall survive the repayment of the Loans, the expiration or termination of the Commitments and the termination of this Agreement.

10.2 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Parent, the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Facility Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Facility Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Facility Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Facility Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Facility Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, the Borrower and such Lender.

(v) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Parent, the Borrower or any other Loan Party, that none of the Administrative Agent, or any Joint Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Facility Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(b) The Administrative Agent and each Joint Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Facility Letters of Credit, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, the Facility Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Facility Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

10.3 Erroneous Payments.

(a) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 10.3(a) shall be conclusive, absent manifest error.

(b) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) Parent, the Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by Parent, the Borrower or any other Loan Party except, in each case, solely to the extent such Payment is comprised of funds received by the Administrative Agent from Parent, the Borrower or another Loan Party for the purpose of making a payment on the Obligations.

(d) Each party’s obligations under this Section 10.3(a) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1 Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if Parent or the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any of its Affiliates to or for the credit or account of Parent or the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender at any time prior to the date that such Default has been fully cured, whether or not the Obligations, or any part hereof, shall then be due, subject to Section 11.2, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such Obligations may be unmatured. Notwithstanding anything to the contrary in this Section, if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

11.2 Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans of a Class (other than payments received pursuant to Sections 3.1, 3.2 or 3.4) in a greater proportion than that received by any other Lender in respect of the Loans of such Class, such Lender shall (a) notify the Administrative Agent of such fact, and (b) purchase a portion of the Loans of such Class held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans of such Class. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender shall (a) notify the Administrative Agent of such fact, and (b) promptly take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans of the applicable Class. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Lender that issues any Facility Letter of Credit), except that (i) the Borrower and Parent may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower or Parent without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Lender that issues any Facility Letter of Credit), Participants (to the extent provided in Section 12.2) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lenders and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

12.2 Participations. Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Lenders, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 8.2 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4 and 3.5 (subject to the requirements and limitations therein, including the requirements under Sections 3.5(f) and (g) (it being understood that the documentation required under Section 3.5(f) shall be delivered to the participating Lender and the information and documentation required under Section 3.5(g) will be delivered to the Borrower and the Administrative Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3; provided that such Participant (A) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under Section 12.3; and (B) shall not be entitled to receive any greater payment under Section 3.1, 3.2 or 3.5, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.1 as though it were a Lender; provided that such Participant agrees to be subject to Section 11.2 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Facility Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Facility Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

12.3 Assignments. Subject to the conditions set forth in paragraph (ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Facility Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(i) the Borrower, provided that, the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided, further that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if a Default has occurred and is continuing, any other assignee (but, in each case, the assignor or assignee shall send notice of such assignment to the Borrower);

(ii) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of (i) the Revolving Facility to an assignee that is a Revolving Lender (other than a Defaulting Lender) immediately prior to giving effect to such assignment, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) Term Loans or any unfunded Term Loan Commitments to an assignee that is a Term Loan Lender (other than a Defaulting Lender) of the same Class of Term Loans and Term Loan Commitments immediately prior to giving effect to such assignment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(iii) each Issuing Lender for any assignment under the Revolving Facility.

(b) Assignments shall be subject to the following additional conditions:

(i) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if a Default has occurred and is continuing;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(iii) the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $4,500 (or $7,500 in the case of any Defaulting Lender) (which fee the Administrative Agent may, in its sole discretion, elect to waive);

(iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about Parent, the Borrower and their related parties or its securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(v) the Borrower shall execute any and all documents (including, without limitation, a replacement promissory note) reasonably required by the assigning Lender.

(c) Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.1, 3.2, 3.4, 3.5 and 9.7). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2. Except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

(d) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Lenders and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants), the assignee’s completed administrative questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Section 12.3 and any written consent to such assignment required by this Section 12.3, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to this Agreement, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(f) (i) No assignment or participation shall be made to, and no Incremental Commitment shall be provided by, any Person that was a Competitor as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such Person or the applicable effective date of such Incremental Commitment, as the case may be (unless the Borrower has consented to such assignment or participation or Incremental Commitment in writing in its sole and absolute discretion, in which case such Person will not be considered a Competitor for the purpose of such assignment, participation or Incremental Commitment). For the avoidance of doubt, with respect to any assignee or Incremental Lender that becomes a Competitor after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Competitor”), (x) such assignee or Incremental Lender shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Competitor. Any assignment, participation or Incremental Commitment in violation of this clause (f)(i) shall not be void, but the other provisions of this clause (f) shall apply.

(ii) If any assignment or participation is made to, or any Incremental Commitment is provided by, any Competitor without the Borrower’s prior written consent in violation of clause (i) above, or if any Person becomes a Competitor after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Competitor and the Administrative Agent, (A) terminate the Commitment of such Competitor and repay all obligations of the Borrower owing to such Competitor in connection with such Commitment and/or (B) require such Competitor to assign, without recourse (in accordance with and subject to the restrictions contained in this Section), all of its interest, rights and obligations under this Agreement to one or more Persons that are not Ineligible Institutions at the lesser of (x) the principal amount thereof and (y) the amount that such Competitor paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii) Notwithstanding anything to the contrary contained in this Agreement, Competitors (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by Parent, the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Competitor will be deemed to have consented in the same proportion as the Lenders that are not Competitors consented to such matter, and (y) for purposes of voting on any Debtor Relief Plan, each Competitor party hereto hereby agrees (1) not to vote on such Debtor Relief Plan, (2) if such Competitor does vote on such Debtor Relief Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Debtor Relief Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv) The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Competitors provided by Parent or the Borrower and any updates thereto from time to time (collectively, the “Competitor List”) on the Approved Electronic Platform, including that portion of the Approved Electronic Platform that is designated for “public side” Lenders and/or (B) provide the Competitor List to each Lender requesting the same.

12.4 Lender Pledges. Any Lender may at any time pledge or assign a security interest (other than in favor of a Competitor) in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

12.5 Dissemination of Information. Each of Parent and the Borrower authorizes each Lender to disclose to any Participant or assignee or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of Parent and its Subsidiaries, subject to Section 12.6.

12.6 Confidentiality. Each of the Administrative Agent, the Issuing Lenders and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Lender or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Lender or any Lender on a non-confidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers and market data collectors, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules or regulations to a governmental, regulatory or self-regulatory authority.

12.7 USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act. Any Lender may reasonably request additional information with respect to any Loan Party in connection with such Lender’s “know your customer” procedures.

12.8 Titled Agents; No Fiduciary Relationship. None of the Lenders identified on the facing page or signature pages of this Agreement as a “Documentation Agent,” “Syndication Agent,” “Joint Lead Arranger” or “Joint Bookrunner” (each a “Titled Agent”) shall have the right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified as a Titled Agent shall have or be deemed to have any fiduciary relationship with any Lenders. Each Lender acknowledges that it has not relied, and will not rely, on any of Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder. In addition to the foregoing, each of Parent and the Borrower agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, Parent, the Borrower and their respective Affiliates, on the one hand, and the Administrative Agent, the Lenders, and each of the Lenders identified on the facing page or the signature page hereof as a Titled Agent and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders, or any Lenders so identified as a Titled Agent or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

ARTICLE XIII

NOTICES

13.1 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email or telecopy (if provided below), as follows:

(i) if to Parent or the Borrower, to it at:

c/o Curbline Properties Corp.

320 Park Avenue, 27th Floor

New York, New York 10022

Attention: Conor Fennerty

Emails: [***]; and [***]

with copies to (which shall not constitute notice):

c/o Curbline Properties Corp.

3300 Enterprise Parkway

Beachwood, Ohio 44122

Attention: Tina Yarian

Email: [***]

and

Jones Day

North Point

901 Lakeside Avenue

Cleveland, Ohio 44114-1190

Attention: Kevin Samuels

Email: [***]

(ii) if to the Administrative Agent, to it at:

Wells Fargo Bank, National Association

550 South Tryon Street, Charlotte, NC 28202

Attention: Kate Brown

Telephone No: [***]

Email: [***]

with a copy to:

Wells Fargo Bank, National Association

550 South Tryon Street, Charlotte, NC 28202

Attention: Lindsey Hucks

Telephone No: [***]

Email: [***]

(iii) if to any of Issuing Lenders, to it at:

(A) in the case of Wells Fargo Bank, National Association:

Wells Fargo Bank, National Association

Minneapolis Loan Center

MAC N9300-085

600 South 4th Street, 8th Floor

Minneapolis, Minnesota 55415,

Email: [***]

with a copy to:

Wells Fargo Bank, National Association

550 South Tryon Street

Charlotte, NC 28202

Attention: Kate Brown

Telephone No: [***]

Email: [***]

(B) in the case of PNC Bank, National Association:

PNC Bank, National Association

340 Madison Avenue, 10th Floor

New York, NY 10173

Attention: Brian P Kelly

Telephone No: [***]

Email: [***]

with a copy to:

PNC Bank, National Association

500 First Avenue

Mailstop: P7-PFSC-04-V

Pittsburgh, PA 15219

Attention: William J Corcoran III

Telephone No: [***]

Email: [***]; [***]

Fax: [***]

(iv) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through the Approved Electronic Platform, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by using the Approved Electronic Platform pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(d) Electronic Systems.

(i) Each of Parent and the Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Lenders and the other Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(ii) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Lenders and Parent and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Lenders, Parent and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(iii) The Approved Electronic Platform and the Communications are provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications, or the adequacy of the Approved Electronic Platform and expressly disclaim liability for errors or omissions in the Communications and the Approved Electronic Platform. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Approved Electronic Platform. In no event shall the Administrative Agent or any Joint Lead Arrangers or any of their respective Related Parties (collectively, the “Agent Parties”) have any liability to Parent, the Borrower, any Lender, the Issuing Lenders or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of Parent’s, the Borrower’s or the Administrative Agent’s transmission of Communications through the Internet or the Approved Electronic Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of Parent or the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to this Section, including through the Approved Electronic Platform.

(iv) Each Lender and each Issuing Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Lender’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(v) Each of the Lenders, each of the Issuing Lenders, Parent and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(vi) Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

ARTICLE XIV

COUNTERPARTS

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and the Fee Letters constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 13.1), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of Parent, the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, Parent, the Borrower and each other Loan Party hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, Parent, the Borrower and the other Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any liabilities, losses or damages arising as a result of the failure of Parent, the Borrower and/or any other Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature, except to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the willful misconduct or gross negligence of such Lender-Related Person.

(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, the Borrower, Parent, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

CURBLINE PROPERTIES LP,
as Borrower

By	/s/ Conor M. Fennerty
Name:	Conor M. Fennerty
Title:	Executive Vice President, Chief Financial Officer and Treasurer

CURBLINE PROPERTIES CORP.,
as Parent

By	/s/ Conor M. Fennerty
Name:	Conor M. Fennerty
Title:	Executive Vice President, Chief Financial Officer and Treasurer

[Signature page to Credit Agreement for Curbline Properties LP]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, as an Issuing Lender and as a Lender

By	/s/ Kate Brown
Name:	Kate Brown
Title:	Vice President

[Signature page to Credit Agreement for Curbline Properties LP]

PNC BANK, NATIONAL ASSOCIATION,
as an Issuing Lender and as a Lender

By:	/s/ Michael Miller
Name:	Michael Miller
Title:	Senior Vice President

[Signature page to Credit Agreement for Curbline Properties LP]

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Patrick T. Brooks
Name:	Patrick T. Brooks
Title:	Vice President

[Signature page to Credit Agreement for Curbline Properties LP]

KEYBANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Michael P. Szuba
Name:	Michael P. Szuba
Title:	Senior Vice President

[Signature page to Credit Agreement for Curbline Properties LP]

CAPITAL ONE, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Olana Sambo
Name:	Olana Sambo
Title:	Authorized Signatory

[Signature page to Credit Agreement for Curbline Properties LP]

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Stephanie Whitman
Name:	Stephanie Whitman
Title:	Vice President

[Signature page to Credit Agreement for Curbline Properties LP]

THE BANK OF NEW YORK MELLON,
as a Lender

By:	/s/ Cody Mainc
Name:	Cody Mainc
Title:	Director

[Signature page to Credit Agreement for Curbline Properties LP]

MORGAN STANLEY BANK, N.A.,
as a Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

[Signature page to Credit Agreement for Curbline Properties LP]

GOLDMAN SACHS BANK USA,
as a Lender

By:	/s/ Jonathan Dworkin
Name:	Jonathan Dworkin
Title:	Authorized Signatory